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TABLE OF CONTENTS
APPENDIX A INDEX

As filed with the Securities and Exchange Commission on April 26, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.
(Exact name of registrant as specified in its charter)

Delaware	2840	41-0231510
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

370 Wabasha Street North
St. Paul, Minnesota 55102
(651) 293-2233
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Lawrence T. Bell, Esq.
Senior Vice President, General Counsel and Secretary
Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
(651) 293-2981

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy Scallen, Esq. Oppenheimer Wolff & Donnelly LLP Plaza VII, Suite 3300 45 South Seventh Street Minneapolis, Minnesota 55402 (612) 607-7000	James Lisbakken, Esq. Eric DeJong, Esq. Perkins Coie LLP 1201 Third Avenue Suite 4800 Seattle, Washington 98101 (206) 359-8000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the merger of a wholly-owned subsidiary of Ecolab Inc. into Alcide Corporation have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, par value $1.00 per share(3)	N/A	N/A	$63,880,110	$8,093.61

(1)
Omitted in reliance on Rule 457(o).

(2)
Calculated as the product of (i) $21.00 and (ii) 3,041,910, which is the maximum possible number of shares of Alcide common stock to be cancelled pursuant to the merger and assumes that all outstanding options to purchase Alcide common stock are fully exercised.

(3)
Each share of common stock includes one-quarter share of a preferred stock purchase right.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[ALCIDE LOGO]	[ECOLAB LOGO]
Alcide Corporation	Ecolab Inc.

Proxy Statement/Prospectus

        Ecolab Inc. and Alcide Corporation have entered into an agreement under which Ecolab will acquire Alcide in a stock-for-stock transaction. The transaction is structured as a merger in which Alcide will become a wholly-owned subsidiary of Ecolab. Both Ecolab and Alcide believe that the merger will enhance shareholder value by providing Alcide stockholders with a premium for their Alcide shares in a transaction that is expected to be tax-free, and an opportunity to participate in the potential growth and future value of Ecolab.

        If we complete the merger, you will receive $21.00 in Ecolab common stock in exchange for your Alcide common stock. The specific number of Ecolab shares you receive will be calculated using a formula which is based on the market value of Ecolab common stock over a ten-day period ending shortly before the merger. The formula is described in greater detail in this proxy statement/prospectus.

        Ecolab's common stock is traded on the New York Stock Exchange under the symbol "ECL." On [    •    ], 2004, the closing sale price of Ecolab's common stock was $[    •    ].

        We cannot complete the merger unless Alcide stockholders adopt and approve the merger agreement and the merger, and a special meeting of Alcide stockholders has been called for that purpose. The stockholders meeting will be held on June [    •    ], 2004, at 10:00 a.m., local time, at Alcide's offices located at 8561 154th Avenue N.E., Redmond, Washington. This proxy statement/prospectus provides you with detailed information about the proposed merger and the special meeting. Please read this entire document carefully and pay particular attention to the section entitled "Risk Factors," beginning on page 17.

        Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you abstain, do not vote or do not instruct your broker how to vote any shares your broker holds for you in its name, the effect will be a vote against approval and adoption of the merger agreement and the merger. Returning your proxy card will not affect your right to vote in person if you choose to attend the special meeting. The Alcide board of directors has unanimously approved the merger agreement and the merger and recommends that you vote FOR the proposal to adopt and approve the merger agreement and the merger.

Sincerely,

Joseph P. Sasenick
Chairman and Chief Executive Officer
Alcide Corporation

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE ECOLAB COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This proxy statement/prospectus is dated [    •    ], 2004, and was first mailed to Alcide stockholders on or about [    •    ], 2004.

[ALCIDE LOGO]

Alcide Corporation
8561 154th Avenue N.E.
Redmond, Washington 98052

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE [    •    ], 2004

        To our stockholders:

        We will hold a special meeting of the stockholders of Alcide Corporation at 10:00 a.m., local time, on June [    •    ], 2004, at Alcide's offices located at 8561 154th Avenue N.E., Redmond, Washington. The purposes of the special meeting are as follows:

  1.
  To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 11, 2004, by and among Ecolab Inc., Bessy Acquisition Inc., a wholly-owned subsidiary of Ecolab, and Alcide, and the merger of Bessy Acquisition Inc. into Alcide; and

  2.
  To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Proposal 1 is more fully described in the attached proxy statement/prospectus, which you should read carefully. The merger agreement is included with the proxy statement/prospectus as Appendix A.

        We have fixed the close of business on April 23, 2004, as the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Only holders of record of Alcide common stock at the close of business on April 23, 2004, are entitled to vote at the special meeting or any adjournment or postponement of the special meeting. We cannot complete the merger unless the holders of a majority of the Alcide common stock outstanding as of the record date vote to approve the merger and the merger agreement.

        After careful consideration, your board of directors unanimously recommends that you vote FOR adoption and approval of the merger agreement and the merger.

        Please complete, sign and promptly return the proxy card in the enclosed preaddressed envelope, whether or not you expect to attend the special meeting. You can revoke your proxy at any time before it has been voted at the special meeting. Returning your proxy card will not affect your right to vote in person if you choose to attend the special meeting. If you fail to vote by proxy card or at the special meeting, or fail to instruct your broker how to vote any shares your broker holds for you in its name, or if you abstain, it will have the same effect as voting against the approval and adoption of the merger agreement and the merger. You can revoke your proxy in the manner described in this proxy statement/prospectus at any time before it has been voted at the special meeting.

        Please DO NOT send Alcide stock certificates with your proxy card. After we complete the merger, the exchange agent will send you written instructions for exchanging Alcide stock for Ecolab stock.

By order of the Board of Directors,
/s/ JOHN P. RICHARDS JOHN P. RICHARDS President and Secretary Redmond, Washington [•], 2004

REFERENCES TO ADDITIONAL INFORMATION

        As permitted under the rules of the Securities and Exchange Commission, this proxy statement/prospectus incorporates important business and financial information about Alcide and Ecolab that is not included in, or delivered with, this proxy statement/prospectus. In accordance with applicable rules of the Securities and Exchange Commission, Alcide's annual report on Form 10-K for the fiscal year ended May 31, 2003, and its quarterly report on Form 10-Q for the quarterly period ended February 29, 2004, both of which contain important business financial information about Alcide and should be read carefully, are delivered with this proxy statement/prospectus.

        You may obtain copies, without charge, of documents incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company as follows:

Ecolab Inc. 370 Wabasha Street North St. Paul, Minnesota 55102 Telephone: 651-293-2233 Attention: Corporate Secretary	Alcide Corporation 8561 154th Avenue N.E. Redmond, Washington 98052 Telephone: (425) 882-2555 Attention: Investor Relations

        For a more detailed discussion of the information about Ecolab and Alcide incorporated by reference into this proxy statement/prospectus, see "Where You Can Find More Information," beginning on page 69.

        In order to receive timely delivery of the documents in advance of the special meeting, you should make your request no later than June [    •    ], 2004, which is five business days prior to the date of the Alcide special meeting.

        Ecolab and the Ecolab logo are registered trademarks of Ecolab Inc. Alcide and the Alcide logo are registered trademarks of Alcide Corporation. Other trademarks appearing in this proxy statement/prospectus are the property of their respective holders.

i

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER
SUMMARY
The Companies
Recent Developments
Alcide's Reasons for the Merger
Recommendation of the Alcide Board of Directors
The Alcide Special Meeting
The Merger Agreement and the Merger
Interests of Certain Persons in the Merger
Material United States Federal Income Tax Consequences
Accounting Treatment
Dissenters' Rights
Federal Securities Laws Consequences
Regulatory Matters
Comparison of Stockholders' Rights and Corporate Governance Matters
SELECTED HISTORICAL FINANCIAL DATA
Selected Historical Financial Data of Ecolab
Selected Historical Financial Data of Alcide
Comparative Per Share Data
Comparative Stock Prices and Dividends
Recent Closing Prices
Ecolab Dividend Policy
Shares Held by Certain Stockholders
RISK FACTORS
THE ALCIDE SPECIAL MEETING
Date, Time and Place of the Special Meeting
Matters to be Considered at the Special Meeting
Record Date for the Special Meeting and Voting Rights
Quorum; Required Votes; Abstentions and Broker Non-Votes
Proxies; Solicitation of Proxies
Revocability of Proxies
Dissenters' Rights
THE MERGER
Structure of the Merger
Background of the Merger
Reasons for the Merger—Ecolab
Reasons for the Merger—Alcide
Fairness Opinion of Duff & Phelps
Accounting Treatment
Interests of Certain Persons in the Merger
Stock Ownership Following the Merger
Regulatory Matters
Federal Securities Laws Consequences
Material United States Federal Income Tax Consequences

ii

THE MERGER AGREEMENT
The Merger
Closing and Effective Time of the Merger
Merger Consideration
Treatment of Outstanding Options
Procedures for Exchange of Shares
Representations and Warranties
Concept of Material Adverse Effect
Covenants and Agreements
Conditions to the Merger
Termination
Termination Fee and Expense Reimbursement
Amendments
AGREEMENTS RELATED TO THE MERGER
Agreements to Facilitate Merger
Employment Agreements
COMPARISON OF STOCKHOLDERS' RIGHTS AND CORPORATE GOVERNANCE MATTERS
HENKEL STOCKHOLDER'S AGREEMENT
STOCKHOLDER RIGHTS PLAN
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
Appendix A—Agreement and Plan of Merger by and among Ecolab Inc., Bessy Acquisition Inc. and Alcide Corporation, dated as of March 11, 2004
Appendix B—Form of Agreement to Facilitate Merger
Appendix C—Fairness opinion of Duff & Phelps LLP

iii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

Q.
Why am I receiving this proxy statement/prospectus?

A:
Ecolab and Alcide have entered into an Agreement and Plan of Merger, dated March 11, 2004. Under the terms of the merger agreement, Bessy Acquisition Inc., a wholly-owned subsidiary of Ecolab, will merge into Alcide with Alcide surviving the merger. As a result, Alcide will become a wholly-owned subsidiary of Ecolab. You are being asked to approve the merger agreement and the merger.

Q:
What stockholder vote is required to approve the merger?

A:
Approval of the merger agreement and the merger will require the affirmative vote of a majority of the shares of Alcide common stock outstanding as of the record date, April 23, 2004, and entitled to vote on the proposal.

Q:
Are there any stockholders already committed to voting in favor of the merger?

A:
Yes. Alcide's officers and directors believe that the merger is in the best interests of Alcide and its stockholders. Accordingly, they and certain of their affiliates have entered into voting agreements requiring them to vote all the shares of Alcide common stock beneficially held by them in favor of adoption of the merger agreement and to vote against other potential acquisition proposals. As of March 11, 2004, the date of the merger agreement, Alcide's officers, directors and affiliates who executed voting agreements held in the aggregate approximately 22.4% of Alcide's outstanding common stock, excluding shares issuable upon exercise or conversion of options and other rights to acquire shares of Alcide common stock which such persons currently hold.

Q:
What will I receive in the merger?

A:
If we complete the merger, you will receive Ecolab common stock in exchange for your shares of Alcide common stock. The number of shares you receive will equal the number of shares of Alcide common stock you hold, multiplied by the quotient of $21.00 divided by the average Ecolab share price. The average Ecolab share price is defined as the average, rounded to the nearest full cent, of the daily closing price per share of Ecolab common stock on the New York Stock Exchange Composite Tape for each of the 10 consecutive trading days ending on the trading day that is five trading days prior to the merger. If the effective time of the merger was [    •    ], 2004, the most recent practicable date prior to the date of this proxy statement/prospectus, you would receive [    •    ] shares of Ecolab common stock for each share of Alcide common stock you hold.

Q:
Will Ecolab issue fractional shares?

A:
No. Ecolab will not issue fractional shares. In lieu of fractional shares, each holder of Alcide common stock who would otherwise have been entitled to receive a fraction of a share of Ecolab common stock will be paid an amount in cash (without interest), rounded to the nearest cent, equal to the average Ecolab share price multiplied by the fractional interest to which the holder would otherwise be entitled.

Q:
What happens as the market price of Ecolab common stock changes?

A:
The exchange ratio, and therefore the number of shares of Ecolab common stock that you will receive in the merger, is based on the average Ecolab share price over a ten-day period and not on the actual Ecolab share price on the effective date of the merger or on the date on which your Alcide shares are exchanged for Ecolab shares. Therefore, the value of the Ecolab common stock you will receive in the merger in exchange for each share of Alcide common stock you own may be greater than or less than $21.00 per share due to changes in the Ecolab share price both during and after the measurement period.

Q:
How will I know what the actual exchange ratio is?

A:
We will issue a press release and file a Current Report on Form 8-K with the SEC prior to the special meeting that will disclose the exchange ratio, assuming that the closing of the merger occurs on the same day as the special meeting. If the closing of the merger is delayed for any reason, then the announced exchange ratio could change. Additionally, you can call Georgeson Shareholder, the proxy solicitor, to receive hypothetical information about the exchange ratio updated as of the Friday immediately preceding the week of your call.

Q:
Are there risks involved in undertaking the transaction?

A:
Yes. In evaluating the transaction, you should carefully consider the factors discussed in the section entitled "Risk Factors," beginning on page 17.

Q:
What do I need to do now?

A:
After carefully reviewing and considering this proxy statement/prospectus, you should submit your proxy by mail before the special meeting so that your shares are represented at the special meeting. Even if you submit your proxy, you may also attend the special meeting scheduled to take place on June [    •    ], 2004. Alcide's board of directors unanimously recommends voting FOR the adoption and approval of the merger agreement and the merger.

Q:
Why is my vote important?

A:
The merger agreement must be approved by holders of at least a majority of the outstanding shares of Alcide common stock. If you do not vote it will have the same effect as a vote against the approval of the merger agreement.

Q:
How can I vote my shares without attending the special meeting?

A:
You may vote your shares without attending the special meeting by granting a proxy to us. You can do this by mail by completing, signing and dating your enclosed proxy card and mailing it using the enclosed postage paid envelope.

Q:
If my Alcide shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
No. Your broker will only vote your shares if you timely provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide instructions to your broker on how to vote your shares, they will not be voted. This will have the same effect as voting against the adoption and approval of the merger agreement and the merger.

Q:
What if I do not vote by proxy or at the special meeting, or if I abstain?

A:
If you fail to vote by proxy or at the special meeting or abstain from voting, it will have the same effect as a vote against the adoption and approval of the merger agreement and the merger.

Q:
Can I change my vote after I have mailed a signed proxy card?

A:
Yes. If you are a stockholder of record, you may revoke a previously-granted proxy and change your vote at any time before your proxy is voted at the special meeting in one of the following ways:

•
by delivering a written notice bearing a date later than the date of your proxy card to Computershare Trust Company, Inc., Alcide's vote tabulator, stating you would like to revoke your proxy;

•
by delivering to Computershare Trust Company a later-dated proxy card by mail; or

  •
  by attending the special meeting and voting in person by ballot (merely attending the special meeting will not revoke your previously-granted proxy and change your vote—you must cast a ballot at the special meeting).

  For shares held in the name of a bank, broker or other fiduciary, you may change your vote by timely submitting new voting instructions to the bank, broker or other fiduciary.

  You may send any notice of revocation, requests for additional proxy cards or your completed new proxy card, as the case may be, to Computershare Trust Company at the following address:

  ComputershareTrust Company, Inc.
  350 Indiana Street, Suite 800
  Golden, CO 80401
  Attention: Client Support Services
  (303) 262-0600 ext. 4737

Q:
What if I receive more than one proxy card?

A:
It may mean that your shares are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your shares are voted at the special meeting.

Q:
Should I send in my Alcide stock certificate now?

A:
No. After we complete the merger, EquiServe Trust Company, N.A., the exchange agent, will send you written instructions for exchanging your Alcide stock certificates for Ecolab common stock. If your shares are held in "street name" by your broker, you will receive instructions from your broker as to how to cause your shares to be delivered to EquiServe for exchange.

Q:
When do you expect to complete the merger?

A:
We expect to complete the merger promptly after we receive Alcide stockholder approval at the special meeting and after we receive all necessary regulatory approvals.

Q:
What are the tax consequences to me due to the merger?

A:
You generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Alcide common stock for Ecolab common stock, except to the extent you receive cash in lieu of fractional shares. To review the tax consequences to Alcide stockholders in greater detail, see "The Merger—Material United States Federal Income Tax Consequences," beginning on page 42. The tax consequences to you will depend on your particular situation. We urge you to consult your own tax advisor concerning the tax consequences to you resulting from the merger.

Q:
What will happen to Alcide if we do not complete the merger?

A:
If we do not complete the merger, Alcide will remain an independent company and may be required to pay Ecolab a termination fee of $2.5 million. In addition, Alcide would have to absorb significant merger-related costs associated with the merger, such as legal, accounting and financial advisor fees. Also, the price of Alcide common stock may decline to the extent that its current market price reflects a market assumption that we will complete the merger.

Q:
Who can I call with questions?

A:
If you would like additional copies of this proxy statement/prospectus or any documents incorporated by reference in or furnished with this proxy statement/prospectus, or, if you have questions about the merger, the special meeting, or how to vote by proxy, you should contact one of the following:

Georgeson Shareholder 17 State Street New York, NY 10004 Telephone: (800) 316-6480	Alcide Corporation 8561 154th Avenue N.E. Redmond, Washington 98052 Telephone: (425) 882-2555 Fax: (425) 861-0173 Attention: Investor Relations	Ecolab Inc. 370 Wabasha Street North St. Paul, Minnesota 55102 Telephone: (651) 293-2233 Fax: (651) 293-2573 Attention: Corporate Secretary

SUMMARY

        For your convenience, we have provided a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other documents to which we have referred you. See "Where You Can Find More Information," beginning on page 69. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in the summary.

The Companies

  Ecolab Inc.

  Ecolab Inc.
  370 Wabasha Street North
  St. Paul, Minnesota 55102
  Phone: (651) 293-2233

        Ecolab is engaged in the development and marketing of premium products and services for the hospitality, institutional and industrial markets. Ecolab provides cleaning, sanitizing, pest elimination, maintenance and repair products, systems and services primarily to hotels and restaurants, foodservice, healthcare and educational facilities, quick-service (fast food and other convenience store) units, grocery stores, commercial and institutional laundries, light industry, dairy plants and farms, food and beverage processors, pharmaceutical and cosmetics facilities and the vehicle wash industry. Ecolab is incorporated in Delaware and is headquartered in St. Paul, Minnesota and operates worldwide.

  Bessy Acquisition Inc.

  Bessy Acquisition Inc.
  370 Wabasha Street North
  St. Paul, Minnesota 55102
  Phone: (651) 293-2233

        Bessy Acquisition Inc. is a Delaware corporation and a wholly-owned subsidiary of Ecolab. Bessy was incorporated on February [    •    ], 2004, solely for the purposes of effecting the merger with Alcide. It has not engaged in any activities other than in connection with the merger agreement.

  Alcide Corporation

  Alcide Corporation
  8561 154th Avenue N.E.
  Redmond, Washington 98052
  Phone: (425) 882-2555

        Alcide is engaged in the research, development and commercialization of unique chemical compounds having intense microbiocidal activity. Alcide holds substantial worldwide rights to its discoveries through various patents, patent applications, trademarks and other intellectual property, technology, and know-how.

        Alcide is a Delaware corporation organized in 1983. Alcide's executive offices and research laboratories are located at 8561 154th Avenue NE, Redmond, Washington 98052.

Recent Developments

        On March 15, 2004, a complaint was filed against Alcide and its directors in the King County Superior Court of the State of Washington. The complaint, which purports to be brought as a class action, alleges that Alcide's directors breached their fiduciary duties in connection with their approval of the merger agreement and seeks to enjoin the transaction. Alcide believes that its actions and the actions of Alcide's board of directors relating to the merger were appropriate.

        On April 12, 2004, Alcide issued a press release reporting its results of operations for the quarterly period ended February 29, 2004, and filed with the SEC its Form 10-Q for the same period. A copy of Alcide's Form 10-Q for the quarterly period ended February 29, 2004, is being sent to you along with this proxy statement/prospectus.

Alcide's Reasons for the Merger (page 28)

        In determining to adopt the merger agreement, approve the merger and the transactions contemplated by the merger agreement, and recommend that Alcide's stockholders approve the merger agreement, the Alcide board of directors consulted with Alcide's financial advisor, as well as its legal counsel, and considered, among other things, the following factors:

  •
  the opportunity for Alcide stockholders to receive a premium over the market price for shares of Alcide common stock existing before the public announcement of the merger;

  •
  the ability of Alcide stockholders to continue to participate in the growth of the business conducted by Ecolab and Alcide following the merger and to benefit from the potential appreciation in value of shares of Ecolab common stock;

  •
  the increased market liquidity for Ecolab common stock relative to Alcide common stock;

  •
  the belief by Alcide's senior management that setting $21.00 per share as the basis for the exchange ratio, subject to the fairness opinion of its financial advisor and approval of Alcide's board of directors, provided immediate benefits to Alcide's stockholders that outweighed a floating base price for the exchange ratio that in senior management's reasonable estimation was more likely to result in a loss in value than a significant increase in value to Alcide's stockholders;

  •
  the likelihood that the merger would be completed;

  •
  the opinion of Duff & Phelps that, as of March 11, 2004, and subject to the considerations set forth in their opinion, the purchase price of $21.00 of Ecolab common stock for each outstanding share of Alcide common stock was fair to the non-management public stockholders of Alcide from a financial point of view (without giving effect to any impacts of the proposed transaction to any particular stockholder other than in its capacity as a stockholder);

  •
  the prospects of Alcide as an independent company, including, but not limited to, Alcide's more limited product portfolio that is significantly impacted by the volatility of the animal health and food safety markets in which Alcide competes, resulting in volatility in Alcide's operational results and earnings from period to period;

  •
  Ecolab's operational and financial stability relative to Alcide due to in part to Ecolab's broader product base and participation in more diverse markets, which Alcide expects will help to offset the volatility experienced in the animal health and food safety markets in which Alcide competes;

  •
  Ecolab's more extensive financial, sales, marketing and other resources that may be allocated to support Alcide's ability to introduce new products or to identify and launch new applications for existing products;

  •
  the terms and conditions of the merger agreement; and

  •
  the potential risks of the merger discussed in the section of this proxy statement/prospectus titled "Risk Factors—Risks Relating to the Merger."

        The above discussion of the factors considered by the Alcide board of directors is described more fully in the section of this proxy statement/prospectus titled "The Merger—Reasons for the Merger—Alcide."

Recommendation of the Alcide Board of Directors (page 20)

        The Alcide board of directors unanimously recommends that you vote FOR the proposal to adopt and approve the merger agreement and the merger.

The Alcide Special Meeting (page 20)

  Time, Place, Date and Purpose (page 20)

        The special meeting of Alcide stockholders will be held on June [    •    ], 2004, at 10:00 a.m. local time at Alcide's offices located at 8561 154th Avenue N.E., Redmond, Washington. The purpose of the special meeting is to vote upon the proposal to adopt and approve the merger agreement and the merger. You may also vote upon such other matters as may be properly brought before the Alcide special meeting or any adjournment or postponement of the special meeting.

  Record Date and Vote Required (page 20)

        Only Alcide stockholders of record at the close of business on the record date, April 23, 2004, are entitled to vote at the special meeting. The affirmative vote of a majority of the shares of Alcide common stock outstanding as of the record date is required to adopt and approve the merger agreement and the merger. At the close of business on the record date, there were [    •    ] shares of Alcide's common stock outstanding and entitled to vote at the Alcide special meeting, approximately [    •    ]% of which were held by directors and executive officers of Alcide and their affiliates.

        In connection with the execution of the merger agreement, Alcide's directors and officers and certain of their affiliates have entered into agreements with Ecolab requiring them to vote, or cause to be voted, all of their shares of Alcide common stock in favor of the merger agreement and the merger. These agreements also grant to Ecolab an irrevocable proxy for these purposes. These agreements presently cover an aggregate of 604,832 outstanding shares of Alcide common stock, representing approximately 22.4% of the shares entitled to vote on the merger. If these same stockholders were to exercise all presently exercisable options prior to the record date, an additional 143,414 shares (approximately 26.3% after giving effect to the exercise) would be committed to vote in favor of the merger.

The Merger Agreement and the Merger (pages 23 and 44)

        The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger. If the holders of a majority of the outstanding shares of Alcide common stock adopt and approve the merger agreement and the merger and all other conditions to the merger are satisfied or waived, Bessy Acquisition Inc. will merge into Alcide. As a result, Alcide will survive as a wholly-owned subsidiary of Ecolab.

  What You Will Receive (page 44)

        If we complete the merger, you will receive $21.00 in Ecolab common stock in exchange for your Alcide common stock. The specific number of Ecolab shares you receive will be calculated using a formula which is based on the market value of Ecolab common stock over a ten-day period ending shortly before the merger. The actual price of Ecolab common stock at the time the merger is completed may be higher or lower than the average Ecolab price on which the exchange ratio is based. As a result, the value of the shares of Ecolab common stock to which you become entitled on the date the merger closes may be more or less than $21.00 per share of Alcide common stock. Cash will be paid in lieu of any fractional shares of Ecolab common stock.

        Assuming an average Ecolab share price of [    •    ], which was the closing price of Ecolab common stock on [    •    ], 2004, Ecolab would issue [    •    ] shares of Ecolab common stock for each share of Alcide common stock, resulting in an aggregate issuance of approximately [    •    ] shares of Ecolab common stock to holders of Alcide common stock. Following completion of the merger, and assuming Ecolab does not issue any additional shares of its common stock, Alcide stockholders would own approximately [    •    ]% of the issued and outstanding shares of Ecolab common stock.

  Treatment of Outstanding Options (page 44)

        Each outstanding stock option granted under Alcide's 2001 Stock Incentive Plan has become fully vested and exercisable, contingent upon completion of the merger. To the extent not exercised prior to the merger, each such option will be cancelled and converted into the right to receive a cash payment equal to $21.00 multiplied by the number of shares subject to the option, less the aggregate exercise price of the option. For example, an option to purchase 100 shares of Alcide common stock at an exercise price of $15.00 per share would be converted into the right to receive a cash payment of $600.00 ($21.00 × 100 shares - $1,500 = $600).

        The automatic conversion mechanism does not apply to any other options granted by Alcide, including those granted under its 1993 Inventive Stock Option Plan and its 1996 Stock Option Plan for Nonemployee Directors. However, the merger agreement requires Alcide to use commercially reasonable efforts to cause the holders of these options to agree to a cash-out on the same terms applicable to options granted under the 2001 Stock Incentive Plan. Ecolab will assume any options that are not cashed-out.

  Opinion of Alcide's Financial Advisor (page 30)

        In deciding to adopt the merger agreement and recommend its approval to the Alcide stockholders, Alcide's board of directors considered, among other things, an opinion from its financial advisor, Duff & Phelps, LLC. Duff & Phelps delivered its opinion to the Alcide board of directors on March 11, 2004, that the consideration to be received in the merger by holders of Alcide common stock is fair to the non-management public stockholders, from a financial point of view (without giving effect to any impacts of the proposed transaction on any particular stockholder other than its capacity as a stockholder. The full text of the Duff & Phelps opinion is attached as Appendix C. You should read the Duff & Phelps opinion in its entirety. The Duff & Phelps opinion does not constitute a recommendation as to how you should vote on the merger agreement and the merger.

  Conditions to the Merger (page 51)

        Ecolab and Alcide will not complete the merger unless a number of conditions are satisfied or have been waived, including customary conditions relating to Alcide stockholder approval, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of pending litigation relating to the merger, the accuracy of representations and warranties, the performance pre-closing obligations, and the absence of a material adverse effect on the other party. In addition, Ecolab is not required to complete the merger if there are more than 3,041,910 shares of Alcide common stock outstanding, including shares subject to outstanding options. The condition requiring the expiration or termination of the Hart-Scott-Rodino waiting period was satisfied on April 7, 2004, when the government granted early termination of the waiting period.

        Shortly following the public announcement of the merger, an Alcide stockholder filed a complaint in the King County Superior Court of the State of Washington alleging that the Alcide board of directors breached its fiduciary obligations in approving the merger agreement and the merger. The Alcide board of directors believes that it acted appropriately. Nevertheless, Ecolab may elect not to complete the merger so long as the lawsuit is pending and Ecolab may elect not to complete the merger if the lawsuit is decided or settled in a manner that causes another condition not to be satisfied.

  Termination (page 52)

        In addition to termination by mutual agreement, Ecolab and Alcide may terminate the merger agreement under a number of other circumstances, including failing to complete the merger by September 11, 2004, the existence of a governmental or legal restraint prohibiting the merger, failing to obtain Alcide stockholder approval, and following certain breaches of representations and warranties or obligations by the other party. The merger agreement may also be terminated:

  •
  by Ecolab, if Alcide materially breaches its nonsolicitation obligations or its obligations in relation to the preparation of the proxy statement or calling the special meeting of Alcide stockholders;

  •
  by Ecolab, if Alcide's board of directors recommends, approves, accepts or enters into an agreement regarding a competing acquisition proposal, or withdraws or adversely modifies its recommendation of the merger with Ecolab;

  •
  by Ecolab, if a tender offer or exchange offer is commenced in relation to Alcide and Alcide's board of directors fails within 10 days to recommend against acceptance or takes no position in response to the tender offer;

  •
  by Ecolab, if the average Ecolab stock price is less than $21.00; or

  •
  by Alcide, if its board of directors has authorized acceptance of a superior acquisition proposal, provided the authorization occurs before the Alcide stockholders approve the merger, Alcide has complied with its nonsolicitation obligations, and Alcide has paid a $2.5 million termination fee to Ecolab.

        Ecolab also has a right to terminate the merger agreement at any time after the receipt of a request for additional information under the Hart-Scott-Rodino Act. However, the government has granted early termination of the Hart-Scott-Rodino waiting period without submitting a request for additional information.

  Termination Fee and Expense Reimbursement (page 53)

        Alcide has agreed to pay Ecolab a termination fee of $2.5 million in the event the merger agreement is terminated under certain circumstances. Ecolab has agreed to reimburse Alcide for all of its costs and expenses incurred in connection with the merger agreement and the merger, up to a maximum of $500,000, in the event Ecolab terminates the merger agreement because the average Ecolab stock price is less than $21.00.

  No Solicitation of Competing Transactions (page 48)

        The merger agreement prohibits Alcide from soliciting, encouraging or otherwise facilitating potential alternative acquisition transactions with third parties. The Alcide board of directors can provide information or negotiate with third parties to the extent required to comply with their fiduciary duties, but Alcide must promptly notify Ecolab if it receives offers or proposals for any such alternative transactions.

        Alcide's directors and certain of their affiliates, who collectively owned an aggregate of approximately 22.4% of the total outstanding common stock of Alcide (excluding shares issuable upon exercise of options to acquire shares of Alcide common stock which such persons currently hold) as of the record date for the special meeting, have entered into a voting agreement with Ecolab. Under the voting agreement, Alcide's directors and their affiliates have agreed to vote, and have granted Ecolab an irrevocable proxy and power of attorney to vote, all of their shares of Alcide common stock in favor of the approval of the merger agreement and against any competing acquisition proposal. Alcide's directors and certain of their affiliates have also agreed not to dispose of, or enter into any other voting arrangement with respect to, their shares of Alcide common stock. The voting agreement terminates upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

        Even if Alcide's board of directors considers a proposal that it determines to be a superior proposal, Alcide may be required to hold the special meeting of its stockholders to consider and vote on the proposal to approve the merger agreement and Alcide's directors and certain of their affiliates will be required to vote in favor of the approval of the merger agreement.

Interests of Certain Persons in the Merger (page 39)

        When you consider the Alcide board's recommendation in favor of the merger, you should be aware that a number of Alcide directors and officers have interests in the merger that may differ from, or be in addition to, your interests. In particular:

  •
  Ecolab has chosen not to assume options granted under Alcide's 2001 Stock Incentive Plan. Therefore, all such options whether or not vested, including those held by Alcide's officers, have automatically become fully vested and exercisable contingent upon completion of the merger and, if not exercised prior to the merger, will terminate and automatically convert into the right to receive cash upon completion of the merger to the extent that the exercise price is less than $21.00 per share. The automatic cash-out mechanism does not apply to other options granted by Alcide, although the merger agreement requires Alcide to use commercially reasonable efforts to cause the holders of those other options, including options held by directors and officers, to agree to a cash-out on the same economic terms. The specific cash payment will be determined as described on page 44 under "The Merger Agreement—Treatment of Outstanding Options."

  •
  To help ensure a successful integration of Alcide into Ecolab, Ecolab has entered into an employment agreement with Joseph A. Sasenick, Alcide's Chairman and Chief Executive Officer. The employment agreement will continue in effect for a period of six months after the merger or until February 18, 2005, whichever is later, at which time Ecolab and Mr. Sasenick will enter into a three year consulting agreement. Ecolab has also entered into employment agreements with Alcide's three other officers, each of whom Ecolab believes to be important to the future operations of Alcide. These individuals include John P. Richards, the President and Chief Financial Officer, G. Kere Kemp, the Executive Vice President and Chief Scientific Officer, and James L. Winter, the Corporate Vice President and General Manager, Animal Health. Each of these employment agreements, which are conditioned upon completion of the merger, are discussed in greater detail on page 55 under "Agreements Related to the Merger—Employment Agreements."

  •
  If we complete the merger, Alcide's existing indemnification obligations in relation to pre-closing matters will continue for a period of six years after the merger, and Ecolab has agreed to guarantee and honor those indemnification obligations. In addition, prior to completion of the merger, Alcide is required to purchase a six-year extended reporting period endorsement under its existing directors' and officers' insurance policy, provided that the price of the endorsement may not exceed $200,000 without Ecolab's prior written consent.

Material United States Federal Income Tax Consequences (page 42)

        You generally will not recognize gain or loss for United States federal income tax purposes on your exchange of Alcide common stock for Ecolab common stock, except to the extent you receive cash in lieu of fractional shares. The tax consequences to you of the merger will depend on the facts of your particular situation. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Accounting Treatment (page 39)

        Ecolab will record the merger using the purchase method of accounting in accordance with accounting principles generally accepted in the United States. This means that for financial reporting purposes, Ecolab will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting Ecolab will record the fair value of Alcide's assets and liabilities on its consolidated financial statements, with the remaining purchase price in excess of the fair value of Alcide's net assets recorded as goodwill.

Dissenters' Rights (page 22)

        You are not entitled to dissenters' rights or appraisal rights under the Delaware General Corporation Law or otherwise in connection with the merger.

Federal Securities Laws Consequences (page 41)

        All shares of Ecolab common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either Alcide or Ecolab for purposes of the Securities Act of 1933, as amended. Shares of Ecolab common stock held by these affiliates may only be sold pursuant to a registration statement or an applicable exemption under the Securities Act.

Regulatory Matters (page 41)

        Both Ecolab and Alcide made filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice as required by the Hart-Scott-Rodino Act in connection with the merger. Early termination of the applicable waiting period was granted on April 7, 2004, although either agency may still at any time take action against Ecolab and Alcide in relation to the merger, even after the merger is completed. We are not aware of any other governmental approvals or actions that are required to complete the merger other than compliance with federal securities laws and Delaware corporate law.

Comparison of Stockholders' Rights and Corporate Governance Matters (page 58)

        After we complete the merger, you will become an Ecolab stockholder. Differences between Alcide's certificate of incorporation and by-laws and Ecolab's certificate of incorporation and by-laws will result in changes to your rights when you become an Ecolab stockholder.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Financial Data of Ecolab

        The following selected financial data as of and for each of the five years in the period ended December 31, 2003, have been derived from Ecolab's audited consolidated financial statements. We are providing the following Ecolab selected historical consolidated financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with the respective audited consolidated financial statements of Ecolab, including the notes thereto, incorporated herein by reference and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Ecolab contained in or incorporated in the annual reports and other information that Ecolab has filed with the SEC. See "Where You Can Find More Information," beginning on page 69.

	For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except per share amounts)
Consolidated Statement of Income Data
Net sales	$3,761,819	$3,403,585	$2,320,710	$2,230,661	$2,049,798
Operating income	482,658	395,866	318,179	343,139	289,951
Net income	277,348	209,770	188,170	206,127	175,786
Net income per share of common stock
Basic	1.07	0.81	0.74	0.81	0.68
Diluted	1.06	0.80	0.72	0.78	0.65
Weighted-average common shares outstanding
Basic	259,454	258,147	254,832	255,505	259,099
Diluted	262,737	261,574	259,855	263,892	268,837
Dividends declared per common share	$0.2975	$0.2750	$0.2625	$0.2450	$0.2175
Consolidated Balance Sheet Data
Current assets	$1,150,340	$1,015,937	$929,583	$600,568	$577,321
Total assets	3,228,918	2,865,907	2,525,000	1,714,011	1,585,946
Current liabilities	851,942	853,828	827,952	532,034	470,674
Long-term debt (excluding current maturities)	604,441	539,743	512,280	234,377	169,014
Shareholders' equity	1,295,426	1,099,751	880,352	757,007	762,016
Book value per common share	$5.03	$4.23	$3.44	$2.98	$2.94

        Ecolab's former Henkel-Ecolab joint venture is included as a consolidated subsidiary effective with Ecolab's purchase of the remaining 50% interest of this joint venture not already owned on November 30, 2001. Results for 2002 and 2003 reflect the discontinuance of the amortization of goodwill under the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." All per share and shares outstanding data reflect the two-for-one stock split in the form of a 100% stock dividend paid June 6, 2003, to stockholders of record on May 23, 2003.

Selected Historical Financial Data of Alcide

        The following selected historical financial data for each of the five years in the period ended May 31, 2003, have been derived from Alcide's audited consolidated financial statements. The financial data as of February 29, 2004, and February 28, 2003, and for each of the nine-month periods then ended, have been derived from Alcide's unaudited condensed consolidated financial statements that include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Alcide for the periods and dates presented. We are providing the following Alcide selected historical consolidated financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with Alcide's audited and unaudited consolidated financial statements, the related notes and the discussion contained in Alcide's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, and Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2004, both of which have been delivered to you along with this proxy statement/prospectus and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Alcide" contained in or incorporated in these reports and other information that Alcide has furnished with this proxy statement/prospectus or filed with the SEC. See "Where You Can Find More Information," beginning on page 69.

	For the Nine Months Ended,
			For the Year Ended May 31,
	February 29, 2004	February 28, 2003
			2003	2002	2001	2000	1999
	($ in thousands, except per share amounts or as otherwise indicated)
Operations Data:
Total revenue	$17,270	$16,327	$21,924	$21,989	$17,958	$12,440	$11,221
Operating income (loss)	512	1,200	1,735	2,589	2,213	(949)	(1,852)
Net income (loss)	362	776	1,130	1,781	1,538	(447)	(974)
Earnings (loss) per common share and potential common share
Basic	0.14	0.29	0.42	0.67	0.60	(0.18)	(0.38)
Diluted	0.14	0.29	0.42	0.65	0.58	(0.18)	(0.38)
Weighted-average shares outstanding
Basic	2,666	2,657	2,658	2,643	2,573	2,519	2,550
Diluted	2,680	2,682	2,680	2,720	2,655	2,519	2,550
Dividends declared per share	—	—	—	—	—	—	—
Balance Sheet Data:
Current assets	11,791	11,068	9,812	9,019	8,161	6,373	11,643
Total assets	22,319	23,035	21,369	21,865	19,003	14,530	15,620
Current liabilities	1,329	3,196	1,303	3,370	2,802	971	1,210
Long-term obligations (excluding current maturities)	597	586	573	121	—	158	316
Redeemable preferred stock	159	167	167	180	190	190	190
Shareholders' equity	20,234	19,087	19,325	18,194	16,010	13,211	13,904
Book value per common share	7.50	7.16	7.28	6.85	6.09	5.24	5.50

        Results for 2002 and 2003 reflect the discontinuance of the amortization of goodwill under the provisions of Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

Comparative Per Share Data

        The following tables present historical per share data of Alcide as of and for the nine months ended February 29, 2004, and fiscal year ended May 31, 2003, and of Ecolab as of and for the year ended December 31, 2003. You should read this data along with the historical consolidated financial statements and the related notes of Ecolab and Alcide incorporated by reference into this proxy statement/prospectus and, with respect to Alcide, furnished herewith.

        Because the number of shares of Ecolab common stock to be issued in the merger will not be known until the fifth trading day prior to the completion of the merger, Alcide's equivalent per share data cannot be computed at this time. That information will be available via telephone, toll-free, at 1-800-316-6480. Hypothetical Alcide equivalent per share data is presented below using the closing sale price of a share of Ecolab common stock on [    •    ], 2004, which was $[    •    ] and a resulting hypothetical exchange ratio of [    •    ]. The hypothetical Alcide equivalent per share data was calculated by multiplying the actual Ecolab per share data by the hypothetical exchange ratio of [    •    ]. No pro forma Ecolab information giving effect to the merger is presented because the merger will not materially change the Ecolab historical amounts presented.

        Alcide historically has not paid cash dividends on its common shares.

	Alcide		Ecolab
	Nine Months Ended February 29, 2004	Fiscal Year Ended May 31, 2003	Fiscal Year Ended December 31, 2003
Historical
Net income per share, diluted	$0.14	$0.42	$1.06
Book Value per share (as of end of period)	$7.50	$7.28	$5.03
Dividends declared per share	$—	$—	$0.2975
Hypothetical Alcide Equivalent
Net income per share, diluted	N.A.	N.A.	[•]
Dividends declared per share	N.A.	N.A.	[•]
Book Value per share (as of end of period)	N.A.	N.A.	[•]

Comparative Stock Prices and Dividends

        Ecolab common stock is listed and traded on the New York Stock Exchange under the symbol "ECL." Alcide common stock is listed and traded on the Nasdaq National Market under the symbol "ALCD." The following table sets forth, for the calendar periods indicated, the high and low sales prices per share of Ecolab common stock as reported by the New York Stock Exchange and per share of Alcide common stock as reported by the Nasdaq National Market. The table also sets forth the quarterly cash dividends per share declared by Ecolab with respect to its common stock. All Ecolab per share information reflects the two-for-one stock split declared in June 2003. Alcide has not paid dividends with respect to its common stock.

				ALCIDE COMMON STOCK
	ECOLAB COMMON STOCK
CALENDAR PERIOD
	High	Low	Dividends	High	Low
2000
First Quarter	$20.38	$14.00	$0.0600	$24.56	$11.38
Second Quarter	$20.63	$17.47	$0.0600	$19.88	$11.25
Third Quarter	$20.00	$16.63	$0.0600	$23.94	$14.06
Fourth Quarter	$22.85	$17.03	$0.0650	$37.00	$22.63
2001
First Quarter	$22.09	$18.94	$0.0650	$33.13	$19.69
Second Quarter	$21.60	$18.18	$0.0650	$34.50	$25.05
Third Quarter	$21.00	$14.25	$0.0650	$34.00	$24.90
Fourth Quarter	$20.53	$17.10	$0.0675	$27.50	$20.40
2002
First Quarter	$23.94	$19.43	$0.0675	$25.75	$21.96
Second Quarter	$24.00	$21.25	$0.0675	$25.25	$18.05
Third Quarter	$24.51	$18.27	$0.0675	$20.50	$14.86
Fourth Quarter	$25.20	$20.71	$0.0725	$17.48	$13.00
2003
First Quarter	$26.00	$23.08	$0.0725	$17.04	$12.20
Second Quarter	$27.92	$24.21	$0.0725	$14.83	$9.82
Third Quarter	$26.80	$23.78	$0.0725	$14.82	$10.71
Fourth Quarter	$27.89	$25.15	$0.0800	$17.00	$13.00
2004
First Quarter	$28.61	$26.12	$0.0800	$20.60	$14.21

        On [    •    ], 2004, there were approximately [    •    ] shares of Alcide common stock and [    •    ] shares of Ecolab common stock outstanding.

Recent Closing Prices

        The following table sets forth the high, low and closing prices per share of Ecolab common stock as reported on the New York Stock Exchange and Alcide common stock as reported on the Nasdaq National Market on March 11, 2004, the last trading day before the public announcement of the merger agreement, and on [    •    ], 2004, the most recent practicable date prior to the date of this proxy statement/prospectus for which closing prices were available. The equivalent per share value is determined by multiplying the closing price of Ecolab common stock as of the dates shown below by the assumed exchange ratio of 0.7565 and 0.[    •    ], respectively. The assumed exchange ratio was calculated by dividing $21.00 by the closing price of Ecolab common stock as of the dates shown below. The actual exchange ratio will be calculated by dividing $21.00 by the average Ecolab share price over the 10-trading day period ending five trading days prior to completion of the merger. The actual exchange ratio will not necessarily equal the assumed exchange ratio.

		Ecolab			Alcide
	High	Low	Closing	High	Low	Closing	Equivalent Per Share of Alcide Common Stock
March 11, 2004	$28.20	$27.69	$27.76	$16.75	$16.00	$16.00	$21.00
[•], 2004	[•]	[•]	[•]	[•]	[•]	[•]	$21.00

        The market price of Ecolab common stock is likely to fluctuate prior to the merger. You should obtain current market quotations. We cannot predict the future prices for Ecolab common stock.

Ecolab Dividend Policy

        The holders of Ecolab common stock receive dividends if and when declared by the Ecolab board of directors out of funds legally available for that purpose. Ecolab expects to continue paying quarterly cash dividends on its common stock for the foreseeable future. The declaration and payment of dividends after the merger will depend upon business conditions, operating results and the Ecolab board of directors' consideration of other relevant factors. Ecolab declared dividends of $77,132,000 in 2003, or approximately 28% of Ecolab's 2003 consolidated net income. Per share dividends declared of $0.2975 in 2003 increased 8.2% from 2002.

Shares Held by Certain Stockholders

        Approval and adoption of the merger agreement and the merger by the Alcide stockholders requires the affirmative vote of the holders of a majority of the shares of Alcide common stock outstanding and entitled to vote at the special meeting. As of [    •    ], 2004, approximately 22.4% of the outstanding shares of Alcide common stock were held by directors and officers of Alcide and their affiliates. Neither Ecolab nor any of its directors or officers owns any shares of Alcide common stock.

RISK FACTORS

        In deciding whether to vote for adoption and approval of the merger agreement and the merger, we urge you to carefully read and consider the following risk factors, in addition to the other information contained in this proxy statement/ prospectus. We also urge you to refer to the additional risk factors and disclosures regarding forward looking statements identified in the periodic reports and other documents of Ecolab and Alcide incorporated by reference into this proxy statement/prospectus and listed in the section captioned "Where You Can Find More Information," beginning on page 69.

The value of the Ecolab common stock you receive in the merger may be less than the market price at the time the merger is completed.

        The exchange ratio in the merger is based on the average Ecolab share price over the 10-trading day period ending five trading days prior to completion of the merger. The price of Ecolab stock will change during this period and will continue to fluctuate until you receive your shares. Therefore, the price of Ecolab common stock at the time you receive your shares may be higher or lower than $21.00 per share.

The market price for shares of Ecolab common stock may be affected by factors different from those affecting shares of Alcide common stock, and the market value of Ecolab common stock may decrease after the closing date of the merger.

        Upon completion of the merger, the holders of Alcide common stock will become holders of Ecolab common stock. Ecolab's current businesses and markets differ from those of Alcide and, accordingly, the results of Ecolab's operations after the merger may be affected by factors different from those currently affecting the results of Alcide's operations. The market value of the shares of Ecolab common stock you receive in the merger could decrease following the closing date of the merger. For a discussion of the businesses of Ecolab and Alcide and of factors to consider in connection with those businesses, please see the documents incorporated by reference into this proxy statement/prospectus and listed under the section captioned "Where You Can Find More Information," beginning on page 69.

The rights associated with Alcide common stock differ from the rights associated with Ecolab common stock.

        There are differences between the rights associated with Alcide common stock and the rights associated with Ecolab common stock, even though both companies are incorporated in Delaware. Due to these differences, Alcide stockholders may have less protection in relation to certain matters once they become Ecolab shareholders. For a discussion of the differences between these rights, please see the section captioned "Comparison of Stockholder Rights and Corporate Governance Matters," beginning on page 58.

Alcide's directors and officers may have interests in the merger that are different from, or in addition to, your interests.

        When you consider the Alcide board's recommendation in favor of the merger, you should be aware that some Alcide directors and officers have interests in the merger that may differ from, or be in addition to, your interests. In particular:

  •
  Ecolab has chosen not to assume options granted under Alcide's 2001 Stock Incentive Plan. Therefore, all such options, including those held by Alcide's officers, have fully vested and, if not exercised prior to the merger, will terminate and automatically convert into the right to receive cash upon completion of the merger to the extent that the exercise price is less than $21.00 per share. The automatic cash-out mechanism does not apply to any other options granted by Alcide, although the merger agreement requires Alcide to use commercially reasonable efforts to cause the holders of those other options, including options held by directors and officers, to agree to a cash-out on the same economic terms. The specific cash payment will be determined as described on page 44 under "The Merger Agreement—Treatment of Outstanding Options."

  •
  To help ensure a successful integration of Alcide into Ecolab, Ecolab has entered into an employment agreement with Joseph A. Sasenick, Alcide's Chairman and Chief Executive Officer. The employment agreement will continue in effect for a period of six months or until February 18, 2005, whichever is later, at which time Ecolab and Mr. Sasenick will enter into a three year consulting agreement. Ecolab has also entered into employment agreements with Alcide's three other officers, each of whom Ecolab believes to be important to the future operations of Alcide through integration and beyond. These individuals include John P. Richards, the President and Chief Financial Officer, Kere Kemp, the Executive Vice President and Chief Scientific Officer, and Jim Winter, the Corporate Vice President and General Manager, Animal Health. Each of these employment agreements, which are conditioned upon completion of the merger, are discussed in greater detail on page 55 under "Agreements Related to the Merger—Employment Agreements."

  •
  If we complete the merger, Alcide's existing indemnification obligations in relation to pre-closing matters will continue for a period of six years, and Ecolab has agreed to guarantee and honor those indemnification obligations. In addition, prior to completion of the merger, Alcide is required to purchase the six-year extended reporting period endorsement under its existing directors' and officers' insurance policy, provided that the price of the endorsement may not exceed $200,000 without Ecolab's prior written consent.

If the merger is not completed, Alcide will have incurred substantial costs which may adversely affect Alcide's financial results and operations and the market price for Alcide common stock.

        The merger is subject to a number of conditions, and there can be no assurance that the conditions will all be satisfied. You should note, in particular, that an Alcide stockholder has filed a class action lawsuit against Alcide alleging that the Alcide directors have breached their fiduciary obligations by approving the merger agreement and the merger. Ecolab is not required to complete the merger so long as the lawsuit is pending, and will not be required to complete the merger if the lawsuit is decided or settled on terms that cause one or more of the other conditions not to be satisfied.

        If the merger is not completed, Alcide will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. Also, if the merger is not completed under specified circumstances, Alcide will be obligated to pay Ecolab a termination fee of $2.5 million, as well as costs, expenses (including attorneys' fees) and interest in connection with any suit brought by Ecolab to obtain the termination fee if the termination fee is not promptly paid by Alcide when due. Please see the section captioned "The Merger Agreement—Termination Fee and Expense Reimbursement," beginning on page 53. In addition, if the merger is not completed, Alcide may experience a negative reaction from the financial markets and Alcide's collaborative partners, customers and employees. Each of these factors may adversely affect the price of Alcide common stock and its financial results and operations.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Alcide.

        Until the merger becomes effective, and with some exceptions, Alcide is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to an acquisition proposal from any person other than Ecolab. Alcide also has agreed to pay a termination fee to Ecolab of $2.5 million if the merger agreement is terminated in specified circumstances, including circumstances in which Alcide takes any of these prohibited actions or fails to obtain the approval of its stockholders after a proposal from an eventual third-party acquiror is received by Alcide or publicly announced. These provisions could discourage other companies from trying to acquire Alcide even though those other companies might be willing to offer greater value to Alcide stockholders than Ecolab has offered in the merger. The payment of the termination fee could also have a material adverse effect on Alcide's financial condition. For a more detailed discussion of these provisions of the merger agreement, see the sections of this proxy statement/prospectus titled "The Merger Agreement—Covenants and Agreement—No Solicitation of Alternative Acquisition Proposals" on page 48.

The transaction may be completed even though material adverse changes may result from the announcement of the transaction, industry-wide changes and other causes.

        In general, each party can refuse to complete the transaction if there is a material adverse change affecting Ecolab and Alcide between the date of signing of the merger agreement, March 11, 2004, and the closing of the transaction. However, certain types of changes will not prevent the transaction from going forward, even if they would have a material adverse effect on Ecolab or Alcide, including:

  •
  any change, event, violation, inaccuracy, circumstance or effect that results from the public announcement or pendency of the transactions contemplated by the merger agreement;

  •
  changes affecting the dairy, meat, poultry or fish processing, animal health or food safety industries generally; or

  •
  changes affecting the United States economy generally.

        If adverse changes occur but Ecolab and Alcide must still complete the transaction, the business of Ecolab and Alcide may suffer.

THE ALCIDE SPECIAL MEETING

        This proxy statement/prospectus is being mailed on or about [    •    ], 2004, to holders of record of Alcide common stock as of the close of business on April 23, 2004, and constitutes notice of the Alcide special meeting in conformity with the requirements of the General Corporation Law of the State of Delaware. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Alcide board for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

        The Alcide special meeting is scheduled to be held as follows:

    June [    •    ], 2004
    10:00 a.m., local time
    at 8561 154th Avenue N.E.
    Redmond, Washington 98052

Matters to be Considered at the Special Meeting

        The purpose of the special meeting of Alcide's stockholders is to consider and vote upon a proposal to adopt and approve the merger agreement and the merger. Alcide stockholders may also consider and vote upon such other matters as may properly be brought before the Alcide special meeting, including any adjournment or postponement of the special meeting.

        THE ALCIDE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, ARE ADVISABLE AND IN THE BEST INTERESTS OF ALCIDE AND ITS STOCKHOLDERS, UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

Record Date for the Special Meeting and Voting Rights

        Only holders of record of Alcide common stock at the close of business on the record date, April 23, 2004, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were [    •    ] shares of Alcide common stock outstanding held by approximately [    •    ] holders of record. Each holder of record of Alcide common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

        As of the record date, Alcide's directors and officers and their respective affiliates held approximately [    •    ]% of the outstanding shares of Alcide common stock. If they were to exercise all presently exercisable options, such persons would hold approximately [    •    ]% of the outstanding shares of Alcide common stock. The directors and executive officers of Alcide have entered into agreements with Ecolab requiring them to vote, or cause to be voted, the shares beneficially owned by them in favor of the adoption and approval of the merger agreement and the merger, as described under the heading "Agreements Related to the Merger—Agreements to Facilitate Merger," beginning on page 55. Ecolab also holds irrevocable proxies to vote all such shares.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Alcide common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes, which are executed proxies returned by a broker holding shares in "street name" that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to the adoption and approval of the merger agreement and the merger, will be counted for purposes of determining whether a quorum exists.

        Adoption and approval of the merger agreement and the merger requires the affirmative vote of a majority of the shares of Alcide common stock outstanding as of the record date and entitled to vote.

        All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by a signed proxy will be voted "FOR" the adoption and approval of the merger agreement and the merger. The failure to submit a vote by proxy card or in person at the special meeting, an abstention and broker non-votes will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and the merger.

Proxies; Solicitation of Proxies

        To vote by proxy, you should complete your proxy card and return it in the enclosed pre-addressed return envelope. If your shares are held in an account at a brokerage firm, bank or other fiduciary, you must direct them how to vote your shares. Your broker, firm, bank or other fiduciary will vote your shares only if you provide directions stating how to vote by following the instructions provided to you by your broker or bank.

        Alcide does not expect that any matter other than adoption and approval of the merger agreement and the merger will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

        The solicitation of proxies may include mail, telephone, facsimile and electronic mail. The cost of the solicitation of proxies from holders of Alcide common stock and all related costs will be borne by Alcide. Alcide has retained a proxy solicitor, Georgeson Shareholder, to assist in the solicitation of proxies for the special meeting at an estimated cost to Alcide of $8,000, plus reimbursement of reasonable expenses. In addition, Alcide may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telecopy, e-mail or personal solicitation by directors, officers or other regular employees of Alcide. No additional compensation will be paid to directors, officers or other regular employees for these services.

        If you have any questions or need assistance in filling out our submitting your proxy card, please contact Georgeson Shareholder at the following address and telephone number:

  Georgeson Shareholder
  17 State Street
  New York, NY 10004
  (800) 316-6480

Revocability of Proxies

        If you are a stockholder of record, you may revoke and change your vote at any time prior to the special meeting by:

  •
  delivering a written notice bearing a date later than the date of your proxy card to Computershare Trust Company, that you would like to revoke your proxy;

  •
  submitting another proxy card to Computershare Trust Company relating to the same shares with a later date by mail; or

  •
  appearing in person and voting at the special meeting (merely attending the special meeting will not revoke your previously-granted proxy and change your vote; you must cast a vote at the special meeting).

        If your shares are held in the name of a bank, broker or other fiduciary, you may change your vote by submitting voting instructions to that person.

        You may send notice of revocation or your completed new proxy card, as the case may be, to Computershare Trust Company at the following address:

  Computershare Trust Company, Inc.
  350 Indiana Street, Suite 800
  Golden, CO 80401
  Attention: Client Support Services
  (303) 262-0600 ext. 4737

Dissenters' Rights

        You are not entitled to dissenters' rights or appraisal rights, under Delaware law or otherwise, in connection with the merger because you are receiving publicly traded stock in exchange for your Alcide stock.

        YOU SHOULD NOT SEND IN ANY ALCIDE STOCK CERTIFICATES WITH YOUR PROXY CARD. THE EXCHANGE AGENT WILL MAIL A TRANSMITTAL LETTER TO YOU CONTAINING INSTRUCTIONS FOR THE SURRENDER OF ALCIDE STOCK CERTIFICATES AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

THE MERGER

        This section of the proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all the information that is important to you. You should therefore carefully read this entire proxy statement/prospectus and the other documents we refer to, including the merger agreement attached as Appendix A and incorporated by reference, for a more complete understanding of the merger agreement and the merger.

Structure of the Merger

        If the Alcide stockholders adopt and approve the merger agreement and the merger, and all other conditions to the merger agreement are satisfied, Bessy Acquisition Inc., a wholly-owned subsidiary of Ecolab, will merge with and into Alcide. As a result, Bessy will cease its separate corporate existence and become a part of Alcide, the surviving corporation, which will be a wholly-owned subsidiary of Ecolab. We currently anticipate completing the merger promptly after the special meeting of Alcide stockholders, provided we receive the requisite stockholder approval at the special meeting and have received all necessary regulatory approvals.

Background of the Merger

        Growth through acquisitions has long been a key component of Ecolab's business strategy. Ecolab first considered the prospect of acquiring Alcide in 1996 following the resolution of patent litigation between Alcide and ABS Global, Inc., in which Ecolab had become involved.

        For the past three years, Alcide's growth strategy included possible acquisitions of proprietary technologies in order to attain critical mass in the animal health and food safety industries. Through the acquisition of proprietary technologies that would complement, expand and diversify Alcide's product offering in the red meat, poultry and fish processing and other animal health and food safety markets Alcide served, Alcide believed it would be better able to mitigate the volatility of its financial and operating results that it historically experienced. In pursuit of this strategy, Alcide engaged in exploratory discussions with several companies regarding the potential acquisition of proprietary technologies that served the animal health and food safety industries. In most cases, these discussions did not proceed beyond the preliminary stage. In the case of two of these potential acquisitions, discussions proceeded to more substantive negotiations. However, Alcide did not proceed to definitive agreement in either case due to Alcide's ultimate assessment that both acquisitions did not fully meet Alcide's expectations or goals. In addition, to acquisition discussions, in mid-2003, Alcide had preliminary discussions with another company regarding a potential business combination. These discussions did not proceed beyond the exploratory phase due to differences over valuation expectations, including the other party's unwillingness to entertain a premium for acquiring Alcide.

        On September 22, 2003, Stephen Newlin, President, Industrial of Ecolab, met with Joseph A. Sasenick, the Chairman and CEO of Alcide. Mr. Newlin initiated the meeting, and the two executives discussed in general terms their respective businesses, including the challenges facing the dairy and food safety industries and the benefits that might accrue to their respective organizations and stockholders if Ecolab were to acquire Alcide. Messrs. Newlin and Sasenick believed that a combination of Ecolab and Alcide could potentially provide significant value to customers, who would benefit from the combination of Alcide's technology and Ecolab's broad product offerings, global sales and service force, and large corporate identity. Messrs. Sasenick and Newlin also discussed the value that may accrue to Alcide's stockholders from a combination with Ecolab, which offered more financial stability with a significant opportunity for steady growth. Mr. Sasenick also believed that a business combination with Ecolab might achieve Alcide's strategic objective of stabilizing its operational and financial performance given Ecolab's larger size and significantly diversified product offerings in the animal health and food safety industries and would likely yield an immediate increase in stock price and a higher prospect of consistent stock price growth for Alcide stockholders. Messrs. Newlin and Sasenick agreed to continue discussions and, following the meeting, Alcide and Ecolab signed a confidentiality agreement in order to facilitate the exchange of confidential information.

        On September 23, 2003, Ecolab began consulting with Credit Suisse First Boston regarding the potential transaction and subsequently engaged them as Ecolab's financial advisor.

        On October 10, 2003, following a regularly scheduled meeting of Alcide's Audit Committee, the Alcide board of directors held a brief meeting at which Mr. Sasenick provided an update of various acquisition targets that Alcide was evaluating and other strategic business opportunities. Mr. Sasenick also advised the board of Ecolab's expression of interest and the plan for continuing discussions. The Alcide board of directors authorized Mr. Sasenick to proceed.

        On October 13, 2003, a group of Ecolab managers met with Alcide's senior management team in order to further explore a business combination and to become more familiar with Alcide and its product offerings, technologies and regulatory positioning.

        On October 21, 2003, the Alcide board of directors held a regularly scheduled meeting. Among other topics, Mr. Sasenick updated the board regarding the status of discussions with Ecolab and Ecolab's continuing interest in a business combination. The Alcide board of directors authorized Mr. Sasenick to continue the discussions.

        On November 4, 2003, Mr. Newlin delivered a letter to Mr. Sasenick expressing Ecolab's interest in acquiring Alcide at a preliminary valuation of between $16.00 and $19.00 per share, subject to a continuing review of Alcide's business and operations. Based on input from Alcide's board of directors, Alcide delivered a letter dated November 6, 2003, with a proposed range of between $21.00 and $27.00 per share. Alcide's response letter also proposed that Alcide would agree not to solicit indications of interest from or discuss acquisition possibilities with other potential suitors in consideration of a $250,000 cash payment, reflecting Mr. Sasenick's concern relating to the costs of pursuing a transaction with Ecolab. In late November 2003, after further internal review by Ecolab and several telephonic discussions between Messrs. Newlin and Sasenick, it was agreed that Ecolab would continue its due diligence analysis with a tentative understanding that Ecolab could move above its preliminary valuation range.

        On December 3, 2003, a group of Ecolab managers, including a research and development team, met with Alcide's senior managers to discuss possible business synergies and technology issues. During the meeting, Ecolab conveyed its expectation that Alcide's employees, particularly its management team, would be essential to a successful transaction and that Ecolab would want assurances that the management team will remain in place after completion of the merger. Also in early December, Mr. Sasenick conveyed to Mr. Newlin his continued concern about the cost and expense of negotiating a transaction with Ecolab. Mr. Sasenick repeated Alcide's proposal that Ecolab reimburse Alcide for all out-of-pocket fees and expenses incurred in connection with the negotiation of a potential transaction, up to a maximum of $250,000, in exchange for which Alcide would agree not to solicit indications of interest from or discuss acquisition possibilities with other potential suitors. At that time, Ecolab was unwilling to accept the Mr. Sasenick's proposal.

        On December 19, 2003, Messrs. Newlin and Sasenick reached a tentative understanding to proceed with further discussions based on a price of $21.00 per share, subject to, among other things, the approval of each company's board of directors, Ecolab's continuing due diligence, and the negotiation of a definitive agreement. The transaction structure remained an open issue, as Ecolab and Alcide had not settled on whether, if the transaction were to proceed, the consideration should be paid in cash, stock, or a combination of cash and stock. After December 19, 2003, Mr. Sasenick had one-on-one conversations with each of Alcide's directors and received a preliminary consensus from the directors in favor of the transaction, if it were to proceed, at a price of $21.00 per share and a preference to structure the combination as a stock-for-stock merger.

        From December 20, 2003, to January 8, 2004, Messrs. Newlin and Sasenick had several telephone discussions regarding the status of the potential transaction, including timing and structural issues. Mr. Sasenick advised Mr. Newlin that Ecolab's more formal and comprehensive due diligence could not begin until after Alcide filed its quarterly report with the SEC on or about January 14, 2004. Regarding structure, Mr. Newlin told Mr. Sasenick that if the transaction were to proceed, Ecolab would be willing to accept either a cash or stock merger, but that it would not consider a cash election merger or some other combination of cash and stock. Mr. Sasenick expressed Alcide's tentative preference for a stock merger.

        On January 15, 2004, Ecolab delivered to Alcide a list of documents and other information that would be necessary in order for Ecolab to complete its due diligence review.

        On January 15, 2004, Messrs. Newlin and Sasenick met in Seattle to discuss the potential transaction and any remaining concerns that Alcide may have before proceeding to the negotiation of a definitive merger agreement. Mr. Newlin also presented Mr. Sasenick with a letter agreement under which Alcide would agree to a 60-day "no-shop" period, in exchange for which Ecolab would agree to reimburse Alcide for fees and expenses incurred in the course of negotiating the potential transaction with Ecolab, up to a maximum of $150,000, provided the purchase price would be correspondingly reduced. Mr. Sasenick countered with a cap of $250,000, with the other terms subject to the review of Perkins Coie. After review and further negotiation, Ecolab and Alcide executed the letter agreement on January 17, 2004, with the reimbursement obligation capped at $250,000. Alcide subsequently negotiated for the elimination of the purchase price adjustment, and Ecolab made the $250,000 payment on March 15, 2004, after the merger agreement was signed.

        On January 16, 2004, Alcide began discussions with Duff & Phelps regarding the potential engagement of Duff & Phelps to deliver an opinion to the Alcide board of directors as to the fairness to the non-management public stockholders, from a financial point of view, of the consideration to be received by Alcide stockholders in connection with the proposed transaction. On that same date, Duff & Phelps sent its proposal regarding the engagement, which was received by Alcide on January 19, 2004.

        On January 20, 2004, Ecolab delivered a first draft of the merger agreement to Alcide. The merger agreement reflected a stock merger although Ecolab and Alcide had not yet agreed on the specific acquisition structure. From January 21 to January 31, 2004, representatives of Ecolab met with representatives of Alcide in Seattle and elsewhere in order to conduct further due diligence on such key topics as research and development, product registrations, intellectual property, legal matters, employment matters, employee benefits, tax matters, and information systems. During this same period, Alcide gathered and provided the bulk of the due diligence information requested by Ecolab and responded to follow-up questions. Partially as a result of these discussions and the information provided, Ecolab identified all four officers of Alcide and seven additional employees as important to achieving the anticipated benefits of the merger. However, the parties agreed that compensation and related discussions regarding the officers and other key employees would be postponed until the principal terms of the merger were further negotiated, including price and structure.

        On January 22, 2004, representatives from Duff & Phelps met with Mr. John Richards, Alcide's President and Chief Financial Officer, and Mr. G. Kere Kemp, Alcide's Executive Vice President and Chief Scientific Officer, at Alcide's corporate headquarters in Redmond, Washington, and held telephonic interviews with Mr. Sasenick and Mr. James Winters, Alcide's Vice President and General Manager, Animal Health on January 26, 2004, to discuss the current and future business prospects of Alcide and the potential transaction. On January 27, 2004, Ecolab, Oppenheimer and Perkins Coie discussed by telephone Alcide's initial reaction to the draft merger agreement, as well as timing and logistical issues. Particular attention was paid to operating covenants and the fiduciary obligations of the Alcide board of directors in light of the deal protection measures that Ecolab was requesting, including the amount of the termination fee, the fiduciary obligations in relation to potential competing offers and the agreements to facilitate merger. Perkins Coie also confirmed Alcide's preference for a stock merger.

        On January 29, 2004, the Alcide board of directors held a special meeting to discuss the proposed merger. At Alcide's request, Mr. Newlin, Lawrence Bell, Senior Vice President and General Counsel of Ecolab, Michael Monahan, Vice President, Investor Relations of Ecolab, and Thomas Grover, Corporate Development-Vice President of Ecolab, attended a portion of the meeting. Mr. Monahan delivered a presentation regarding Ecolab, its business and the proposed merger, and Mr. Monahan and the other Ecolab representatives answered various questions posed by the board of directors. Following the presentation, the Alcide board of directors confirmed to the Ecolab representatives Alcide's interest in a price of $21.00 per share and a transaction structured as a stock merger. After Ecolab's representatives were dismissed from the meeting, the board of directors continued to discuss and evaluate Ecolab's proposal. Alcide had received a draft of the merger agreement and was working with Perkins Coie to evaluate the draft. Messrs. Sasenick and Richards, who also attended the meeting, noted that several business issues relating to, among other things, post-signing restrictions on Alcide's operations, employee benefits, employment agreements and the termination fee, needed to be resolved between the parties. Perkins Coie provided a summary of fiduciary obligations of the board of directors in evaluating a potential business combination with Ecolab. The board also approved the retention of Duff & Phelps as its financial advisor regarding the fairness of the transaction to Alcide's stockholders from a financial point of view. The board then telephoned a representative of Duff & Phelps, who described the process that Duff & Phelps would undertake in preparing its fairness opinion. On the same day, Ecolab delivered to Perkins Coie a draft of the agreements to facilitate merger that Ecolab would require to be signed by each officer and director of Alcide.

        On February 4, 2004, Ecolab's board of directors held a special meeting at which a number of issues were discussed, including the proposed acquisition of Alcide. The acquisition opportunity was described in written materials delivered to the directors in advance of the meeting, and representatives of Ecolab's management team delivered a supplemental presentation at the meeting explaining the business rationale, valuation parameters, due diligence findings, and material terms of the proposed merger. Ecolab's board of directors then unanimously approved the merger and authorized Ecolab's management team to negotiate and enter into the merger agreement.

        On February 4, 2004, Alcide's board of directors held a special meeting to discuss the status of the transaction and to hear a presentation from Duff & Phelps regarding its process and methodology for preparing its fairness opinion. At the request of the board of directors, representatives from Duff & Phelps presented the analysis and methodology underlying the analysis that Duff & Phelps had conducted to date. The board of directors engaged the representatives from Duff & Phelps in detailed discussion regarding the methodology and the financial projections of Alcide that Duff & Phelps planned to use and evaluate in the analysis. Following the presentation and discussion regarding the preparation for the fairness opinion, the representatives from Duff & Phelps were dismissed from the meeting. The board of directors continued its discussion of business issues relating to the transaction, including the termination fee, voting agreements to be delivered by directors and officers, the request from Ecolab that certain affiliates of directors deliver voting agreements, treatment of payments that had accrued under Alcide's incentive plans and the employment packages to be offered by Ecolab.

        On February 5, 2004, Perkins Coie provided a formal mark-up of the merger agreement that reflected Alcide's prior comments. Thereafter, until March 10, 2004, Ecolab and Alcide held numerous telephone conferences and exchanged mark-ups in the course of negotiating the merger agreement. During this same period, representatives of Ecolab had numerous discussions with Messrs. Sasenick and Richards about the need for and certain details of retention arrangements for key employees in order to ease merger-related concerns. On February 19, 2004, Ecolab provided Alcide with a proposed form of employment agreement that it expected would be signed by each of Alcide's officers and the key individuals identified earlier by Ecolab, together with the proposed retention package for each such person. Ecolab also reiterated its position that an employment agreement from each of these individuals was an essential component of Ecolab's willingness to proceed with the merger. Thereafter, Ecolab negotiated the employment agreements with each individual officer or employee.

        On February 17, 2004, the Alcide board of directors held a special meeting to discuss the status of the proposed merger. Also attending the meeting were representatives of Perkins Coie LLP, who addressed various questions regarding the merger agreement and general duties relating to the fiduciary obligations of the board of directors. Mr. Sasenick led a discussion regarding Alcide's reasons for pursuing this transaction in light of Alcide's recent history in evaluating various strategic alternatives that included, among other things, exploring the potential acquisition of proprietary technologies from other companies and entering into exploratory discussions with a third party in mid-2003 regarding a potential business combination. The board discussed the volatility of the markets in which Alcide competes and the unpredictability of the operating and financial performance of Alcide's business units in light of such volatility and the lack of market liquidity for Alcide's common stock. The board also briefly discussed the potential for the acquisition by Ecolab as a means to reduce operational and financial volatility that has resulted in earnings volatility and concluded that most reasonable acquisition opportunities available presently would likely be in the same markets currently served by Alcide.

        On February 19, 2004, Ecolab delivered draft employment agreements to Messrs. Richards, Kemp and Winter. On February 24, 2004, Ecolab delivered a draft employment agreement to Mr. Sasenick. On March 2, 2004, Ecolab representatives met with each of the individuals from whom employment agreements would be required in order to review the terms of those agreements.

        On February 27, 2004, Alcide's board of directors held a special meeting to discuss remaining business issues reflected in the most recent draft of the merger agreement, which included the termination fee, reimbursement in the event of an unsolicited tender offer, operating covenants applicable to Alcide prior to closing the transaction, certain representations and warranties and employment packages offered by Ecolab.

        On March 10, 2004, representatives of Ecolab met with Perkins Coie in Seattle to finalize the merger agreement and related documentation.

        On March 11, 2004, the Alcide board of directors held a special telephonic meeting to consider the final terms of the proposed merger with Ecolab, which was attended members of the Alcide board other than Thomas Kempner and by representatives of Duff & Phelps and Perkins Coie. A representative from Duff & Phelps presented an overview of the analysis and methodologies utilized by Duff & Phelps to conduct its analysis of the fairness from a financial point of view of the transaction to the non-management public stockholders of Alcide and delivered a written board presentation containing highlights of its analysis. Following this presentation, the representatives from Duff & Phelps were dismissed from the meeting and Perkins Coie led a brief discussion regarding final changes reflected in the final draft of the merger agreement. Following the conclusion of the meeting, the Alcide board of directors by unanimous written consent, including Mr. Kempner, authorized the execution of the merger agreement and resolved to recommend that the Alcide stockholders adopt and approve the merger agreement and the merger.

Reasons for the Merger—Ecolab

        At a special meeting held on February 4, 2004, the Ecolab board of directors unanimously authorized its senior management team to negotiate and execute the merger agreement and proceed with the merger. Underlying the board's decision were the following factors, among others:

  •
  Alcide's existing portfolio of acidified sodium chlorite products, which will enhance product offerings to the customers of Ecolab's Food & Beverage and other divisions,

  •
  Alcide's commercial position and customer base in the poultry and red meat processing industries and in the dairy industry,

  •
  the opportunity to more rapidly grow Alcide's business by leveraging Ecolab's global resources to develop and market new products based on Alcide technology and in combination with Ecolab technology,

  •
  Alcide's patent portfolio,

  •
  Alcide's historical revenues and income, including underperformance in recent years, and the potential for future improvements,

  •
  anticipated synergies, including the elimination of costs associated with Alcide being a public company,

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  the size of the Alcide organization and the resulting dependence upon, and need to retain the services of, Alcide's senior management team and other key employees,

  •
  the likelihood of completing the merger and achieving the anticipated benefits, and

  •
  the exchange ratio formula, including dilution concerns should the price of Ecolab common stock fall prior to completion of the merger.

        The Ecolab board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weight to these factors or the other factors it considered in reaching its decision. Instead, the board concluded that, as a whole, the anticipated benefits of the merger outweighed the risks and uncertainties.

Reasons for the Merger—Alcide

        The Alcide board of directors believes that a merger with Ecolab is advisable and fair to, and in the best interests of, Alcide and its stockholders. At a meeting held on March 11, 2004, the Alcide board of directors unanimously adopted the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, Alcide and its stockholders and resolved to recommend that Alcide's stockholders vote "FOR" the approval of the merger agreement.

        In making its determination to adopt the merger agreement, the Alcide board of directors considered reasons why the merger should be beneficial to Alcide and its stockholders. These potential benefits include the following:

  •
  the opportunity for Alcide stockholders to receive a premium over the market price for shares of Alcide common stock existing before the public announcement of the merger;

  •
  the ability of Alcide stockholders to continue to participate in the growth of the business conducted by Ecolab and Alcide following the merger and to benefit from the potential appreciation in value of shares of Ecolab common stock;

  •
  the benefit to Alcide stockholders from the larger public float and greater liquidity of shares of Ecolab common stock compared to the small public float and limited liquidity of shares of Alcide common stock; and

  •
  the belief by Alcide's senior management that setting $21.00 per share as the basis for the exchange ratio, subject to the fairness opinion of its financial advisor and approval of Alcide's board of directors, provided immediate benefits to Alcide's stockholders that outweighed a floating base price for the exchange ratio that in senior management's reasonable estimation was more likely to result in a loss in value than a significant increase in value to Alcide's stockholders.

        In the course of consideration of the proposed transaction with Ecolab, Alcide's board reviewed historical, present and projected financials of Alcide, historical and short- and long-term strategic objectives of Alcide, the opportunities in the marketplace that Alcide is pursuing and the risks associated with such opportunities. The board also reviewed with its management, the board's financial advisor and Alcide's legal advisors a number of additional factors relevant to the merger, including:

  •
  information concerning conditions in the meat, dairy, poultry and fish processing, food safety and animal health industries in general;

  •
  information concerning the recent and historical stock price performance, volatility and trading volume of Alcide common stock and Ecolab common stock;

  •
  comparisons of historical financial and operational measures for Alcide and Ecolab including revenues and earnings, technology, management and competitive position;

  •
  the likelihood that the merger would be completed;

  •
  the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

  •
  the opinion of Duff & Phelps that, as of March 11, 2004, and subject to the considerations set forth in their opinion, the purchase price of $21.00 of Ecolab common stock for each outstanding share of Alcide common stock was fair to the non-management public stockholders of Alcide from a financial point of view (without giving effect to any impacts of the proposed transaction on any particular stockholder other than its capacity as a stockholder);

  •
  Ecolab's operational and financial stability relative to Alcide due to in part to Ecolab's broader product base and participation in more diverse markets, which will help to offset the volatility experienced in the animal health and food safety markets in which Alcide competes;

  •
  Ecolab's more extensive financial, sales, marketing and resources that may be allocated to support Alcide's ability to introduce new products or to identify and launch new applications for existing products;

  •
  terms and conditions of the merger agreement, including termination fees and closing conditions;

  •
  the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;

  •
  the prospects of Alcide as an independent company, including:

  •
  the challenges Alcide faces by competing in volatile animal health and food safety markets with a relatively limited product offering, resulting in volatility of Alcide's operational and financial results from period to period;

  •
  Alcide's more limited resources to introduce new products or to launch new applications for existing products; and

    •
    the possibility that opportunities to expand Alcide's product offering through the acquisition of new proprietary technologies may not significantly offset the volatility in operational and financial performance historically experienced by Alcide in the short- or medium-term.

  •
  the views of the Alcide board as to the potential for alternative business combination transactions with third parties; and

  •
  the impact of the merger on Alcide's customers and employees.

        The Alcide board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

  •
  the fact that stockholders of Alcide will not receive the full benefit of any future growth in the value of their equity that Alcide might have achieved as an independent company, and the potential disadvantage to Alcide stockholders who receive Ecolab common stock in the event that Ecolab does not perform as well in the future as Alcide might have performed as an independent company;

  •
  the risk that the merger might not be completed;

  •
  the possibility that some provisions of the merger agreement, including the nonsolicitation and termination fee provisions, might have the effect of discouraging other parties potentially interested in merging with or acquiring Alcide from pursuing such an opportunity;

  •
  the potential loss of revenues and business opportunities for Alcide as a result of uncertainty in the marketplace resulting from the announcement of the merger, and the possible exploitation of such uncertainty by Alcide's and Ecolab's competitors;

  •
  the possibility of management and employee disruption associated with the merger and integration of the operations of the companies, and the risk that, despite the efforts of the combined company, key management, technical and other personnel of Alcide might not continue with the combined company;

  •
  the risk that the strategic objectives sought to be achieved by the merger may not be realized; and

  •
  other applicable risks described in the section of this proxy statement/prospectus titled "Risk Factors."

        Alcide's board concluded that overall these risks were outweighed by the potential benefits of the merger, and unanimously adopted the merger agreement and determined that the merger was advisable and fair to, and in the best interests of, Alcide and its stockholders.

        The above discussion does not include all of the information and factors considered by Alcide's board. In view of the variety of factors considered in connection with its evaluation of the merger agreement, Alcide's board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. The Alcide board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. In addition, individual members of Alcide's board may have given different weight to different factors.

Fairness Opinion of Duff & Phelps

        Duff & Phelps LLC, a national investment banking and financial advisory firm, served as financial advisor to the board of directors. Founded in 1932, Duff & Phelps is one of the leading middle market investment banking and independent financial advisory firms in the United States. Duff & Phelps has significant expertise and experience in fairness opinions, business valuations, solvency opinions, structuring ESOP/ERISA transactions, private capital raise, buy-side and sell-side merger and acquisition advisory services, and intangible asset and intellectual property valuations. Headquartered in Chicago, Duff & Phelps has offices in New York, Los Angeles, San Francisco, and Seattle. Each year, Duff & Phelps renders approximately 400 opinions, including fairness opinions, business valuation opinions, solvency opinions, tax-related financial opinions, and other financial opinions.

        In deciding to approve the merger, Alcide's board of directors considered an opinion from its financial advisors, Duff & Phelps, LLC. The full text of the written opinion of the financial advisor is attached to the back of this document as Appendix C and should be read carefully in their entireties for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Duff & Phelps is directed to the Alcide board, and does not address the prices at which Ecolab's common stock will trade after the proposed merger and does not constitute a recommendation as to how to vote with respect to any matter relating to the proposed merger. Furthermore, Duff & Phelps does not address the relative merits of the merger and any other transactions or business strategies discussed by the Alcide board as alternatives to the merger agreement or the underlying business decision of the Alcide board to proceed with or effect the merger.

        Duff & Phelps rendered a written opinion to the board of directors of Alcide that, as of March 11, 2004, the terms of the Proposed Transaction are fair to the non-management public shareholders of Alcide from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder). Duff & Phelps' opinion is attached as Appendix C and is incorporated herein by reference. ALCIDE STOCKHOLDERS ARE ENCOURAGED TO READ THIS OPINION IN ITS ENTIRETY.

        The following is a summary of the material financial analyses performed by Duff & Phelps in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Duff & Phelps. THE DUFF & PHELPS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

        While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to the Alcide board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to a partial analysis or summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Duff & Phelps is based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Duff & Phelps gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Duff & Phelps made numerous assumptions with respect to the industry outlook, general business and other conditions and matters many of which are beyond the control of Alcide or Duff & Phelps. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

        The basis and methodology for Duff & Phelps' opinion have been designed specifically for the express purposes of Alcide's board of directors any may not translate to any other purposes. In particular, Duff & Phelps did not conduct a market test of any kind to determine whether or not a better price could have been obtained, nor did it have any role in the solicitation of offers or Alcide's negotiation process with Ecolab.

        Duff & Phelps was retained by the Alcide board of directors under an engagement letter dated January 27, 2004. Alcide's engagement letter with Duff & Phelps provides that, for its services, Duff & Phelps is entitled to receive $150,000 due and payable as follows: $75,000 in cash upon execution of the engagement letter and the remaining $75,000 in cash upon delivery of the opinion, whether or not the opinion is favorable. Alcide has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and to indemnify and hold harmless Duff & Phelps and its affiliates and any other person, director, employee or agent of Duff & Phelps or any of its affiliates, or any person controlling Duff & Phelps or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Duff & Phelps as financial advisor to Alcide. The terms of the fee arrangement with Duff & Phelps, which Alcide and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm's length between Alcide and Duff & Phelps, and the Alcide board was aware of these fee arrangements.

        Duff & Phelps was retained based on Duff & Phelps' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, corporate planning, and other purposes. Previously, Duff & Phelps had not provided financial advisory services to Alcide or Ecolab.

        In connection with its fairness opinion, Duff & Phelps made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Duff & Phelps performed the following due diligence:

  •
  Conducted meetings with the following members of the senior management team of Alcide at their corporate headquarters in Redmond, Washington:

•	Joseph A. Sasenick*	Chairman and Chief Executive Officer
•	John P. Richards	President and Chief Financial Officer
•	G. Kere Kemp	Executive Vice President and Chief Scientific Officer
•	James L. Winters*	Vice President and General Manager, Animal Health
    *
    Telephonic interview

  •
  Held discussions with a representative of KPMG LLP, the Company's auditor;

  •
  Reviewed the draft Merger Agreement dated March 8, 2004, and assumed that there would be no changes material to its analysis in the final executed Merger Agreement;

  •
  Reviewed Alcide's financial statements and SEC filings, including the annual reports on Form 10-K for the fiscal years ended May 31, 2001, 2002 and 2003 and quarterly reports on Form 10-Q for the periods ended August 31, 2003, and November 30, 2003;

  •
  Reviewed the Proxy Statement dated August 29, 2003;

  •
  Reviewed management prepared income statement forecasts through May 31, 2008;

  •
  Reviewed the exclusivity agreement between Ecolab and Alcide, dated January 15, 2004;

  •
  Reviewed the non-qualified and incentive option schedule dated as of November 30, 2003, provided by Alcide management;

  •
  Reviewed minutes of the board of directors from July 22, 1999 through February 27, 2004;

  •
  Analyzed the terms of the Company's Class A Preferred Stock and Redeemable Class B Preferred Stock;

  •
  Analyzed the historical trading price and trading volume of Alcide's common stock;

  •
  Reviewed other operating and financial information provided by Alcide management; and

  •
  Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

        Duff & Phelps' fairness opinion is based upon an analysis of the foregoing in light of its assessment of the general, economic and financial market conditions, as they can be evaluated by Duff & Phelps, as of March 11, 2004. Events occurring after March 11, 2004, could materially affect the assumptions used in preparing its fairness opinion.

        In connection with its fairness opinion, with Alcide's permission and without any independent verification, Duff & Phelps assumed that all information reviewed by it with respect to Alcide and the Proposed Transaction, whether supplied by Alcide, its advisors, or obtained by Duff & Phelps from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Duff & Phelps not misleading. Duff & Phelps did not make an independent valuation or appraisal of the assets or liabilities of Alcide and was not furnished with such valuation or appraisal. Any inaccuracies in or omissions from the information on which Duff & Phelps relied could materially affect its fairness opinion.

        Set forth below is a summary of the analyses performed by Duff & Phelps in reaching its fairness conclusions, as of March 11, 2004. Although developments following the date of the Duff & Phelps opinion may affect the opinion, Duff & Phelps assumes no obligation to update, revise, or reaffirm its opinion. The Duff & Phelps opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Duff & Phelps opinion, and that Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Duff & Phelps opinion is limited to the fairness of the Proposed Transaction to the non-management public shareholders of Alcide from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder) as of March 11, 2004.

  Opinion and Analysis of Duff & Phelps

        In accordance with customary investment banking practice, Duff & Phelps employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial and comparative analyses utilized by Duff & Phelps in arriving at its opinion. It does not purport to be a complete description of the presentation of Duff & Phelps to the Alcide board or the analyses performed by Duff & Phelps. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the process underlying Duff & Phelps' fairness opinion.

        In arriving at its fairness opinion, Duff & Phelps considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the analyses as a comparison is identical to Alcide or the merger. The analyses were prepared solely for purposes of Duff & Phelps providing its opinion to the board as to the fairness of the merger from a financial point of view, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of Alcide, its advisors or any other person, and are inherently uncertain. Actual future results may be materially different from those forecasts.

  Discounted Cash Flow Analysis

        Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of Alcide. Free cash flow is defined as cash that is available either to reinvest in new businesses or to distribute to securityholders in the form of dividends, stock buybacks, or debt service. Alcide management provided Duff & Phelps with financial projections, and Duff & Phelps informed the board that Duff & Phelps considered such projections and consulted with Alcide management as part of its process of developing an independent estimate of the future free cash flows for Alcide. Duff & Phelps also estimated the terminal value of Alcide's business in 2008.

        The estimated terminal value and future free cash flows were discounted to the present at a rate that reflects the relative risk associated with these flows as well as the rates of return that securityholders could expect to realize on alternative investment opportunities. This analysis resulted in a value per share for Alcide common stock of approximately $18 to $24.

  Comparable Sale Transactions Analysis

        Duff & Phelps reviewed 59 change-of-control sale transactions that have occurred in industries with similar investment characteristics as Alcide since 2001. 17 of these transactions were domestic companies and 42 transactions were international companies.

        Duff & Phelps searched for all sale transactions announced since January 1, 2001 in which the target company had primary SIC Codes within the major group 28, Chemicals and Allied Products. Duff & Phelps utilized the Security Data Corporation's database and the Mergerstat Control Premium database.

        Duff & Phelps excluded biotechnology and pharmaceutical companies (companies within the SIC industry subgroup 283) that did not have products targeting the animal health and food safety industries. Furthermore, Duff & Phelps excluded transactions that were smaller than $10 million and eliminated all transactions with undisclosed target company financials. No company or transaction utilized in the selected comparable transaction analysis is identical to Alcide.

        The transaction multiples and implied control premiums for the acquisition transactions analyzed can be summarized as follows:

Transaction Date Range: January 1, 2001 - March 3, 2004

	Transaction Value as a Multiple of			Equity Value			Control Premium
Transaction Value / Company	LTM Revenues	LTM EBITDA	LTM EBIT	LTM Net Income	Book Value	LTM EBITDA Margin	1-Day Premium	1-Week Premium	4-Week Premium
> $500 million (10 transactions)
Mean	1.2x	7.8x	15.8x	17.1x	3.6x	13.1%	11.5%	13.2%	20.5%
Median	1.1x	7.6x	16.7x	17.2x	1.1x	11.1%	11.5%	13.5%	18.3%
$100 million to $500 million (19 transactions)
Mean	0.9x	7.2x	19.3x	24.2x	4.2x	14.4%	12.2%	17.3%	26.8%
Median	0.8x	6.5x	11.4x	18.9x	1.3x	11.8%	9.5%	14.2%	13.8%
< $100 million (30 transactions)
Mean	1.2x	7.1x	9.7x	21.8x	1.3x	13.8%	29.2%	31.8%	37.6%
Median	0.8x	5.8x	9.0x	22.3x	0.9x	11.6%	12.1%	19.1%	21.1%
Alcide Corp. (Transaction)	2.4x	9.2x	27.7x	45.0x	2.9x	25.6%	25.4%	23.5%	27.4%

LTM = Latest twelve months

Source: Securities Data Corporation and Mergerstat Control Premium Study.

        Duff & Phelps compared the implied transaction multiples for Alcide calculated using the proposed $21 offer per share relative to Alcide's revenues, EBITDA, EBIT, Net Income and Book Value, to the range of transaction multiples. Based on this analysis, the implied transaction multiples for Alcide compared favorably relative to the range of comparable transaction multiples, as shown above.

  Selected Comparable Publicly Traded Company Analysis

        Duff & Phelps selected publicly traded companies based on comparability to Alcide. Although no single company chosen is identical to Alcide, these companies may share many of the same operating characteristics and may be affected by many of the same economic forces.

        A publicly traded company was selected if it met the following screening criteria:

  •
  the company's stock was traded on a major U.S. exchange, including the NYSE, NASDAQ, and AMEX (excluded companies traded on the Over-The-Counter market).

  •
  the company's stock price exceeded $1.00.

        In the selection of comparable public companies, Duff & Phelps segregated the comparable public companies among four tiers. The screening criteria specific to each of the four tiers is as follows.

  Screening Criteria Specific to Tier

        Tier 1—Food Safety Operating Companies

  •
  Operations include food safety and products and services that may directly compete with those of Alcide.

  •
  Excluded companies with revenues under $10 million.

        Tier 2—Specialty Chemical Companies

  •
  Primary Standard Industrial Classification (SIC) Codes within the major group 28, Chemicals and Allied Products.

  •
  Excluded companies whose primary SIC Codes were under industry subgroup 283; companies engaged in pharmaceutical and biotechnology operations.

  •
  Excluded foreign companies.

  •
  Included companies with latest twelve month (LTM) revenues between $10 million and $300 million.

  •
  Excluded unprofitable companies.

        Tier 3—Biotechnology and Pharmaceutical Companies

  •
  Primary Standard Industrial Classification (SIC) Codes within the industry subgroup 283.

  •
  Primary products target the animal health and food safety industries.

  •
  Excluded foreign companies.

  •
  Excluded companies with revenues under $10 million.

        Tier 4—Agribusiness Companies

  •
  Companies primarily engaged in the production and processing of meat, pork, poultry, dairy, and related products.

  •
  Excluded foreign companies.

  •
  Excluded unprofitable companies.

Tier 1—Food Safety Operating Companies

        The five Tier 1 comparable public companies selected are as follows:

  •
  Acuity Brands, Inc.

  •
  The BOC Group plc

  •
  Ecolab Inc.

  •
  Flow International Corporation.

  •
  Rhodia SA

  •
  Steris Corporation

Tier 2—Specialty Chemical Companies

        The ten Tier 2 comparable public companies selected are as follows:

  •
  American Pacific Corporation

  •
  American Vanguard Corporation

  •
  Bairnco Corporation

  •
  Balchem Corporation

  •
  Calgon Carbon Corporation

  •
  CPAC, Inc.

  •
  IKONICS Corporation

  •
  KMG Chemicals, Inc.

  •
  LSB Industries, Inc.

  •
  TOR Minerals International, Inc.

Tier 3—Biotechnology and Pharmaceutical Companies

        The six Tier 3 comparable public companies selected are as follows:

  •
  Alpharma Inc.

  •
  Embrex, Inc.

  •
  Heska Corporation.

  •
  IDEXX Laboratories Inc.

  •
  Neogen Corporation

  •
  Strategic Diagnostics, Inc.

Tier 4—Agribusiness Companies

        The six Tier 4 comparable public companies selected are as follows:

  •
  ConAgra Foods, Inc.

  •
  Dean Foods Company

  •
  Hormel Foods Corporation

  •
  Pilgrim's Pride Corporation

  •
  Sanderson Farms, Inc.

  •
  Smithfield Foods, Inc.

        Duff & Phelps compared certain financial and operating ratios for Alcide with the corresponding financial and operating ratios for the four groups of publicly traded companies listed above. None of the comparable companies is, of course, identical to Alcide. Duff & Phelps compared the implied transaction multiples for Alcide, using the proposed $21 offer per share relative to Alcide's revenues, EBITDA, EBIT, Net Income and Book Value, to the range of multiples for the comparable publicly traded companies shown below. Based on this analysis, the implied transaction multiples for Alcide compared favorably, considering the risk and growth factors of Alcide relative to the range of comparable publicly traded company multiples.

(As of March 9, 2004)

	Enterprise Value as a Multiple of			Stock Price
Company / Tier	LTM Revenues	LTM EBITDA	LTM EBIT	LTM EPS	Projected EPS	Book Value Per Share	LTM Revenue Growth	LTM EBITDA Margin	LTM Return on Equity
Tier 1—Food Safety Operating Companies
Median	1.3x	9.3x	16.5x	19.4x	16.4x	2.7x	7.2%	12.8%	14.9%
High	2.1x	11.5x	36.3x	28.1x	24.5x	5.9x	20.0%	18.8%	23.0%
Low	0.4x	5.5x	11.8x	18.2x	16.2x	0.4x	-14.7%	-16.4%	13.5%
Tier 2—Specialty Chemical Companies
Median	0.9x	10.9x	15.1x	20.4x	14.8x	1.8x	2.3%	10.7%	7.1%
High	2.4x	21.7x	41.9x	67.4x	29.5x	4.7x	32.7%	33.2%	22.1%
Low	0.3x	1.4x	1.9x	5.8x	11.7x	0.6x	-6.4%	6.0%	-18.0%
Tier 3—Biotech / Pharma Companies
Median	2.6x	12.0x	17.4x	32.0x	23.0x	3.1x	11.7%	16.9%	7.7%
High	3.4x	19.5x	22.4x	32.4x	29.3x	27.3x	30.3%	27.2%	17.3%
Low	1.5x	6.8x	11.8x	13.5x	19.5x	1.0x	1.1%	-1.5%	-54.4%
Tier 4—Agribusiness
Median	0.6x	9.3x	14.0x	18.5x	15.5x	2.3x	7.4%	9.3%	14.9%
High	1.4x	13.4x	25.5x	44.8x	19.4x	3.2x	21.2%	12.1%	26.4%
Low	0.4x	4.6x	6.0x	10.1x	9.4x	1.5x	-29.0%	4.4%	4.5%
Alcide Corp. (Implied Transaction Multiples)	2.4x	9.2x	27.7x	45.0x	31.8x	2.9x	3.9%	25.6%	6.7%

LTM=Latest twelve months
Enterprise Value=Market Capitalization + (Debt + Preferred Stock + Minority interest) - Cash & Cash Equivalents.
Source: Standard & Poor's Compustat Services, Duff & Phelps, LLC, and First Call Corp.

  Alcide Historical Trading Prices

        Between March 9, 2003, and March 9, 2004, Alcide's common shares traded at stock prices ranging from $10.50 to $18.60 per share. Alcide's closing prices over the 30-day period prior to March 10, 2004, ranged from $15.70 to $17.37, with an average closing price of $16.49 per share. Alcide's common stock's price closed at $16.75 per share on March 9, 2004.

  Transaction Premium Analysis

        Duff & Phelps reviewed the transaction premiums paid over market price for transactions occurring from January 1, 2001 through March 3, 2004, for transactions with control premiums available using the transactions selected in the comparable sale transaction analysis described above. Duff & Phelps concluded that the median 1-month transaction premium was 20.2% and the mean 1-month transaction premium was 30.7%. This compares to the implied 27.4% transaction premium for Alcide. Based on its analysis, Duff & Phelps concluded that the control premium implied by the $21.00 per share consideration to be received in the proposed transaction for the common stock is adequate relative to the premiums paid in other similar sale transactions.

        Duff & Phelps analyzed the form of consideration to be received by the Alcide shareholders in the Proposed Transaction. Due to the size, trading volume and liquidity of Ecolab's publicly traded stock, Duff & Phelps concluded that payments made in common stock would be equivalent to cash consideration.

  Conclusion

        Based on its analysis and relying upon the accuracy and completeness of all information provided to Duff & Phelps, it is Duff & Phelps' opinion that, as of March 11, 2004, the Proposed Transaction is fair to the non-management public shareholders of Alcide from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder.)

        The foregoing summary is qualified by reference to the written opinion dated as of March 11, 2004, of Duff & Phelps, which is attached as Appendix C to this information statement.

        In its review and analysis, and in arriving at its opinion, Duff & Phelps assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by the management of Alcide) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Duff & Phelps relied upon the assurances of the management of Alcide that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, Duff & Phelps did not make or obtain, or assume responsibility for making or obtaining, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Alcide, nor was it furnished with any such evaluations or appraisals.

        In performing its analyses, Duff & Phelps made numerous assumptions with respect to Alcide's performance, general business and economic conditions and other matters. The analyses performed by Duff & Phelps are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Duff & Phelps developed projections of future performance for Alcide based on discussions with management of Alcide and industry research. The projections were based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Duff & Phelps' opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Alcide or the effect of any other business combination in which Alcide might engage.

        Duff & Phelps' opinion to the board of directors of Alcide was one of many factors taken into consideration by the board of directors of Alcide in making its determination to approve the Merger.

Accounting Treatment

        Ecolab will record the merger using the purchase method of accounting in accordance with accounting principles generally accepted in the United States. This means that for financial reporting purposes, Ecolab will treat both companies as one company beginning as of the date the merger is completed. In addition, under this method of accounting, Ecolab will record the fair value of Alcide's net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of Alcide's net assets recorded as goodwill.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Alcide board of directors that Alcide stockholders adopt and approve the merger agreement and the merger, you should be aware that certain directors and executive officers of Alcide have interests in the merger that may be different from, or in addition to, your interests as a stockholder of Alcide. The Alcide board of directors was aware of these interests and considered them, among other matters, in adopting and approving the merger agreement and the merger.

  Cash-Out of Stock Options

        As permitted under Alcide's 2001 Stock Incentive Plan, Ecolab has elected not to assume any options granted under that plan. Therefore, all such options, whether or not then vested, have automatically become fully vested and exercisable contingent upon completion of the merger. This includes options held by Alcide's four officers. Upon completion of the merger, all options that remain outstanding will be cancelled and, to the extent the exercise price is less than $21.00 per share, the holders will be entitled to receive a cash payment in accordance with the formula described in "The Merger Agreement—Treatment of Outstanding Options," beginning on page 44. Options with an exercise price at or greater than $21.00 per share will be cancelled and the holders will forfeit the opportunity to realize value from those options.

        The automatic cash-out mechanism does not apply to other options granted by Alcide, although the merger agreement requires Alcide to use commercially reasonable efforts to cause the holders of these other options, including options granted to nonemployee directors under the 1996 Stock Option Plan for Nonemployee Directors and to officers under the 1993 Incentive Stock Option Plan, to agree to a cash-out on the same terms as apply to options granted under the 2001 Stock Incentive Plan. Each officer of Alcide has agreed to the cash-out in his employment agreement with Ecolab and therefore may not elect to have his options assumed by Ecolab.

        Assuming that all Alcide directors and employees agree to the cash-out, an aggregate of $[    •    ] will be paid to the holders of outstanding Alcide options, including $[    •    ] to Alcide's directors and officers. Of the amount payable to Alcide's directors and officers, $[    •    ] is attributable to options which are currently vested. The following table shows the effect of option cancellations and accelerated vesting, assuming that all Alcide employees agree to the cash-out. Alcide's nonemployee directors are not affected by accelerated vesting because all of their options were fully vested on the date of grant.

Name	Options Accelerated	Payment Due to Acceleration	Cancelled Options
Joseph A. Sasenick	8,000	$50,968.00	25,000
John P. Richards	6,400	$40,774.40	20,000
G. Kere Kemp	6,400	$40,774.24	19,000
James L. Winter	4,000	$32,600.00	13,000
Other Employees	52,780	$355,226.96	51,500

  Employment Agreements

        Ecolab has entered into an employment agreement with Mr. Sasenick with a term commencing on the date the merger is completed and continuing for a period of six months or until February 18, 2005, whichever is later, after which Ecolab and Mr. Sasenick will sign a three-year consulting agreement. Ecolab has also entered into at-will employment agreements with Messrs. Richards, Kemp and Winter. The effectiveness of each of the employment agreements is conditioned upon completion of the merger. These terms of these employment agreements are described in greater detail on page 55 under "Agreements Related to the Merger—Employment Agreements."

  Indemnification and Insurance

        If we complete the merger, Alcide's existing indemnification obligations to its directors and officers in relation to pre-closing matters will continue for a period of six years, and Ecolab has agreed to guarantee and honor those indemnification obligations. In addition, prior to completion of the merger, Alcide is required to purchase the six-year extended reporting period endorsement under its existing directors' and officers' insurance policy, provided that the price of the endorsement may not exceed $200,000 without Ecolab's prior written consent.

Stock Ownership Following the Merger

        As of [    •    ], 2004, Ecolab had [    •    ] shares of common stock issued and outstanding, excluding shares held in treasury. Assuming an aggregate of [    •    ] shares of Alcide common stock issued and outstanding and an average Ecolab share price of $[    •    ] on such date, Ecolab would issue approximately [    •    ] shares of Ecolab common stock upon completion of the merger. As a result, following completion of the merger, and assuming Ecolab does not issue any additional shares of its common stock, Alcide stockholders would own approximately [    •    ]% of the issued and outstanding shares of Ecolab common stock.

Regulatory Matters

        The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. Alcide and Ecolab each filed required notification and report forms with these agencies effective March 16, 2004. Early termination of the waiting period was granted on April 7, 2004.

        The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds even though the waiting period has been terminated. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, Ecolab and Alcide will prevail.

        Except for the Hart-Scott-Rodino clearance and compliance with applicable federal and state securities laws and corporate laws, Ecolab and Alcide are not aware of any other material governmental or regulatory approvals required to be obtained in order to consummate the merger.

Federal Securities Laws Consequences

        When the merger is completed, shares of Alcide common stock will be delisted from the Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended.

        The shares of Ecolab common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Ecolab common stock issued to any person who is deemed to be an "affiliate" of Alcide on the date of the special meeting or of Ecolab following completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Alcide or Ecolab, as applicable, and may include executive officers, directors and significant stockholders of Alcide or Ecolab, as applicable. Affiliates of Alcide may not sell their shares of Ecolab common stock acquired in connection with the merger except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  Rule 145 (or, for Alcide stockholders who become affiliates of Ecolab, Rule 144) under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        The merger agreement provides that Alcide will use its reasonable efforts to obtain from each of its affiliates (for purposes of Rule 145 of the Securities Act) a written agreement providing that the affiliate will not sell, pledge, transfer or otherwise dispose of any Ecolab common stock issued to the affiliate pursuant to the merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

        Ecolab's registration statement, of which this proxy statement/prospectus is a part, does not cover the resale of shares of Ecolab common stock to be received by Alcide affiliates in the merger.

Material United States Federal Income Tax Consequences

        The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to holders of Alcide common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, judicial decisions and administrative regulations and interpretations in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the tax consequences of the merger to the holders of Alcide common stock could differ from those described below.

        This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of Alcide common stock in light of their particular circumstances, nor does it address the United States federal income tax consequences to holders that are subject to special rules under United States federal income tax law, including:

  •
  dealers in securities or foreign currencies;

  •
  holders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  tax-exempt organizations;

  •
  non-United States persons or entities;

  •
  financial institutions or insurance companies;

  •
  holders who acquired their Alcide common stock in connection with stock options or stock purchase plans or other compensatory transactions; and

  •
  holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction, or other risk management transaction.

        In addition, this discussion does not describe the federal income tax consequences of transactions other than those pursuant to the merger or the tax consequences of the merger under foreign, state, or local law or federal estate and gift tax laws.

        The obligation of Alcide to effect the merger is conditioned on its receipt of a written opinion from Alcide's counsel, Perkins Coie LLP, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, including the tax consequences to holders of Alcide common stock. The tax opinion of counsel will be subject to limitations and qualifications and will be based on representations made by officers of Alcide, Ecolab, and Bessy Acquisition Inc. The tax

opinion will not be binding on the IRS and will not preclude the IRS from taking a contrary position. Neither Alcide nor Ecolab has requested or will request a ruling from the IRS regarding any of the federal income tax consequences of the merger.

        Assuming that the merger is carried out in accordance with the terms of the merger agreement, and assuming the delivery of customary representations made by officers of Alcide, Ecolab and Bessy Acquisition Inc., it is the opinion of Perkins Coie LLP that the merger will constitute a reorganization under Section 368(a), and subject to the limitations and qualifications referred to above, the material United States federal income tax consequences of the merger will be as follows:

  •
  Holders of Alcide common stock will not recognize any gain or loss upon receipt of Ecolab common stock solely in exchange for their Alcide common stock in the merger.

  •
  A holder of Alcide common stock who receives cash in the transaction in lieu of a fractional share of Ecolab common stock will be treated as if the holder had received the fractional share and then had that share redeemed for cash. The holder of Alcide common stock will recognize gain or loss equal to the difference between the cash received and that portion of the holder's basis in the Alcide common stock attributable to the fractional share.

  •
  The aggregate tax basis in the Ecolab common stock received by a holder of Alcide common stock pursuant to the merger (including any fractional share that the holder will be treated as having received and then as having immediately redeemed for cash) will be the same as the aggregate tax basis of the Alcide common stock surrendered in the exchange.

  •
  The holding period of Ecolab common stock received by a holder of Alcide common stock in exchange for shares of Alcide common stock will include the holding period of the shares of Alcide common stock surrendered in the exchange, if the holder held that Alcide common stock as a capital asset at the time of the transaction.

        Holders of Alcide common stock are urged to consult their own tax advisors as to the specific tax consequences to them of the transaction, including the applicability and effect of United States federal, state and local and foreign income and other tax laws in their particular circumstances.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. The following is not a complete statement of all provisions of the merger agreement. Statements made in this proxy statement/prospectus with respect to the terms of the merger agreement are qualified in their entirety by reference to the more detailed information set forth in the merger agreement.

The Merger

        The merger agreement provides that, at the effective time of the merger, Bessy Acquisition Inc. will merge with and into Alcide. As a result of the merger, Bessy Acquisition Inc. will cease to exist, Alcide will become a wholly-owned subsidiary of Ecolab and you will become a stockholder of Ecolab.

        Immediately following the merger, the certificate of incorporation of Bessy Acquisition Inc. will become the certificate of incorporation of Alcide, the bylaws of Bessy Acquisition Inc. will become the bylaws of Alcide, the senior executive officers of Alcide will remain as the officers of Alcide, and the directors of Bessy Acquisition Inc. will become the directors of Alcide.

Closing and Effective Time of the Merger

        The closing of the merger will take place no later than the second business day after the date on which all conditions to closing have been satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or, if agreed to by Ecolab and Alcide, at a later time or date specified in the certificate of merger. The certificate of merger will be filed as soon as practicable after the date on which all conditions to closing have been satisfied or waived. Neither Ecolab nor Alcide can assure you, however, that the conditions to the merger will be satisfied or waived or that the merger agreement will not be terminated. See "—Conditions to the Merger" on page 51 and "—Termination" on page 52.

Merger Consideration

        Upon completion of the merger, you will receive Ecolab common stock in exchange for your shares of Alcide common stock. The number of shares you receive will equal the number of shares of Alcide common stock you hold multiplied by the quotient of $21.00 divided by the average Ecolab share price. The average Ecolab share price is defined as the average, rounded to the nearest full cent, of the daily closing price per share of Ecolab common stock on the New York Stock Exchange Composite Tape for each of the 10 consecutive trading days ending on the trading day that is five trading days prior to the merger.

        Ecolab will not issue fractional shares of Ecolab common stock in the merger. Instead, Ecolab will deposit with the exchange agent any cash payable in lieu of fractional shares of Ecolab common stock. From the deposited funds, the exchange agent will pay each holder of Alcide common stock otherwise entitled to receive a fractional share of Ecolab common stock an amount equal to the fractional share of Ecolab common stock to which the holder would otherwise be entitled multiplied by the average Ecolab share price. No interest will be paid on fractional amounts.

        For example, if the average per share price of Ecolab stock for the valuation period is $[    •    ] (which was the closing price of Ecolab common stock on the New York Stock Exchange on [    •    ], 2004), an Alcide stockholder holding 500 shares of Alcide common stock would receive [    •    ] shares of Ecolab common stock and $[    •    ] in cash instead of a fractional share.

Treatment of Outstanding Options

        Options to acquire Alcide common stock have been granted and remain outstanding as of the date of this proxy statement/prospectus, including options that have been granted pursuant to the following plans maintained by Alcide: the 2001 Stock Incentive Plan, the 1996 Stock Option Plan for

Nonemployee Directors and the 1993 Incentive Stock Option Plan. Each of these plans was approved by the Alcide stockholders.

  2001 Stock Incentive Plan

        Under the terms of the 2001 Stock Incentive Plan, a successor corporation in a merger can elect whether to assume outstanding options granted under the plan. Ecolab has elected not to assume those options. Instead, to the extent not exercised prior to the merger, each such option will be cancelled and converted into the right to receive a cash payment equal to $21.00 multiplied by the number of shares subject to the option, less the aggregate exercise price of the option. For example, an option to purchase 100 shares of Alcide common stock at an exercise price of $15.00 per share would be converted into the right to receive a cash payment of $600.00. Options with an exercise price at or greater than $21.00 per share will be cancelled and the holders will forfeit the opportunity to realize value from those options.

        In addition, all options granted under the 2001 plan, whether or not vested at the time the merger agreement was signed, have become fully vested and exercisable contingent upon completion of the merger. All such options vested over a period of five years, such that the effect of acceleration is as follows:

Option Grant Date	Shares Accelerated	Exercise Price	Aggregate Cash Payment
July 17, 2001	[•]	$29.50	$0.00
October 16, 2001	[•]	$21.10	$0.00
July 17, 2002	[•]	$16.90	[•]
July 28, 2003	[•]	$12.85	[•]

  1996 Stock Option Plan for Nonemployee Directors and 1993 Incentive Stock Option Plan

        The 1996 Stock Option Plan for Nonemployee Directors and the 1993 Incentive Stock Option Plan each require Ecolab to assume all outstanding options granted under those plans. However, the merger agreement requires Alcide to use commercially reasonable efforts to cause the holders of outstanding options under those plans and any other outstanding options (other than those granted pursuant to Alcide's 2001 Stock Incentive Plan) to agree to a cash-out on the same economic terms as apply to options granted under the 2001 plan. Acceleration will not impact the 1996 plan, as all options granted thereunder vest immediately in full on the grant date. An aggregate of [    •    ] options would be accelerated under the 1993 plan if all holders of those options agree to the cash-out. The exercise price of those accelerated options is [    •    ] and the aggregate cash-out payment would be [    •    ]. Ecolab will assume any options granted under the 1996 and 1993 plans that are not cashed-out.

Procedures for Exchange of Shares

        As soon as practicable after the merger, the exchange agent will mail to each registered holder of Alcide common stock a letter of transmittal and instructions for surrendering Alcide stock certificates in exchange for shares of Ecolab common stock. Upon surrendering an Alcide stock certificate along with a duly executed letter of transmittal and any other required documents to the exchange agent, you will be entitled to receive a certificate representing the number of shares of Ecolab common stock that you have the right to receive, and any corresponding cash payment for any fractional share.

        If any Alcide stock certificate has been lost, stolen or destroyed, Ecolab will require the owner of the lost, stolen or destroyed Alcide stock certificate to provide an appropriate affidavit and may require the owner to deliver a bond as indemnity against any claim that may be made against the exchange agent, Ecolab or Alcide with respect to such Alcide stock certificate.

        You should not surrender your Alcide stock certificates for exchange until you receive a letter of transmittal and instructions from the exchange agent. If your shares are held in "street name" by your broker, you will receive instructions from your broker as to how to cause your shares to be surrendered to the exchange agent for exchange.

Representations and Warranties

        Alcide, Ecolab and Bessy Acquisition Inc. each have made a number of representations and warranties in the merger agreement regarding their authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement, and regarding various aspects of their business, financial condition, structure, operations and other facts pertinent to the merger. The representations and warranties are complicated and not easily summarized, yet they are important because they relate to the conditions to complete the merger and the parties' rights to terminate the merger agreement. Therefore, you are urged to carefully read the specific language of the representations and warranties in the merger agreement.

        Alcide's representations and warranties cover the following topics, among others, as they relate to Alcide and its subsidiaries:

  •
  corporate organization, good standing, power to do business, organizational documents and capital structure;

  •
  SEC filings, financial statements, internal accounting controls, disclosure controls and procedures, undisclosed liabilities, and the accuracy of the information supplied by Alcide for inclusion in this proxy statement/prospectus;

  •
  authority to enter into, and the enforceability of, the merger agreement and the vote required to approve the merger agreement and the merger;

  •
  changes in business since November 30, 2003;

  •
  conflicts between the merger agreement and Alcide's organizational documents, certain contracts or applicable laws;

  •
  required filings and consents and the absence of certain financial or other consequences due to the execution of the merger agreement or completion of the merger;

  •
  permits, licenses, registrations and other authorizations necessary to operate their business; general compliance with laws and governmental orders; employment, employee benefits, environmental and tax matters; and compliance with product and manufacturing regulations;

  •
  pending or threatened litigation;

  •
  title to tangible assets, real and personal property leases, and intellectual property and contract matters;

  •
  customer and supplier relations;

  •
  related-party transactions;

  •
  receipt of a fairness opinion from Duff & Phelps;

  •
  investment bankers, brokers or finders engaged in connection with the merger;

  •
  the completeness of disclosure to Ecolab; and

  •
  the absence of any actions, facts or circumstances that would prevent the merger from qualifying as a tax-free reorganization.

        The representations and warranties of Ecolab and Bessy Acquisition Inc. cover the following topics, among others, as they relate to Ecolab and Bessy Acquisition Inc.:

  •
  corporate organization, good standing, power to do business, organizational documents and capital structure;

  •
  SEC filings, financial statements, undisclosed liabilities, and the accuracy of the information supplied by Ecolab for inclusion in this proxy statement/prospectus;

  •
  authority to enter into, and the enforceability of, the merger agreement;

  •
  changes in business since September 30, 2003;

  •
  conflicts between the merger agreement and Ecolab's organizational documents, certain contracts or applicable laws;

  •
  required filings and consents;

  •
  the ownership, purpose and operations of Bessy Acquisition Inc.;

  •
  pending or threatened litigation;

  •
  investment bankers, brokers or finders engaged in connection with the merger; and

  •
  the absence of any actions, facts or circumstances that would prevent the merger from qualifying as a tax-free reorganization.

        Certain aspects of the representations and warranties given by Alcide, Ecolab and Bessy Acquisition Inc. are qualified by the concept of a "material adverse effect," which is described below under "—Concept of Material Adverse Effect."

Concept of Material Adverse Effect

        Some of the representations and warranties contained in the merger agreement are qualified by the concept of a "material adverse effect." This concept is also relevant to the conditions to each party's obligation to complete the merger as described under "—Conditions to the Merger" on page 51. For purposes of the merger agreement, the term "material adverse effect" is defined as any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to:

  •
  have a material adverse effect on the business (including its prospects, current products or products under development), operations, assets, properties, results of operations, or financial condition of Alcide or Ecolab, as applicable, considered as a whole with their respective subsidiaries; or

  •
  prevent or materially delay the consummation of the merger or otherwise have a material adverse effect on the ability of Alcide or Ecolab to perform its obligations under the merger agreement.

        However, a material adverse effect does not include an effect, change, event, circumstance or condition to the extent the party arguing against the existence of a material adverse effect establishes that it primarily and directly results from or is attributable to:

  •
  the effect of the public announcement or pendency of the transactions contemplated by the merger agreement on current or prospective customers of such party;

  •
  changes affecting the dairy, meat, poultry or fish processing or food safety industries generally and without affecting such party to a materially disproportionate extent; or

  •
  changes affecting in the United States economy generally and without affecting such party to a materially disproportionate extent.

Covenants and Agreements

  Conduct of Alcide's Business Pending the Merger

        Alcide has agreed that, until the merger is completed or the merger agreement is terminated, Alcide and its subsidiaries will conduct their business in the ordinary and usual course consistent with past practice and use commercially reasonable efforts to, in all material respects, preserve intact their business organization, maintain their present and planned business, keep available the services of their officers and employees, and maintain satisfactory relationships with customers, suppliers and others with whom they have business relationships. Alcide has also agreed to a number of specific, customary restrictions on its operations and the operations of its subsidiaries. These restrictions relate, among other things, to the following topics:

  •
  changes to their organizational documents;

  •
  the issuance, sale or other disposition of, or the placement of an encumbrance on, any shares of capital stock or any options, warrants or other rights to acquire capital stock;

  •
  the declaration or payment of dividends or other distributions, and any reclassification, combination, split, subdivision or redemption of any capital stock;

  •
  asset sales other than ordinary course sales of inventory, business acquisitions, capital expenditures, indebtedness and the payment or other discharge of liabilities;

  •
  the adoption or amendment of employee benefit plans and increases in director, officer or employee compensation or benefits;

  •
  changes in accounting policies;

  •
  the execution, amendment, termination or other modification of material contracts;

  •
  the removal from their facilities of any material personal property;

  •
  the institution, settlement or compromise of any pending or threatened legal proceeding involving a governmental authority or non-governmental self-regulatory agency;

  •
  tax matters; and

  •
  action or inaction that would cause a representation or warranty of Alcide to be inaccurate or a covenant or agreement of Alcide to be breached.

  No Solicitation of Alternative Acquisition Proposals

        Alcide has agreed that, until the merger is completed or the merger agreement is terminated, neither it nor any of its subsidiaries or representatives will, directly or indirectly, solicit, initiate, encourage or otherwise facilitate the making of any "acquisition proposal," enter into any agreement regarding an acquisition proposal, or participate or encourage discussions concerning, or provide any non-public information to, any third party relating to an acquisition proposal or which may reasonably be expected to lead to an acquisition proposal. An "acquisition proposal" is defined as any inquiry, proposal, offer or indication of interest from a third party relating to the following:

  •
  a possible transaction or series of related transactions for the acquisition of 15% or more of Alcide's outstanding capital stock, including a tender offer or exchange offer that, if consummated, would result in the acquisition of 15% or more of Alcide's outstanding capital stock;

  •
  a possible merger or other business combination involving Alcide and the acquisition of securities representing 15% or more of the aggregate voting power of all outstanding securities of the surviving company; or

  •
  any other transaction involving the acquisition of control over assets having a fair market value equal to 15% or more of the fair value of all of Alcide's consolidated assets.

        However, Alcide may, prior to obtaining stockholder approval of the merger, furnish non-public information to or enter into discussions or negotiations with a third party that makes an unsolicited, bona fide acquisition proposal that Alcide's board of directors reasonably determines is likely to result in a "superior proposal," but only if and to the extent that:

  •
  Alcide's board of directors, after consultation with outside legal counsel, further determines in good faith that such action is required in order for the board to comply with its fiduciary duties;

  •
  prior to first furnishing the information or first participating in the discussions or negotiations, Alcide provides Ecolab with at least one business day written notice of its intention to do so, names and identifies the other party, and receives from the other party an executed confidentiality agreement with terms no less favorable to Alcide than the confidentiality agreement previously entered into with Ecolab; and

  •
  Alcide concurrently provides Ecolab with all non-public information to be provided to the other party that Ecolab has not already received, Alcide keeps Ecolab reasonably informed as to the status, material terms and conditions and other material developments with respect to the discussions or negotiations, and Alcide provides Ecolab with all material documents regarding the discussions and negotiations.

        A "superior proposal" is defined as an unsolicited, bona fide written acquisition proposal for all of the outstanding shares of Alcide capital stock or voting power which the Alcide board of directors determines in good faith, after consultation with Alcide's legal and financial advisors and taking into consideration all aspects of the acquisition proposal and the merger, to be more favorable to the Alcide stockholders than the merger; for which financing, to the extent required, is then committed; and which is reasonably likely to be consummated within a time period not materially longer than the time period reasonably believed to be necessary to complete the merger.

        Alcide is required to notify Ecolab promptly if Alcide or any of its representatives receives an acquisition proposal or any inquiry reasonably likely to lead to an acquisition proposal, or if discussions are sought to be initiated or continued with Alcide or its representatives concerning an acquisition proposal. The notice must contain the name of the proposing or inquiring party and the material terms and conditions of the acquisition proposal.

        Notwithstanding the foregoing non-solicitation restrictions, the Alcide board of directors may, prior to obtaining stockholder approval of the merger, approve or recommend a superior proposal and terminate the merger agreement if the Alcide board of directors determines in good faith, after consultation with outside legal counsel, that such action is required in order for the board to comply with its fiduciary duties, and Ecolab fails to, within three business days after receiving written notice from Alcide of its intention to take such action, propose an amendment to the merger agreement to provide for terms as favorable as or superior to the superior proposal. Termination of the merger agreement under these circumstances would require concurrent payment by Alcide of a $2.5 million termination fee. Furthermore, Alcide is not prohibited from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Alcide stockholders required by applicable law.

  Calling of Alcide Stockholders Meeting

        Alcide is obligated to call and hold the special meeting to consider the approval of the merger agreement and the merger as soon as practicable following the date on which the registration statement becomes effective, and must thereafter to solicit proxies to vote in favor of the merger agreement and the merger. The Alcide board of directors is required to recommend approval and adoption of the merger agreement and the merger, and Alcide may not, prior to termination of the merger agreement, adversely withdraw or modify, or propose to adversely withdraw or modify, this recommendation unless Alcide has complied with its non-solicitation obligations and such action is required in order for the board to comply with its fiduciary duties. Unless the merger agreement is earlier terminated, Alcide is further required to submit the merger for a vote at the special meeting even if the Alcide board of directors determines that the merger is no longer advisable or recommends that the Alcide stockholders reject the merger. In such a case, the directors and executive officers of Alcide will, in their individual capacities as stockholders, be obligated to vote in favor of and otherwise facilitate the merger notwithstanding any decision by the Alcide board of directors to no longer recommend the merger.

  Director and Officer Indemnification

        The merger agreement provides that, after completion of the merger, Alcide will continue to honor its existing indemnification obligations, indemnify directors and officers of Alcide for acts or omissions occurring prior to the merger and provide indemnification arrangements for Alcide's officers and directors to the fullest extent permitted by applicable law. Ecolab is obligated to guarantee and honor the director and officer indemnification obligations of Alcide. In addition, prior to completion of the merger, Alcide is required to purchase a six year extended reporting period endorsement under its existing directors' and officers' liability insurance policy, provided the cost of the endorsement may not exceed $200,000 without Ecolab's prior written consent.

  Expenses

        All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those fees or expenses, whether or not the merger is completed, except that:

  •
  Alcide and Ecolab will share equally the cost of printing and filing with the SEC this proxy statement/prospectus and the registration statement of which this is a part; and

  •
  Ecolab has paid $250,000 to Alcide to cover a portion of its out-of-pocket fees and expenses for legal, accounting and financial advisor services incurred through the date of the merger agreement; and

  •
  Ecolab will cover Alcide's reasonably documented out-of-pocket fees and expenses incurred exclusively in connection with Alcide's pursuit of clearance under the Hart-Scott-Rodino Act, to the extent such fees and expenses arise from actions take after the date of the merger agreement and are approved in advance by Ecolab.

        Ecolab could also become obligated to reimburse Alcide for a broader range of merger-related fees and expenses as described under "—Termination Fee and Expense Reimbursement" on page 53.

  Other Covenants

        The merger agreement contains a number of other customary covenants and agreements, including agreements relating to the preparation and distribution of this proxy statement/prospectus, confidentiality and access to information, cooperation regarding governmental filings, notification of breaches, public announcements and other communications, and voting and employment agreements. Alcide has further agreed to redeem all of its outstanding preferred stock and to terminate all of its employee benefit plans. Ecolab has further agreed to submit to the New York Stock Exchange a listing application covering all shares of its common stock to be issued in the merger, to use reasonable efforts to obtain approval of the listing application, and to pay certain bonuses to Alcide's officers and employees based on Alcide's existing bonus programs. Ecolab has also agreed to give credit for service prior to the date of acquisition to eligible employees of Alcide for purposes of determining eligibility and vesting only, but not for purposes of determining benefit accrual or employer subsidies, under Ecolab's employee welfare plans and employee pension plans. In addition, the merger agreement contains a general covenant requiring each party to use its commercially reasonable efforts to effectuate the merger and to ensure that the merger is treated as a tax-free reorganization.

Conditions to the Merger

        The obligations of Ecolab, Bessy Acquisition Inc. and Alcide to consummate the merger are subject to a number of customary conditions, including the following:

  •
  adoption and approval of the merger agreement and merger by the requisite vote of the Alcide stockholders;

  •
  the absence of a United States court order against any of the parties that prevents or materially delays completion of the merger or that imposes any material limitation on Ecolab's ability to exercise full ownership rights over Alcide or its assets or business;

  •
  the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order or proceeding seeking a stop order;

  •
  listing on the New York Stock Exchange of the shares of Ecolab common stock to be issued in the merger, subject to official notice of issuance; and

  •
  receipt of all required governmental approvals and consents, except, in the case of consents the absence of which could not result in civil or criminal sanctions being imposed, where the failure to obtain any of these consents and approvals would not reasonably be expected to have a material adverse effect on Ecolab or Alcide.

        An additional condition required the expiration or termination of the waiting period under the Hart-Scott-Rodino Act and any other applicable antitrust laws. Early termination of the Hart-Scott-Rodino waiting period was granted on April 7, 2004, and neither Ecolab nor Alcide are aware of any other applicable antitrust laws.

        The obligations of Ecolab and Bessy Acquisition Inc. to complete the merger are subject to the following additional conditions:

  •
  Alcide's representations and warranties in the merger agreement that are qualified as to materiality or material adverse effect must be true and correct, and those that are not so qualified must be true and correct in all material respects;

  •
  Alcide must have performed or complied in all material respects with the agreements, obligations and conditions it is required perform or comply with on or prior to the completion of the merger;

  •
  Alcide must not have suffered a material adverse effect since March 11, 2004, the date of the merger agreement;

  •
  no suit, action or proceeding may be pending which relates directly or indirectly to the merger, including suits actions or proceedings seeking to enjoin or unwind the merger or seeking to recover damages or other relief with respect to the merger;

  •
  the aggregate number of shares of Alcide common stock outstanding on the closing date, including shares subject to then-outstanding options, may not exceed 3,041,910;

  •
  Alcide must have received all permits, consents, authorizations and approvals necessary to complete the merger and otherwise perform its obligations under the merger agreement;

  •
  Ecolab must have received appropriate certifications regarding certain of the other conditions, a satisfactory legal opinion from Perkins Coie LLP regarding issues relating to the merger agreement and the merger, "affiliate letters" from all affiliates of Alcide, employment agreements from Alcide's officers and the other employees specified in the merger agreement (to be effective upon completion of the merger), and resignations from the directors of Alcide and its subsidiaries;

  •
  prior to the closing of the merger, Alcide must have purchased the extended reporting period endorsement under its directors' and officers' liability insurance policy; and

  •
  prior to the closing of the merger, or, if earlier, prior to the expiration of Alcide's general, product and umbrella liability insurance policy, take certain action as directed by Ecolab to renew those policies.

        Shortly following the public announcement of the merger, an Alcide stockholder filed a complaint in the King County Superior Court of the State of Washington alleging that the Alcide board of directors breached its fiduciary obligations in approving the merger agreement and the merger. The Alcide board of directors believes that it acted appropriately. Nevertheless, Ecolab may elect not to complete the merger so long as the lawsuit is pending and may elect not to complete the merger if the lawsuit is decided or settled in a manner that causes another condition not to be satisfied.

        The obligations of Alcide to complete the merger are subject to the following additional conditions:

  •
  Ecolab's representations and warranties in the merger agreement that are qualified as to materiality or material adverse effect must be true and correct, and those that are not so qualified must be true and correct in all material respects;

  •
  Ecolab must have performed or complied in all material respects with the agreements, obligations and conditions it is required perform or comply with on or prior to the completion of the merger;

  •
  Ecolab must not have suffered a material adverse effect since March 11, 2004, the date of the merger agreement;

  •
  Ecolab must have received all permits, consents, authorizations and approvals necessary to complete the merger and otherwise perform its obligations under the merger agreement; and

  •
  Alcide must have received appropriate certifications regarding certain of the other conditions, a satisfactory legal opinion from Ecolab's general counsel and from Oppenheimer Wolff & Donnelly LLP regarding issues relating to the merger agreement and the merger, and a satisfactory legal opinion from Perkins Coie LLP regarding the tax consequences of the merger.

Termination

        Alcide and Ecolab can agree at any time to terminate the merger agreement without completing the merger, and the merger agreement may be terminated by either party as follows:

  •
  if the merger is not completed by September 11, 2004, although the date will be extended if additional information is requested by regulatory authorities under applicable antitrust laws;

  •
  if a governmental or legal restraint prohibits the merger; or

  •
  if the Alcide stockholders do not approve the merger agreement.

        Ecolab may also terminate the merger agreement as follows:

  •
  if Alcide materially breaches its nonsolicitation obligations or its obligations in relation to the preparation of the proxy statement and the calling of the special meeting of Alcide stockholders;

  •
  if Alcide's board of directors recommends, approves, accepts or enters into an agreement regarding a competing acquisition proposal, or withdraws or adversely modifies its recommendation of the merger with Ecolab;

  •
  if a tender offer or exchange offer is commenced, and Alcide's board of directors fails within 10 days to recommend against acceptance or takes no position in relation to the offer;

  •
  if Alcide breaches its obligation not to issue, sell, encumber or take other actions in relation to its capital stock or assets, other than ordinary course sales of inventory, or its obligation not to increase, modify or take other actions in relation to director, officer, employee and consultant compensation;

  •
  if Alcide materially breaches any of representations, warranties or obligations under the merger agreement, other than obligations covered by other termination provisions, or an officer or director breaches his voting agreement, and the breach is not curable or, if curable, is not cured within 30 days after receiving notice of the breach;

  •
  if the average Ecolab stock price is less than $21.00; and

  •
  at any time after the receipt of a request for additional information under the Hart-Scott-Rodino Act.

        Alcide may also terminate the merger agreement as follows:

  •
  if Alcide's board of directors has authorized acceptance of a superior acquisition proposal, provided the authorization occurs prior to obtaining the approval of Alcide stockholders, Alcide has complied with its non-solicitation obligations, and Alcide has paid a $2.5 million termination fee to Ecolab; or

  •
  if Ecolab materially breaches any of representations, warranties or obligations under the merger agreement, and the breach is not curable or, if curable, is not cured within 30 days after receiving notice of the breach.

Termination Fee and Expense Reimbursement

  Termination Fee

        In recognition of Ecolab's time, effort and expenses devoted to the merger opportunity, Alcide has agreed to pay Ecolab a termination fee of $2.5 million in the event the merger agreement is terminated under a variety of circumstances. These circumstances include termination due to:

  •
  a material breach of Alcide's non-solicitation obligations or its obligations in relation to the special meeting;

  •
  action by Alcide's board of directors in support of an alternative acquisition proposal;

  •
  a withdrawal or adverse modification of the Alcide board's recommendation of the merger with Ecolab;

  •
  a failure by the Alcide board of directors to reject a competing tender offer within 10 days after it has been commenced;

  •
  authorization of a superior acquisition proposal by the Alcide board of directors;

  •
  any breach of Alcide's covenants not to issue, sell or encumber any shares of its capital stock, sell certain assets, or take certain action in relation to compensation; or

  •
  any material breach of a voting agreement.

        A termination fee may also be payable if the Alcide stockholders fail to approve the merger, but only if Alcide enters into an agreement regarding an alternative acquisition proposal within one year after the merger agreement is terminated. The termination fee may have the effect of discouraging competing acquisition proposals.

  Expense Reimbursement

        If Ecolab terminates the merger agreement because the average Ecolab stock price is below $21.00, Ecolab must cover all of Alcide's reasonably documented out-of-pocket fees and expenses incurred in connection with the merger agreement and the merger and which were not reimbursed before signing as described in "—Covenants and Agreements—Expenses" on page 50. This obligation is capped at $500,000 and includes fees and expenses incurred both before and after signing the merger agreement.

Amendments

        Subject to the applicable provisions of Delaware corporate law, at any time prior to completion of the merger, Ecolab and Alcide, by resolution of their respective boards of directors, may modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of each company. The merger agreement provides, however, that after approval of the merger by Alcide's stockholders, no amendment that requires further stockholder approval can be made without approval of Alcide's stockholders.

AGREEMENTS RELATED TO THE MERGER

Agreements to Facilitate Merger

        As a condition to entering into the merger agreement, Ecolab required each director and officer of Alcide, together with certain persons and entities controlled by them, to enter into an Agreement to Facilitate Merger with Ecolab. The agreements apply to the signatories only in their capacities as stockholders of Alcide and not as directors or officers. Under the agreements, the stockholders have agreed to vote in favor of the merger agreement and the merger all shares of Alcide common stock that they beneficially own. To supplement this obligation, the stockholders have granted to certain representatives of Ecolab an irrevocable proxy to vote such shares. As of March 11, 2004, the agreements covered an aggregate of 604,832 shares of Alcide common stock, or approximately 22.4% of the aggregate number of shares outstanding as of such date (excluding shares issuable upon exercise or conversion of options and other rights to acquire shares of Alcide common stock which such persons currently hold), plus an additional 143,414 shares not outstanding but which may be issued upon exercise of options. In exercising its right to vote shares of Alcide common stock, Ecolab will be limited to vote the shares in favor of the merger agreement and the merger and any matter that could reasonably be expected to facilitate the Merger. The stockholders retain the right to vote on all other matters.

        Each Agreement to Facilitate Merger also prohibits the stockholder from transferring, encumbering or otherwise disposing of any shares of Alcide common stock or any options, warrants or similar rights to acquire shares of Alcide common stock and from soliciting or otherwise facilitating any alternative acquisition transactions. The agreements will terminate upon completion of the merger or, if earlier, when the merger agreement is terminated in accordance with its terms and provisions.

        The foregoing summary does not purport to describe all of the terms of the Agreements to Facilitate Merger and is qualified in its entirety by reference to the form of Agreement to Facilitate Merger which is attached as Appendix B to this proxy statement/prospectus. You should read the form of agreement carefully.

Employment Agreements

        Concurrently with the signing of the merger agreement, Ecolab entered into employment agreements with Messrs. Sasenick, Richards, Kemp and Winter, each of which will become effective only upon completion of the merger. The terms of the employment agreements are as follows:

  Joseph A. Sasenick

        Mr. Sasenick is Alcide's Chairman and Chief Executive Officer. His employment agreement is for a fixed term beginning upon completion of the merger and continuing for a period of six months or until February 18, 2005, whichever is later.

        Under the terms of the employment agreement, Mr. Sasenick's starting base salary will be $287,929 per year, which is the same as his current base salary at Alcide. Mr. Sasenick's base salary is subject to a 4% increase effective September 1, 2004. Consistent with other Ecolab employees at the same grade level, Mr. Sasenick will be eligible for a performance-based bonus targeted at 25% of base salary and which is capped at 50%. This reflects a decrease in his bonus potential with Alcide, which was capped at 100% of base salary and resulted in an actual pay-out of 50% of base salary for fiscal year 2003. Mr. Sasenick's bonus was earned under Alcide's Management Incentive Plan, which provides for the payment of cash bonuses to each of Alcide's executive officers based on Alcide's performance in relation to predetermined goals and each executive officer's performance during the fiscal year and was determined by Alcide's Compensation Committee of the Board of Directors. The employment agreement provides for a one-time option grant covering 25,000 shares of Ecolab common stock. The option grant is moderately higher than the typical annual grant given to similarly situated Ecolab employees, but is consistent with grants given at the commencement of employment. The size of the option grant also reflects the fact that Mr. Sasenick is agreeing to transition into a lesser compensated consulting role shortly after the merger is completed. Mr. Sasenick will also be entitled to retain his current company car, which will be given to him upon termination of employment, and one year's severance upon termination, consistent with similarly situated Ecolab employees and his existing employment arrangement with Alcide. As part of the employment agreement, Mr. Sasenick has agreed to release and discharge any and all existing employment arrangements he may have with, and any and all claims he may have against, Alcide, and has also agreed to non-competition, non-solicitation, confidentiality, and assignment of inventions restrictions and obligations.

        Upon termination of the employment agreement, Ecolab and Mr. Sasenick will sign a three-year consulting agreement. The fee for his consulting services will be $100,000 per year, which reflects Ecolab's need for Mr. Sasenick's continued advice and counsel in relation to the Alcide business and other business opportunities. If the merger is not completed, then Alcide and Mr. Sasenick would expect to continue his employment with Alcide.

  John P. Richards

        Mr. Richards is Alcide's President and Chief Financial Officer. During the first two years of his employment, Mr. Richards may only be terminated for cause or upon his death or disability. After two years, his employment will become "at-will," such that both Mr. Richards and Ecolab will be free at any time to terminate his employment with or without cause.

        Under the terms of the employment agreement, Mr. Richard's starting base salary will be $190,000 per year, which represents an increase of $1,161 over his current base salary at Alcide. Consistent with other Ecolab employees at the same grade level, Mr. Richards will be eligible for a performance-based bonus targeted at 25% of base salary and which is capped at 50%. As with the other Alcide officers, this reflects a decrease in Mr. Richards' bonus potential with Alcide, which was capped at 100% of base salary and resulted in an actual pay-out of 50% of base salary for fiscal year 2003, which was made pursuant to Alcide's Management Incentive Plan described above. The employment agreement provides for a one-time option grant covering 12,000 shares of Ecolab common stock. The option grant is consistent with grants given to similarly situated Ecolab employees. Mr. Richards will be entitled to a company car during the term of his employment and one year's severance upon termination, both of which are benefits given to similarly situated Ecolab employees. As part of the employment agreement, Mr. Richards has agreed to release and discharge any and all existing employment arrangements he may have with, and any and all claims he may have against, Alcide, and has also agreed to non-competition, non-solicitation, confidentiality, and assignment of inventions restrictions and obligations.

  G. Kere Kemp

        Mr. Kemp is Alcide's Executive Vice President and Chief Scientific Officer. Under the terms of his employment agreement, Mr. Kemp will be an "at-will" employee, such that both he and Ecolab are free at any time to terminate his employment with or without cause.

        Under the terms of the employment agreement, Mr. Kemp's starting base salary will be $156,000 per year, which represents an increase of $13,976 over his current base salary at Alcide. Consistent with other Ecolab employees at the same grade level, Mr. Kemp will be eligible for a performance-based bonus targeted at 25% of base salary and which is capped at 50%. As with the other Alcide officers, this reflects a decrease in Mr. Kemp's bonus potential with Alcide, which was capped at 100% of base salary and resulted in an actual pay-out of 40% of base salary for fiscal year 2003, which was made pursuant to Alcide's Management Incentive Plan described above. The employment agreement provides for a one-time option grant covering 10,000 shares of Ecolab common stock. The option grant is consistent with grants given to similarly situated Ecolab employees. Mr. Kemp will be entitled to one year's severance upon termination, consistent with similarly situated Ecolab employees. As part of the employment agreement, Mr. Kemp has agreed to release and discharge any and all existing employment arrangements he may have with, and any and all claims he may have against, Alcide, and has also agreed to non-competition, non-solicitation, confidentiality, and assignment of inventions restrictions and obligations.

  James L. Winter

        Mr. Winter is Alcide's Corporate Vice President and General Manager, Animal Health. Under the terms of his employment agreement, Mr. Winter will be an "at-will" employee, such that both he and Ecolab are free at any time to terminate his employment with or without cause.

        Under the terms of the employment agreement, Mr. Winter's starting base salary will be $130,000 per year, which is represents an increase of $3,874 over his current base salary at Alcide. Consistent with other Ecolab employees at the same grade level, Mr. Richards will be eligible for a performance-based bonus targeted at 25% of base salary and which is capped at 50%. As with the other Alcide officers, this reflects a decrease in Mr. Winter's bonus potential with Alcide, which was capped at 100% of base salary and resulted in an actual pay-out of 19% of base salary for fiscal year 2003, which was made pursuant to Alcide's Management Incentive Plan described above. The employment agreement provides for a one-time option grant covering 8,000 shares of Ecolab common stock. The option grant is consistent with grants to similarly situated Ecolab employees. Mr. Winter will be entitled to a company car during the term of his employment and one year's severance upon termination, both of which are benefits given to similarly situated Ecolab employees. As part of the employment agreement, Mr. Winter has agreed to release and discharge any and all existing employment arrangements he may have with, and any and all claims he may have against, Alcide, and has also agreed to non-competition, non-solicitation, confidentiality, and assignment of inventions restrictions and obligations.

COMPARISON OF STOCKHOLDER RIGHTS AND RELATED MATTERS

        Both Ecolab and Alcide are incorporated under the laws of the State of Delaware. Before completion of the merger, the rights of holders of Alcide stock are governed by Delaware law, the Certificate of Incorporation, as amended, of Alcide and the By-Laws of Alcide. After the completion of the merger, former Alcide stockholders will become stockholders of Ecolab, and their rights will be governed by Delaware law, the Restated Certificate of Incorporation of Ecolab and the By-Laws of Ecolab.

        While there are substantial similarities between the certificates of incorporation and by-laws of Ecolab and Alcide, a number of differences do exist. The following is a summary of the material differences between the rights of Ecolab stockholders and the rights of Alcide stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Ecolab and Alcide stockholders and it is qualified in its entirety by reference to Delaware law and the various documents of Ecolab and Alcide that we refer to in this summary. You should carefully read this entire proxy statement/prospectus and the other documents we refer to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Ecolab and being a stockholder of Alcide. Ecolab and Alcide have filed with the SEC their respective documents referred to herein and will send copies of these documents to you upon your request. Please see "Where You Can Find More Information."

Authorized Capital Stock

  Ecolab

        The authorized capital stock of Ecolab consists of 415,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value $1.00 per share, and 15,000,000 shares of preferred stock, no par value per share.

  Alcide

        The authorized capital stock of Alcide consists of 10,000,000 shares of common stock, par value of $0.01 per share, and 10,100,000 shares of preferred stock, including 1,000 shares of Class A preferred stock, no par value, and 10,000,000 shares of Class B preferred stock, par value $0.01 per share, of which 1,664,581 are designated Series 1 Class B preferred stock and 1,664,581 are designated Series 2 Class B preferred stock.

Number of Directors

        Delaware law provides that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the by-laws unless the certificate of incorporation fixes the number of directors.

  Ecolab

        Ecolab's by-laws defer to its certificate of incorporation, which provides that the number of directors shall be fixed from time to time exclusively by majority vote of the board of directors. The number of directors of Ecolab is currently fixed at 14. Henkel KGaA, a significant stockholder of Ecolab, is currently entitled under the terms of a stockholder's agreement to designate three nominees to the Ecolab board of directors.

  Alcide

        Alcide's certificate of incorporation does not fix the number of directors and its by-laws provide that its board of directors shall consist of eight directors.

Cumulative Voting

        Under Delaware law, a corporation's certificate of incorporation may permit stockholders to cumulate their votes for directors.

  Ecolab

        Ecolab's certificate of incorporation does not provide for cumulative voting for directors.

  Alcide

        Alcide's certificate of incorporation does not provide for cumulative voting for directors.

Classification of Board of Directors

        Delaware law permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half of the directors are elected to a term of two years or one-third of the directors are elected to a term of three years, as applicable.

  Ecolab

        Ecolab's certificate of incorporation provides for three classes of directors who serve staggered terms of three years.

  Alcide

        Alcide's certificate of incorporation and by-laws do not provide for the classification of its board of directors.

Removal of Directors

        Under Delaware law, directors of a corporation with an unclassified board may be removed from office by a majority stockholder vote. If a board is classified, such removal may be effected only for cause.

  Ecolab

        Ecolab's certificate of incorporation provides that directors may be removed as permitted under Delaware law. Because Ecolab has a classified board of directors, stockholders may effect removal of the directors only for cause.

  Alcide

        Alcide's by-laws provide that Alcide's directors may be removed from office by a majority stockholder vote. Because Alcide does not have a classified board of directors, cause is not required.

Amendment of Certificate of Incorporation

  Ecolab

        Under Delaware law and Ecolab's certificate of incorporation, Ecolab's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote. However:

  •
  unless unanimously approved by the board of directors, any amendment to the "business combination" provisions described below requires the approval of the holders of 80% of the voting rights of all classes of stock entitled to vote; and

  •
  any amendment that would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock requires the approval of the holders of a majority of shares of such stock, voting separately as a class.

  Alcide

        Under Delaware law, Alcide's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote.

Amendment of By-Laws

        Delaware law provides that a corporation's stockholders entitled to vote have the power to amend by-laws, although a corporation's certificate of incorporation may give the board of directors the power to amend the by-laws.

  Ecolab

        Ecolab's certificate of incorporation provides that its by-laws may be amended by the vote of a majority of the board of directors.

  Alcide

        Alcide's certificate of incorporation provides that its by-laws may be amended by the vote of a majority of the board of directors.

Special Meetings of Stockholders

        Under Delaware law, stockholder meetings may be held in the manner provided in a corporation's by-laws.

  Ecolab

        Ecolab's by-laws provide that special meetings of the stockholders may be called by the board of directors or the chairman of the board, or at the written request of the holders of at least 80% of the outstanding voting power of Ecolab capital stock.

  Alcide

        Alcide's by-laws provide that special meetings of the stockholders may be called by the president and shall be called by the president or secretary upon the written request of a majority of the board of directors or the holders of at least a majority of the outstanding voting power of Alcide capital stock.

Advance Notice Requirements of Stockholder Nominations and Proposals

  Ecolab

        Ecolab's by-laws impose an advance notice requirement in relation to stockholder proposals, including director nomination proposals, for business to be brought before an annual meeting. To be timely, the notice must be delivered to or mailed and received at Ecolab at its principal executive offices not less than 90 days nor more than 135 days prior to the first anniversary of the preceding year's annual meeting. However, if the actual date of the annual meeting is more than 30 days before or after that anniversary date, then notice must be so received not later than the close of business on the 10th day following the day on which notice of the annual meeting date was mailed or publicly disclosed, whichever first occurs.

  Alcide

        Alcide's by-laws do not impose an advance notice requirement in relation to stockholder proposals, including director nomination proposals, for business to be brought before an annual meeting.

Limitation of Personal Liability of Directors

        Under Delaware law, a certificate of incorporation may, subject to certain limitations, contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty.

  Ecolab

        Ecolab's certificate of incorporation provides that none of its directors shall be personally liable to Ecolab or its stockholders for monetary damages for breach of fiduciary duty in his or her capacity as such, except to the extent provided by applicable law for:

  •
  any breach of the duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or unlawful stock repurchases as set forth in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

  Alcide

        As permitted by Section 145 of the Delaware General Corporation Law, Alcide's certificate of incorporation, as amended, eliminates a director's personal liability for monetary damages to Alcide and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to Alcide or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors, Officers and Employees

  Ecolab

        Ecolab's by-laws require Ecolab to indemnify and hold harmless, to the fullest extent permissible under Delaware law, any person who was or is a party to, or is threatened to be made a party to, any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that he or she

  •
  is or was a director or officer of Ecolab; or

  •
  while a director or officer of Ecolab is or was serving at the request of Ecolab as a director, officer, employee or agent of another corporation or as its representative in another enterprise.

        This indemnification obligation covers all expenses, including attorneys' fees, and all judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the matter. Ecolab's by-laws permit, but do not require, that similar indemnification be extended to Ecolab's employees.

        Ecolab also carries directors' and officers' liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under Delaware law, and claims and suits arising under federal securities laws. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in, or not opposed to, the best interests of Ecolab.

        Ecolab has also entered into indemnification agreements with each of its directors. These agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorneys' fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director:

  •
  is or was a director, officer, employee, trustee, agent or fiduciary of Ecolab; or

  •
  is or was serving at the request of Ecolab as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity.

        These agreements further provide that Ecolab has the burden of proving that a director is not entitled to indemnification in any particular case.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Ecolab pursuant to the provisions described above, Ecolab has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Alcide

        Alcide's certificate of incorporation and by-laws require Alcide to indemnify and hold harmless, to the fullest extent permissible under Delaware law, any person who was or is a party to, or is threatened to be made a party to, any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that he or she

  •
  is or was a director or officer of Alcide; or

  •
  while a director or officer of Alcide is or was serving at the request of Ecolab as a director, officer, employee or agent of another corporation or as its representative in another enterprise.

        Alcide's by-laws further provide that Alcide's indemnification obligation covers all expenses, including attorneys' fees, and all judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the matter.

        Alcide also carries directors' and officers' liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under Delaware law, and claims and suits arising under federal securities laws. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in, or not opposed to, the best interests of Alcide.

        Alcide has also entered into indemnification agreements with each of its officers and directors. These agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorneys' fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such officer or director:

  •
  is or was a director, officer, employee, trustee, agent or fiduciary of Alcide; or

  •
  is or was serving at the request of Alcide as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity.

Business Combinations

  Ecolab

        Article IV of Ecolab's Restated Certificate of Incorporation requires the approval of the holders of at least 80% of the outstanding shares of Ecolab common stock entitled to vote in order to complete a "business combination" with, or proposed by or on behalf of, any "interested stockholder," any affiliate or associate of an interested stockholder or any person who thereafter would be an affiliate or associate of an interested stockholder.

        An "interested stockholder" is any person who

  •
  beneficially owns, directly or indirectly, more than 10% of the voting power of Ecolab's outstanding voting stock,

  •
  is an affiliate of Ecolab and at any time within the two-year period immediately prior to the date in question beneficially owned, directly or indirectly, more than 10% of the voting power of Ecolab's then outstanding voting stock, or

  •
  is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an interested stockholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

        A "business combination" includes certain transactions with or proposed by or on behalf of an interested stockholder or related parties, including, among others,

  •
  a merger or consolidation of Ecolab or any subsidiary,

  •
  the sale or disposition by Ecolab or any subsidiary of any assets or securities having an aggregate fair market value of $10 million or more,

  •
  the adoption of any plan or proposal for the liquidation or dissolution of Ecolab proposed by or on behalf of an interested stockholder or any affiliate of an interested stockholder, or

  •
  any reclassification of securities, recapitalization, merger or other transaction with the effect, directly or indirectly, of increasing an interested stockholder's proportionate share of the outstanding capital stock of Ecolab or a subsidiary.

        The 80% voting requirement will not apply if certain fair price criteria and procedural requirements are satisfied, or if the transaction is approved by a majority of Ecolab's directors who are unaffiliated with the interested stockholder or were directors before the interested stockholder became an interested stockholder and any successor of any such director, while such successor is a member of the board, who is unaffiliated with the interested stockholder and is recommended or elected to succeed by a majority of such directors.

        The business combination provisions of Ecolab's Restated Certificate of Incorporation are intended to prevent certain of the potential inequities of business combinations that are part of "two-step" transactions. In the absence of such provisions, a purchaser who acquired control of Ecolab could subsequently, by virtue of such control, force the remaining stockholders to sell or exchange their shares at a price that would not reflect any premium such purchaser may have paid in order to acquire its controlling interest. Such provisions may also discourage the accumulation of large blocks of Ecolab's stock which could be disruptive to the stability of Ecolab's important relationships with its employees, customers and the communities that it serves. Such an accumulation could precipitate a change of control of Ecolab on terms unfavorable to Ecolab's other stockholders.

        The business combination provisions of Ecolab's Restated Certificate of Incorporation may render more difficult or discourage a merger with or takeover of Ecolab, the acquisition of control of Ecolab by a large stockholder and the removal of incumbent management. Such provisions would also discourage some takeover attempts by persons who intend to acquire Ecolab in two steps and eliminate remaining stockholder interests by means of a business combination involving less consideration per share than the acquiring person would propose to pay for its initial interest in Ecolab equal to or greater than 10% (but less than 100%) of the outstanding voting stock of Ecolab. To the extent that this provision discourages certain business combinations, Ecolab's stockholders may be deprived of higher market prices for their stock that often prevail as a result of such events.

  Alcide

        Alcide's certificate of incorporation does not include any business combination provisions.

HENKEL STOCKHOLDER'S AGREEMENT

        In a filing with the SEC, Henkel KGaA reported that affiliates of Henkel owned 72,692,552 shares of Ecolab common stock. Henkel's equity ownership in Ecolab is subject to a stockholder's agreement containing certain restrictions pertaining to, among other things, Henkel's acquisition and transfer of and voting rights in relation to Ecolab common stock. Generally, the Henkel stockholder's agreement terminates when Henkel owns less than two percent of Ecolab's voting shares. Pursuant to the Henkel stockholder's agreement, Henkel is precluded from acquiring more than 35% of Ecolab's outstanding common stock or from acting, alone or in concert with others, to control or influence Ecolab.

        Henkel may sell its shares of Ecolab common stock under certain conditions specified in the Henkel stockholder's agreement, subject to Ecolab's right of first refusal. In December 2003, Henkel reported that it may sell a portion or all of its holdings of Ecolab common stock and/or its holdings of common stock of The Clorox Company, or a combination of both, in connection with financing its pending acquisition of The Dial Corporation. Any disposition by Henkel of any shares of Ecolab common stock would be effected in an orderly manner in accordance with the Henkel stockholder's agreement, including Ecolab's right of first refusal.

        Henkel has agreed to vote its shares in the case of election of Ecolab directors, certain stockholder proposals, compensation and certain matters pertaining to the independent publicly traded nature of Ecolab, in accordance with the recommendations or directions of the Ecolab board of directors. In all other cases, except with respect to certain "strategic transactions," Henkel may vote, at its option, either in accordance with the recommendation of the Ecolab board of directors or pro rata in the same manner and proportion that votes of Ecolab stockholders (other than Henkel and Ecolab's officers or directors) have been cast. Any vote with respect to "strategic transactions" (for example, a disposition, recapitalization, liquidation or consolidation of Ecolab or other transactions which could reasonably be expected to have a material effect upon Henkel's investment in Ecolab common stock) may be cast at Henkel's sole discretion. Henkel also is entitled to designate nominees for election to the Ecolab board of directors proportionate to the percentage of its holdings of Ecolab voting securities, rounded down to the nearest whole number. Currently, Henkel has designated for election three of Ecolab's directors. Those directors are Stefan Hamelmann, Jochen Krautter and Ulrich Lehner.

        In addition, the Henkel stockholder's agreement provides that beginning in 2011, Henkel will be permitted to make proposals to the Ecolab board of directors to acquire all, but not less than all, of Ecolab's outstanding voting shares at certain times, and under terms and conditions set forth in the Henkel stockholder's agreement.

STOCKHOLDER RIGHTS PLAN

        On February 24, 1996, Ecolab adopted a stockholder rights plan pursuant to a rights agreement, which it subsequently amended on November 5, 2001, to facilitate the appointment of EquiServe Trust Company, N.A., as the rights agent. The following description of the rights agreement is subject in its entirety to the terms and conditions of the rights agreement. You should read the rights agreement carefully. See "Where You Can Find More Information" below. Alcide does not have a stockholder rights plan.

  Rights

        Under the rights agreement as initially adopted, a single right attached to each share of Ecolab common stock outstanding. Each right, when exercisable, entitled the registered holder to purchase from Ecolab 1/100th of a share of Series A Junior Participating Preferred Stock, at a purchase price of $115. The number of rights associated with each share of Ecolab common stock is subject to equitable adjustment as provided in the rights agreement in connection with any stock dividend payable in shares of Ecolab common stock and any subdivision or combination of Ecolab common stock. The purchase price associated with each right is subject to equitable adjustment as provided in the rights agreement in connection with any similar events associated with the preferred stock and certain other dilutive events. As a result of two two-for-one stock splits, each effected in the form of a 100% stock dividend, one in 1997 and the other in 2003, each share of Ecolab common stock presently outstanding has, and each share of Ecolab common stock issued in the merger or otherwise will have, attached to it one-quarter of a right.

  Transfer of Rights

        Until the rights expire, are redeemed or become exercisable, they are inseparable from and transferable only with the shares of Ecolab common stock to which they are attached, except in connection with a redemption.

  Exercisability of Rights.

        The rights will separate from Ecolab common stock and become exercisable upon the earliest to occur of the following events:

  •
  10 days following a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of Ecolab's outstanding common stock,

  •
  10 business days, or such later date as Ecolab's board of directors may determine, following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of Ecolab's outstanding common stock, or

  •
  10 business days following a determination by Ecolab's board of directors that a person (referred to in this proxy statement/prospectus as an adverse person), alone or together with such person's affiliates and associates, has become the beneficial owner of more than 10% of Ecolab's outstanding common stock and that (a) the intention is to cause Ecolab to repurchase such common stock or to pressure Ecolab to take action or enter into transactions intended to provide the adverse person with short-term financial gain contrary to Ecolab's best long-term interests, or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on Ecolab's business or prospects.

        However, Ecolab's board of directors may not declare any person to be an adverse person if the person has reported or is required to report its ownership of Ecolab common stock on Schedule 13G under the Securities Exchange Act or on Schedule 13D under the Securities Exchange Act, provided the Schedule 13D does not state any intention to or reserve the right to control or influence Ecolab or engage in certain other actions. Also, Henkel KGaA will not trigger the first event described above if, and so long as, it is a party to a written agreement with Ecolab imposing one or more limitations on the amount of Henkel's beneficial ownership of Ecolab common stock, and if, and so long as, such agreement continues be binding on Henkel and Henkel is in compliance with the terms of such agreement. Ecolab may not declare Henkel to be an adverse person.

  Expiration of Rights

        Unless earlier redeemed as described below, the rights will expire at the close of business on March 11, 2006.

  "Flip-In" Feature

        If a person or group acquires or obtains the right to acquire beneficial ownership of 15% or more of Ecolab's outstanding common stock or becomes an adverse person, then the rights will "flip-in" and entitle each holder of a right to purchase, upon exercise, such number of shares of Ecolab common stock as then has a market value of two times the applicable purchase price. This flip-in feature would not be triggered by an offer for all outstanding shares of Ecolab common stock which the independent directors of Ecolab determine to be fair to and otherwise in the best interests of Ecolab and its stockholders after receiving advice from one or more investment banking firms. It also would not be triggered if the acquiring person or group reports ownership on a Schedule 13G or 13D under the Securities Exchange Act, provided the report does not state any intention to, or reserve the right to, control or influence Ecolab, and the person or group certifies that they inadvertently caused a triggering event and agree that they will not acquire any additional shares of Ecolab common stock.

  "Flip-Over" Feature

        If, after the flip-in feature described above is triggered, Ecolab is acquired in a merger or other business combination or Ecolab sells or otherwise transfers 50% or more of the assets or earning power of Ecolab and its subsidiaries taken as a whole, whether in a single transaction or a series of related transactions, the rights will "flip-over" and entitle each holder of a right to purchase, upon the exercise, that number of shares of common stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of the transaction would have a market value of two times the then-applicable purchase price. The exceptions applicable to the flip-in feature also apply to the flip-over feature.

  Redemption

        Ecolab may redeem the rights in whole, but not in part, at any time until the rights expire or, if earlier, 10 days following a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of Ecolab's outstanding common stock. The redemption price is $.01 per right. Ecolab may elect to pay the redemption price in cash, shares of Ecolab common stock or any other form of consideration deemed appropriate by Ecolab's board of directors. Immediately upon the action of Ecolab's Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the applicable redemption price. In addition, after a Triggering Event, at the election of the Board of Directors of Ecolab, the outstanding Rights (other than those beneficially owned by an Acquiring Person, Adverse Person or an affiliate or associate of an Acquiring Person or Adverse Person) may be exchanged, in whole or in part, for shares of Common Stock, or shares of preferred stock of Ecolab having essentially the same value or economic rights as such shares. Immediately upon the action of the Board of Directors of Ecolab authorizing any such exchange, and without any further action or any notice, the Rights (other than Rights which are not subject to such exchange) will terminate and such Rights will only entitle holders to receive the shares issuable upon such exchange.

  No Stockholder Rights Until Exercise

        Until exercised, the holder of a right, as such, will have no rights as a stockholder of Ecolab, including, without limitation, the right to vote or to receive dividends.

  Amendment of the Rights Agreement

        At any time before the rights become exercisable, Ecolab may, without the approval of any rights holder, supplement or amend any provision of the rights agreement. Thereafter, the rights agreement may be amended only to cure ambiguities, to correct inconsistent provisions, to shorten or lengthen any time period thereunder or in ways that do not adversely affect the rights holders other than the person or group that triggered the exercisability of the rights. From and after such time as the rights become exercisable, the rights agreement may not be amended to lengthen:

  •
  a time period relating to when the rights may be redeemed at such time as the rights are not then redeemable, or

  •
  any other time period unless the purpose of the amendment is to protect, enhance or clarify the rights of, and/or the benefits to, the rights holders other than the person or group who triggered the exercisability of the rights.

  Anti-Takeover Effects

        The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Ecolab on terms not approved by Ecolab's Board of Directors. The rights should not interfere with any merger or other business combination approved by Ecolab's board of directors since the board of directors may, at its option, redeem the rights as described above at the applicable redemption price.

LEGAL MATTERS

        Certain legal matters relating to the validity of the shares of Ecolab common stock issuable in connection with the merger will be passed upon for Ecolab by Lawrence T. Bell, the Senior Vice President, General Counsel and Secretary of Ecolab. Mr. Bell beneficially owns or has rights to acquire an aggregate of less than [    •    ]% of Ecolab common stock. Certain legal matters relating to federal income tax matters will be passed upon for Alcide by Perkins Coie LLP, Seattle, Washington.

EXPERTS

        Ecolab has incorporated by reference in this prospectus Ecolab's audited consolidated financial statements as of December 31, 2003, 2002 and 2001 and for each of the three years in the period ended December 31, 2003, along with the PricewaterhouseCoopers LLP audit report on these consolidated financial statements. PricewaterhouseCoopers LLP, independent accountants, issued the report as experts in auditing and accounting.

        The consolidated financial statements of Alcide as of May 31, 2003 and 2002, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report of KPMG LLP covering the May 31, 2003 consolidated financial statements of Alcide refers to the audit of the disclosures added to revise the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by Alcide as of June 1, 2001, as more fully described in Note 2 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

        The consolidated financial statements of Alcide for the year ended May 31, 2001, incorporated by reference herein and in the registration statement, were audited by Arthur Andersen LLP, independent public accountants.

        Arthur Andersen LLP has not consented to the inclusion in this proxy statement/prospectus of its reports on the financial statements Alcide described above, and the requirement to file its consent to such inclusion with the Securities and Exchange Commission has been dispensed with in reliance upon

Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its reports in this document, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements described above that were audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

STOCKHOLDER PROPOSALS

        The 2004 Annual Meeting of Alcide Stockholders is presently scheduled to be held on Friday, October 22, 2004. If the merger is completed, Alcide will not hold the annual meeting. If the merger is not completed and the annual meeting is held, then, under Rule 14a-8(e) of the Securities Exchange Act, stockholder proposals intended to be included in Alcide's 2004 proxy statement and form of proxy must be received in writing by the Secretary of Alcide at 8561 154th Avenue, N.E., Redmond, Washington, 98052, no later than Saturday, May 8, 2004.

        Any stockholder proposal submitted for consideration at the 2004 Annual Meeting but not submitted for inclusion in the proxy statement which is received by Alcide later than Thursday, July 22, 2004, will not be considered received on a timely basis by Alcide under the advance notice provisions of Rule 14a-4(c)(1) of the Exchange Act. For such proposals that are not timely received, Alcide retains discretion to vote proxies it receives. For such proposals that are timely received, Alcide retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        Alcide and Ecolab each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room, including the registration statement of which this proxy statement/prospectus is a part, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Alcide and Ecolab filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also access the SEC filings and obtain other information about Ecolab and Alcide through the websites maintained by Ecolab and Alcide, which are http://www.ecolab.com and http://www.alcide.com, respectively. The information contained in such websites is not incorporated by reference in this proxy statement/prospectus.

        Ecolab has filed with the SEC a registration statement on Form S-4 with respect to the shares of Ecolab common stock to be issued to holders of Alcide common stock pursuant to the merger agreement. This proxy statement/prospectus constitutes the prospectus of Ecolab and the proxy statement of Alcide for the special meeting and is filed as part of the registration statement. Other parts of the registration statement and the exhibits to the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the SEC. Statements made in this proxy statement/prospectus as to the content of any contract, agreement or other document referenced to are not necessarily complete. With respect to each of these contracts, agreements or other documents to be filed or incorporated by reference to an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this proxy statement/prospectus in light of that exhibit.

        The SEC allows Alcide and Ecolab to "incorporate by reference" information into this proxy statement/ prospectus, which means that we can disclose important information to you by referring you to other documents that Ecolab or Alcide have filed separately with the SEC, and in some cases, delivered to you with the copy of this proxy statement/prospectus. The information incorporated by reference is deemed to be part of this proxy statement/prospectus. Information that Ecolab or Alcide files later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this proxy statement/prospectus.

        The following documents previously filed with the SEC by Ecolab are incorporated by reference into this proxy statement/prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 5, 2004;

  •
  Current Report on Form 8-K dated March 11, 2004, as filed with the SEC on March 12, 2004;

  •
  Definitive Proxy Statement for Ecolab's Annual Meeting of Stockholders to be held May 7, 2004, as filed with the SEC on March 30, 2004; and

  •
  The description of Ecolab's common stock, preferred stock and preferred stock purchase rights contained in Ecolab's registration statements on Form 8-A, including any amendments or reports filed for the purpose of updating these descriptions.

        A copy of the following documents previously filed with the SEC by Alcide are incorporated by reference into, and delivered with, this proxy statement/prospectus:

  •
  Annual Report on Form 10-K for the fiscal year ended May 31, 2003, which was filed on August 25, 2003; and

  •
  Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2004 which was filed on April 12, 2004.

        In addition, the following documents previously filed with the SEC by Alcide are incorporated by reference into this proxy statement/prospectus:

  •
  Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2003,which was filed on October 15, 2003;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2003,which was filed on January 14, 2004; and

  •
  Current Report on Form 8-K dated March 11, 2004, which was filed on March 12, 2004.

        All documents filed by Alcide or Ecolab under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the later of the date of the special meeting or the date on which the offering of shares of Ecolab common stock under the registration statement of which this proxy statement/prospectus is a part is completed or terminated are incorporated by reference into, and deemed a part of, this proxy statement/prospectus from the date of filing of those documents, provided, however, that we are not incorporating any information "furnished" under either Item 9 or Item 12 of any Current Report on Form 8-K.

        You may obtain copies, without charge, of documents incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company as follows:

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
Attn: Corporate Secretary
Telephone: (651) 293-2233
 www.ecolab.com/investor

Alcide Corporation
8561 154th Avenue N.E.
Redmond, Washington 98052
Telephone: (425) 882-2555
 www.alcide.com

        You may also request additional copies of this proxy statement/prospectus, documents incorporated by reference or furnished with this proxy statement/prospectus by contacting the proxy solicitor for Alcide's stockholder meeting at the following address and telephone number:

Georgeson Shareholder
17 State Street
New York, NY 10004
(800) 316-6480

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In this proxy statement/prospectus and the documents incorporated by reference herein, Ecolab discusses expectations regarding its future performance which include anticipated business progress and expansion, business acquisitions, debt repayments, susceptibility to changes in technology, global economic conditions and liquidity requirements. Without limiting the foregoing, words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "we believe," "estimate," "project" (including the negative or variations thereof) or similar terminology, generally identify forward-looking statements. Additionally, Ecolab may refer to this section of the proxy statement/prospectus to identify risk factors related to other forward looking statements made in oral presentations, including telephone conferences and/or webcasts open to the public.

        Forward-looking statements represent challenging goals for Ecolab. As such, they are based on current expectations and are subject to certain risks and uncertainties. Ecolab cautions that undue reliance should not be placed on such forward-looking statements which speak only as of the date made. In order to comply with the terms of the safe harbor, Ecolab identifies for investors important factors which could affect Ecolab's financial performance and could cause actual results for future periods to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

        Risks and uncertainties that may affect Ecolab's operating results and business performance include the following:

  •
  the vitality of the foodservice, hospitality and travel industries;

  •
  restraints on pricing flexibility due to competitive factors and customer and vendor consolidations;

  •
  changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials;

  •
  the occurrence of capacity constraints or the loss of a key supplier;

  •
  the effect of future acquisitions or divestitures or other corporate transactions;

  •
  Ecolab's ability to achieve plans for past acquisitions;

  •
  the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of Ecolab's products, and changes in tax, fiscal, governmental and other regulatory policies;

  •
  economic factors such as the worldwide economy, interest rates, and currency movements including, in particular, Ecolab's exposure to foreign currency risk;

  •
  the occurrence of litigation or claims, the loss or insolvency of a major customer or distributor, war, natural or manmade disasters (including material acts of terrorism or hostilities which impact Ecolab's markets) and severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries;

  •
  loss of, or changes in, executive management;

  •
  Ecolab's ability to continue product introductions and technological innovations; and

  •
  other uncertainties or risks reported from time to time in Ecolab's reports to the SEC.

        In addition, Ecolab notes that its stock price can be affected by fluctuations in quarterly earnings. There can be no assurances that Ecolab's earnings levels will meet investors' expectations. Ecolab undertakes no duty to update its Forward-Looking Statements.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ECOLAB INC.

BESSY ACQUISITION INC.

AND

ALCIDE CORPORATION

dated as of March 11, 2004

ARTICLE 1. THE MERGER
1.1.	The Merger
1.2.	Closing of the Merger
1.3.	Effective Time
1.4.	Effects of the Merger
1.5.	Certificate of Incorporation and Bylaws of the Surviving Corporation
1.6.	Directors and Officers of the Surviving Corporation
ARTICLE 2. CONVERSION OF SECURITIES
2.1.	Conversion of Capital Stock
2.2.	No Appraisal Rights
2.3.	Exchange of Certificates
2.4.	Stock Options
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1.	Organization and Qualification
3.2.	Charter and Bylaws
3.3.	Capitalization
3.4.	Company SEC Reports; Financial Statements
3.5.	Controls
3.6.	Information Supplied
3.7.	Authorization and Enforceability
3.8.	Absence of Certain Changes or Events
3.9.	Consents and Approvals
3.10.	Permits
3.11.	Compliance with Laws
3.12.	Litigation
3.13.	Employee Benefit Matters
3.14.	Employees
3.15.	Property and Leases
3.16.	Intellectual Property Rights
3.17.	Taxes
3.18.	Material Contracts
3.19.	Relations with Suppliers and Customers
3.20.	Environmental Matters
3.21.	Company Products; Regulation
3.22.	Interested Party Transactions
3.23.	Change in Control
3.24.	Fairness Opinion
3.25.	No Finders
3.26.	Disclosure
3.27.	Tax Treatment
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB
4.1.	Organization and Qualification
4.2.	Capitalization
4.3.	Parent SEC Reports; Financial Statements
4.4.	Registration Statement
4.5.	Authorization and Enforceability
4.6.	Absence of Certain Changes or Events
4.7.	Consents and Approvals
4.8.	Ownership and Interim Operations of Merger Sub
4.9.	Litigation

i

4.10.	No Finders
4.11.	Tax Treatment
ARTICLE 5. COVENANTS AND AGREEMENTS
5.1.	Conduct of Business of the Company
5.2.	No Solicitation
5.3.	Proxy Statement; Registration Statement; Stockholders Meeting
5.4.	Redemption of Preferred Stock
5.5.	State Takeover Statutes
5.6.	Affiliates
5.7.	NYSE Listing Application
5.8.	Confidentiality
5.9.	Access to Information
5.10.	Approvals and Consents; Cooperation
5.11.	Commercially Reasonable Efforts; Further Actions
5.12.	Officers' and Directors' Indemnification
5.13.	Notification of Certain Matters
5.14.	Public Announcements
5.15.	Voting of Shares
5.16.	Executive Officer Agreements
5.17.	Expenses
5.18.	Section 368 Qualification
5.19.	Provision of Tax Returns
5.20.	Employee Benefit Plans
5.21.	Bonuses
5.22.	Communications
ARTICLE 6. CONDITIONS PRECEDENT
6.1.	Conditions to Obligations of the Parent, Merger Sub, and the Company
6.2.	Conditions to Obligations of the Parent and Merger Sub
6.3.	Conditions to Obligations of the Company
ARTICLE 7. TERMINATION AND ABANDONMENT
7.1.	Termination
7.2.	Effect of Termination
ARTICLE 8. DEFINED TERMS
8.1.	Definitions of Certain Terms
8.2.	Location of Other Defined Terms
ARTICLE 9. GENERAL PROVISIONS
9.1.	Amendment and Modification
9.2.	Waiver of Compliance; Consents
9.3.	Investigation; Survival of Representations and Warranties
9.4.	Notices
9.5.	Specific Performance
9.6.	Assignment
9.7.	Governing Law
9.8.	Interpretation
9.9.	Entire Agreement
9.10.	Parties in Interest
9.11.	Severability
9.12.	Counterparts

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EXHIBIT LIST

5.15	Form of Agreement to Facilitate Merger
5.16	Schedule of Executive Officers Signing Employment Agreements
6.2(f)	Form of Opinion of the Company's Counsel
6.3(e)	Form of Opinion of the Parent's Counsel
6.3(f)-1	Form of Tax Certificate of the Parent and the Merger Sub
6.3(f)-2	Form of Tax Certificate of the Company

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of March 11, 2004, by and among Ecolab Inc., a Delaware corporation (the "the Parent"), Bessy Acquisition Inc., a Delaware corporation and wholly owned subsidiary of the Parent ("Merger Sub"), and Alcide Corporation, a Delaware corporation (the "Company").

        WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each determined that an acquisition of the Company by the Parent is advisable and in the best interests of their respective stockholders;

        WHEREAS, in furtherance of the acquisition of the Company by the Parent, the Boards of Directors of the Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein, whereby each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the effective time of the Merger (other than Cancelled Shares, as defined below), shall be converted into the right to receive a certain fraction of a share of common stock, par value $1.00 per share, of the Parent (together with the associated Parent Rights, the "Parent Common Stock"), as described in Article 2 below;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, officers and directors of the Company have, to induce the Parent to execute this Agreement, executed and delivered to the Parent the Agreements to Facilitate Merger described in Section 5.15;

        WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        WHEREAS, capitalized terms shall have the meaning set forth in this Agreement, including the meanings set forth in Article 8.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1.
THE MERGER

        1.1.    The Merger.     Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company in accordance with the provisions of Delaware Law, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

        1.2.    Closing of the Merger.     The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Perkins Coie LLP, 1201 Third Avenue, Seattle, Washington, or at such other place as the parties hereto may agree.

        1.3.    Effective Time.     As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived, the Company and Merger Sub shall file, or cause to be filed, with the

Secretary of State of the State of Delaware a Certificate of Merger for the Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of Delaware Law and in form and substance acceptable to the Parent (the "Certificate of Merger"). The Merger shall become effective at the time such filing is made or, if agreed to by the Parent and the Company, at such later time or date set forth in the Certificate of Merger (the "Effective Time").

        1.4.    Effects of the Merger.     The Merger shall have the effects set forth under Delaware Law. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, and be subject to all the restrictions, disabilities, and duties, of the Company and Merger Sub, all as more fully described under Delaware Law.

        1.5.    Certificate of Incorporation and Bylaws of the Surviving Corporation.     The Certificate of Incorporation of Merger Sub shall, by virtue of the Merger, become and thereafter be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with such Certificate of Incorporation and Delaware Law. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Amended and Restated Certificate of Incorporation and Delaware Law.

        1.6.    Directors and Officers of the Surviving Corporation.     The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors shall be duly elected and qualified or appointed.

ARTICLE 2.
CONVERSION OF SECURITIES

        2.1.    Conversion of Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of the Company or Merger Sub:

          (a)    Common Stock of Merger Sub.    Each share of common stock of Merger Sub, par value $.01 per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share.

          (b)    Cancellation of Treasury Shares and the Parent-Owned Shares.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by the Parent, Merger Sub, or any other direct or indirect subsidiary of the Parent, or held in treasury by the Company (collectively, the "Cancelled Shares") shall be canceled without payment of any consideration therefor and without any conversion thereof.

          (c)    Conversion of Shares.    After giving effect to the redemption of the Company Preferred Stock as provided in Section 5.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares, shall be converted into the right to receive the fraction of a share (subject to adjustment as provided below, the "Common Conversion Ratio") of Parent Common Stock equal to $21.00 divided by the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in The Wall Street Journal for the 10 consecutive NYSE trading days ending on and including the fifth NYSE trading day immediately preceding the Effective Date (the "Parent Average Stock Price").

          An appropriate adjustment shall be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different kind of shares or securities through a reorganization, reclassification, stock dividend, stock combination, or other like change in the Company's capitalization. However, the preceding sentence does not constitute authorization or permission for or consent from the Parent or Merger Sub to effect any reorganization, reclassification, stock dividend, stock combination, or other like change in capitalization.

        2.2.    No Appraisal Rights.     In accordance with Section 262 of Delaware Law, no appraisal rights shall be available to holders of shares of Company Common Stock or Company Preferred Stock in connection with the Merger.

        2.3.    Exchange of Certificates.

          (a)   Prior to the Effective Time, the Parent shall appoint the Parent's stock transfer agent or such other person as the Parent may select to act as exchange agent for the exchange of Parent Common Stock upon surrender of Certificates (the "Exchange Agent").

          (b)   As promptly as reasonably practicable after the Effective Time, the Parent must cause the Exchange Agent to mail to each holder of record (other than the Parent, Merger Sub, any other subsidiary of the Parent, or the Company) of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent) which immediately prior to the Effective Time represented outstanding shares (other than Cancelled Shares) of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent and the Exchange Agent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock.

          (c)   Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) one or more of the Parent certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.1(c), and (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.3(g) (relating to fractional shares), to be distributed as soon as practicable after the Effective Time, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, Parent Common Stock (including any cash paid for fractional shares issued pursuant to Section 2.3(g)) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

          (d)   Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date on the same date as or after the Effective Time, but only after they have surrendered their Company Certificates for exchange. Subject to the effect, if any, of applicable Law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

          (e)   All shares of Parent Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 2.3(g) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the Company Certificates.

          (f)    After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to Delaware Law. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of Parent Common Stock into which the shares of Company Common Stock represented thereby shall have been converted pursuant to the Merger as provided in Section 2.1(c) hereof and the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 2.3(g) hereof.

          (g)   No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of the Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the fractional share of Parent Common Stock to which such holder would otherwise be entitled, by (ii) the Parent Average Stock Price. The Parent will make available to the Exchange Agent any cash necessary for this purpose.

          (h)   If any Certificate shall have been lost, stolen or destroyed, upon the delivery to the Exchange Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate of Parent Common Stock and/or the cash value of any fraction of a share of Parent Common Stock as provided in Section 2.3(g) hereof.

        2.4.    Stock Options.

          (a)   As soon as practicable following the execution of this Agreement, the Company will (i) cause all appropriate action to be taken under the Company's 2001 Stock Incentive Plan (the "2001 Plan") to provide that all options to purchase shares of Company Common Stock granted thereunder (the "2001 Plan Options") which remain outstanding at the Effective Time shall not be assumed or substituted in connection with the Merger but shall be treated as provided in this Section 2.4, (ii) use commercially reasonable efforts to cause all holders of options to purchase shares of Company Common Stock (the "Other Plan Options") granted (A) under the Company's

  1993 Incentive Stock Option Plan and 1996 Stock Option Plan for Nonemployee Directors (together, the "Other Plans") and (B) to William G. Spears and Aaron Stern pursuant to individual stock option agreements dated January 22, 1996, to, not later than ten (10) days prior to the Company Stockholders Meeting, agree in writing that any Other Plan Options outstanding as of the Effective Time shall terminate and be cancelled at such time and represent only the right to receive the consideration, if any, specified in Section 2.4(c) in accordance with this Agreement (all Other Plan Options that do not become subject to such an agreement are referred to herein as "Assumed Options"), and (iii) cause all appropriate action to be taken to terminate the Company Stock Plans as of the Effective Time. The Company shall provide such evidence of all such actions as Parent may reasonably request.

          (b)   Not later than thirty (30) days prior to the date of the Company Stockholders Meeting, the Company shall send a notice (the "Option Notice") to all holders of 2001 Plan Options, specifying that: (i) the 2001 Plan Options shall not be assumed or substituted in connection with the Merger; (ii) the 2001 Plan Options will, to the extent not otherwise exercisable, become fully vested and exercisable up to the date of the Company Stockholders Meeting; and (iii) any 2001 Plan Options outstanding as of the Effective Time shall terminate and be cancelled at such time and represent only the right to receive the consideration, if any, specified in Section 2.4(c) in accordance with this Agreement.

          (c)   Each 2001 Plan Option and each Other Plan Option (other than Assumed Options) that remain outstanding as of the Effective Time shall by virtue of the Merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the Effective Time and converted into, and represent only, the right to receive an amount in cash equal to the amount, if any, by which (i) the product of $21.00 multiplied by the number of shares of Company Common Stock which are issuable upon exercise of such option (after giving effect to the acceleration provided for in Section 2.4(b) exceeds (ii) the aggregate exercise price of those shares of Company Common Stock subject to such option. The aggregate amount payable pursuant to this Section 2.4(c) shall hereinafter be referred to as the "Option Cash-Out Amount."

          (d)   Each Assumed Option that remains outstanding as of the Effective Time shall be assumed by Parent and converted into an option to acquire shares of Parent Common Stock on the same terms and conditions (including as to vesting, exercisability and incentive stock option status) as were applicable to such option immediately prior to the Effective Time, except that (i) the number of shares of Parent Common Stock subject to such option shall equal the product of the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time multiplied by the Common Conversion Ratio, and (ii) the exercise price per share shall equal the quotient of the exercise price per share of Company Common Stock thereunder immediately prior to the Effective Time divided by the Common Conversion Ratio (with the result rounded up to the nearest whole cent). As soon as practicable after the Effective Time, Parent will deliver to the holders of Assumed Options appropriate notices regarding the Assumed Options and the effects of this Section 2.4.

          (e)   Promptly following the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder (as of the Effective Time) of a Company Option which was converted into the right to receive the Option Cash-Out Amount pursuant to Section 2.4(c) hereof, (i) a letter of transmittal (which shall be in such form and have such other provisions as the Parent may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Options. Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Options surrendered thereby, to the Exchange Agent, the holders of Company Options shall be entitled to receive the Option Cash-Out Amount payable to them in respect of such Company Options pursuant to Section 2.4(c). Parent shall make available to the Exchange Agent sufficient funds to pay the Option Cash-Out Amount.

          (f)    The Exchange Agent shall be entitled to deduct and withhold from the Option Cash-Out Amount such amounts as required for deduction and withholding under the Code or any provision of state, local or foreign Tax Law; provided, however, that the Exchange Agent shall pay the full amount deducted to the relevant Governmental Entity in accordance with applicable Law. To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Options in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent, as the case may be.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As a material inducement to the Parent and Merger Sub to enter into this Agreement, with the understanding that the Parent and Merger Sub shall be relying thereon in consummating the transactions contemplated hereunder, the Company hereby represents and warrants to the Parent and Merger Sub, except as set forth in the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub on the date hereof pursuant to, and as an integral part of, this Agreement (the "Company Disclosure Schedule"), which Company Disclosure Schedule identifies the Section and subsection numbers of this Article 3 to which the disclosures pertain and which disclosures relate only to the representations and warranties set forth in the Section or subsection of this Agreement to which such section of the Company Disclosure Schedule expressly relates and not to any other representation and warranty contained in this Agreement (except to the extent that one section of the Company Disclosure Schedule specifically refers to another section thereof), as follows:

        3.1.    Organization and Qualification.

          (a)   The Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it (i) makes such qualification necessary and (ii) where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect.

          (b)   Section 3.1(b) of the Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of incorporation. Except for the capital stock of the Company Subsidiaries owned by the Company, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other interest in any person.

        3.2.    Charter and Bylaws.     The Company has furnished or made available to the Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and the Certificate of Incorporation, Bylaws or equivalent organizational documents of each Company Subsidiary, each as in full force and effect as of the date hereof. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

        3.3.    Capitalization.

          (a)   The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, 10,000,000 shares of Redeemable Class "B" Preferred Stock of the Company, par value $.01 per share ("Class B Preferred Stock") and 1,000 shares of Class A Preferred Stock of the

  Company, par value $.01 per share ("Class A Preferred Stock", and, together with the Class B Preferred Stock, the "Company Preferred Stock"). As of the date hereof, there are (i) 2,700,396 shares of Company Common Stock issued and outstanding; (ii) 60,663 shares of Class B Preferred Stock issued and outstanding; (iii) 138 shares of Class A Preferred Stock issued and outstanding; (iv) 385,959 shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company; (v) no shares of Company Common Stock or Company Preferred Stock owned by the Company Subsidiaries; and (vi) 346,950 shares of Company Common Stock reserved for future issuance pursuant to Company Stock Plans (including 341,514 shares subject to outstanding Company Options). Except as set forth in this Section 3.3 or as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding (x) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (y) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (including, but not limited to, any stockholder rights plan or "poison pill"), (z) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (x), (y) and (z), together with the capital stock of the Company, being referred to collectively as "Company Securities") or (iv) obligations by the Company or any of the Company Subsidiaries to make any payments based on the price or value of shares of the Company's capital stock. Section 3.3 of the Company Disclosure Schedule accurately sets forth a list of all Company Stock Plans and information regarding the holder, the exercise price, the date of grant or issuance, vesting schedule and the number of underlying securities issuable in respect of each Company Option. All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws (or applicable exemptions thereunder). All securities of the Company subject to issuance upon exercise of Company Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as provided in the Company's Certificate of Incorporation or as contemplated by this Agreement, the Company is not under any obligation to repurchase, redeem or otherwise acquire any securities of the Company or of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. As of the date of this Agreement and except as contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company is a party, or, to the Knowledge of the Company, to which persons other than the Company are parties, that relate to the voting or control of any outstanding shares of the Company's capital stock. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, no consent of holders of any Company Options is required to carry out the Merger and the other transactions contemplated by this Agreement, including, without limitation, the matters contemplated by Section 2.4 and Article 1. All actions, if any, required on the part of the Company under the Company Options to allow for the treatment of Company Options as is provided in Section 2.4 and Article 1, have been, or prior to the Closing shall be, validly taken by the Company. The Company has delivered or made available to the Parent complete and correct copies of the Company Stock Plans and all forms of Company Options and agreements under any such plans.

          (b)   Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, each such share is owned by the Company or another Company

  Subsidiary, free and clear of all Encumbrances. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any Company Subsidiary (or obligations of the Company or any Company Subsidiary to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Company Subsidiary, (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Company Subsidiaries, being referred to collectively as "Subsidiary Securities") or (iv) obligations of the Company or any Company Subsidiary to make any payment based on the value of any shares of any Company Subsidiary. There are no outstanding obligations of the Company or any of Company Subsidiary to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

          (c)   Pursuant to the Company's Certificate of Incorporation and all applicable documents and agreements designating or otherwise providing the terms of the Company Preferred Stock, all of the Company Preferred Stock is redeemable, at any time at the option of the Company, for a redemption price of (i) $135.30 per share, in the case of the Class A Preferred, and (ii) $2.625 per share, in the case of the Class B Preferred.

        3.4.    Company SEC Reports; Financial Statements.

          (a)   The Company has filed with the SEC, at or prior to the time due, and has heretofore made available to the Parent true and complete copies of, all forms, reports, schedules, registration statements, definitive proxy statements and other documents (together with all information incorporated therein by reference, the "Company SEC Reports") it was required to file with the SEC since June 1, 2000. As of their respective dates, the Company SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. As of their respective dates and as of the date any information from such Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Section 3.4(a) of the Company Disclosure Schedule lists all comment letters or other correspondence received by the Company from the Staff of the SEC since June 1, 2000 with respect to any Company SEC Report or otherwise and all responses to such comment letters or correspondence by or on behalf of the Company, copies of all of which have been provided to the Parent, except letters and correspondence subject to an attorney-client privilege.

          (b)   To the extent required in connection with the Company SEC Reports, the Company's Chief Executive Officer and Chief Financial Officer have signed, and the Company has furnished to the SEC, all necessary certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications nor to the Company's Knowledge is any such notice or action threatened.

          (c)   Each of the financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Neither the Company nor any Company Subsidiary has, nor does the Company or any Company Subsidiary have any Knowledge of any basis for, any liabilities or obligations (whether absolute, accrued, contingent, or otherwise) of any nature, other than liabilities or obligations (i) accrued or reserved against in the most recent consolidated balance sheet of the Company included in the Company SEC Reports, (ii) disclosed in this Agreement, or (iii) incurred in the ordinary course of business consistent with past practice since the date of the balance sheet included in the most recent Company SEC Report (none of which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        3.5.    Controls.

          (a)   Each of the Company and the Company Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's consolidated assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's consolidated assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

          (b)   The Company maintains disclosure controls and procedures required under the Exchange Act effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. Section 3.5(b) of the Company Disclosure Schedule lists, and the Company has delivered to the Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

        3.6.    Information Supplied.     The proxy statement/prospectus included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company's stockholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus") shall not, at the time the Proxy Statement/Prospectus is first mailed and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement/Prospectus shall be mailed, except that no representation or warranty is made by the Company with respect to any information regarding the Parent, Merger Sub or any Affiliate of the Parent or Merger Sub which is contained or incorporated by reference in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

        3.7.    Authorization and Enforceability.     The Company has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, the corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors and no other corporate proceedings on the part of the Company (other than Company Stockholder Approval) or any Company Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the Company Stockholder Approval, no other corporate action on the part of the Company or any Company Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to rules of Law governing bankruptcy, specific performance, injunctive relief, or other equitable remedies. The approval by the Company's Board of Directors of this Agreement and the transactions contemplated hereby is sufficient so that neither the restrictions on "business combinations" set forth in Section 203(a) of Delaware Law nor the provisions of any other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Certificate of Incorporation or Bylaws of the Company shall apply to this Agreement or any of the transactions contemplated by this Agreement. Under applicable Law, the Company's current Certificate of Incorporation and Nasdaq rules, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote required for the stockholders of the Company to approve the Merger and no holders of any other Company Securities (including the holders of the Company Preferred Stock) are entitled to any vote regarding the Merger, this Agreement or any of the transactions contemplated hereby.

        3.8.    Absence of Certain Changes or Events.     Except as contemplated hereby or as disclosed in Section 3.8 of the Company Disclosure Schedule or in the Company SEC Reports, since November 30, 2003, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business and consistent with past practice and there has not been:

          (a)   any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

          (b)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary (other than any wholly owned subsidiary) of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, the Company;

          (c)   any split, combination or reclassification of any of its capital stock;

          (d)   any amendment of any provision of the Certificate of Incorporation, Bylaws or other governing documents of, or of any material term of any outstanding security issued by, the Company or any Company Subsidiary (other than any wholly owned subsidiary);

          (e)   any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money, other than trade payables incurred in the ordinary course of business and consistent with past practice;

          (f)    any change in any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by reason of a change in GAAP and concurred with by the Company's independent public accountants;

          (g)   any issuance of any equity or debt securities of the Company other than pursuant to the Company Stock Plans and the Company Options in the ordinary course of business and consistent with past practice;

          (h)   any acquisition or disposition of assets material to the Company and the Company Subsidiaries (except for sales of inventory in the ordinary course of business consistent with past practice), any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business), or any merger or consolidation with any third party, by the Company or any Company Subsidiary;

          (i)    any creation or assumption by the Company or any Company Subsidiary of any Encumbrance on any asset other than in the ordinary course of business and consistent with past practice;

          (j)    any capital expenditure or expenditures in excess of $100,000 individually or $500,000 in the aggregate, other than capital expenditures made in the ordinary course of business necessary for the purchase and installation of Sanova-related equipment pursuant to contractual obligations and which were specifically approved by John P. Richards, the Company's President and Chief Financial Officer;

          (k)   any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its material tangible property;

          (l)    any material increase in the base salary of any officer or employee of the Company, other than increases in the base salary of non-officer employees in the ordinary course of business and consistent with past practice;

          (m)  any adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance or other similar plan or any outstanding option, award, or benefit thereunder for the benefit of any of its directors, officers or employees;

          (n)   entry by the Company into any joint venture, partnership or similar agreement with any person other than a Company Subsidiary; or

          (o)   any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

        3.9.    Consents and Approvals.     The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby does not: (a) violate any provision of the Certificate of Incorporation, Bylaws, or other governing document of the Company or any Company Subsidiary; (b) violate any Law or Order by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound; or (c) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Encumbrance on any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violations, breaches, defaults, or other occurrences could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No filing with or permit, consent, or approval of any Governmental Entity or any other Person is required by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any applicable requirements of the Securities Act, the Exchange Act, state takeover or securities laws, the rules of Nasdaq, and the HSR Act; (ii) the Company Stockholder Approval; and (iii) the filing and recordation of the Certificate of Merger as required by Delaware Law.

        3.10.    Permits.     Each of the Company and the Company Subsidiaries is in possession of all Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits could not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of such Permits could not reasonably be expected to have a Company Material Adverse Effect. Section 3.10 of the Company Disclosure Schedule lists all material Permits of the Company and the Company Subsidiaries, and the Company has made available to the Parent all other Permits of the Company and the Company Subsidiaries.

        3.11.    Compliance with Laws.     All activities of the Company and each Company Subsidiary have been, and are currently being, conducted in all material respects in compliance with all applicable Laws and Orders. To the Knowledge of the Company, the Company and each Company Subsidiary has timely filed, maintained or otherwise provided all registrations, reports, data, and other information and applications with respect to its Regulated Products required to be filed with or otherwise provided to the USDA, the FDA, the EPA or any other Governmental Entity with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied in all material respects with all applicable requirements of the USDA, the FDA, the EPA or any other Governmental Entity with respect to the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any Regulated Products of the Company or any Company Subsidiary, filed with or delivered by or on behalf of the Company or any Company Subsidiary to any Governmental Entity were in material compliance with all applicable Laws and in all material respects true and accurate when so filed or delivered, and nothing has come to the attention of the Company that causes the Company to conclude that such documentation, correspondence, reports, data, analyses and certifications do not remain true and correct and in material compliance with all applicable Laws.

        3.12.    Litigation.     Except as set forth in Section 3.12 of the Company Disclosure Schedule, there are no suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order that contains ongoing material obligations, restricts the activities of the Company or any Company Subsidiary going forward or could reasonably be expected to prevent, hinder or delay the timely completion of the transactions contemplated by this Agreement.

        3.13.    Employee Benefit Matters.     Except as set forth in Section 3.13 of the Company Disclosure Schedule:

          (a)   None of the Company, any Company Subsidiary or any other "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Company or any Company Subsidiary is considered a single employer (a "Company Affiliated Organization") pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 3(5) or 4001(b)(1) of ERISA, sponsors, maintains, contributes to, is required to contribute to or has or could have any material liability, whether known or unknown, direct or indirect, fixed or contingent, with respect to, any "employee pension benefit plan" (a "Company Pension Plan"), as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a "Multiemployer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA. To the Knowledge of the Company, each such Company Pension Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Law. Each such other Company Pension Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Law, except for violations that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. All Company Pensions Plans which the Company operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy in all material respects in form and operation qualification requirements, except for violations, that individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, and the Company has not received or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers which qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4).

          (b)   Section 3.13(b) of the Company Disclosure Schedule sets forth the name of each Company Affiliated Organization.

          (c)   Neither the Company nor any Company Affiliated Organization has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, to any Company Pension Plan, the Pension Benefit Guaranty Corporation or any other person, arising directly or indirectly under Title IV of ERISA other than liability pursuant to Section 4007 for premiums which are not yet due (without regard to any waiver). No "reportable event," within the meaning of Section 4043 of ERISA, has occurred with respect to any Company Pension Plan subject to Title IV of ERISA. Neither the Company nor any Company Affiliated Organization has ceased operations at any facility or withdrawn from any Company Pension Plan in a manner which could subject the Company or Company Affiliated Organization to liability under Section 4062(e), 4063 or 4064 of ERISA. Neither the Company nor any Company Affiliated Organization maintains, contributes to or has participated in or agreed to participate in any Company Pension Plan that is a Multiemployer Plan. Neither the Company nor any Company Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Company nor any Company Affiliated Organization has incurred, or has experienced an event that shall, within the ensuing 12 months, result in, a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Company Pension Plan which is a Multiemployer Plan, and nothing has occurred that could result in such a complete or partial withdrawal. Neither the Company nor any Company Affiliated Organization has incurred a decline in contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a 70 percent decline in contributions (as defined in Section 4205 of ERISA) shall occur within the next three plan years.

          (d)   Neither the Company nor any Company Affiliated Organization sponsors, maintains, contributes to, is required to contribute to, or has or could have any material liability, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "employee welfare benefit plan" ("Company Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a Multiemployer Plan within the meaning of Section 3(37) of ERISA. To the Knowledge of the Company, each such Company Welfare Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with applicable provisions of ERISA, the Code and other applicable Law. Each such other Company Welfare Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Law, except for violations that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Benefits under each Company Welfare Plan are fully insured by an insurance company unrelated to the Company or any Company Affiliated Organization. No insurance policy or Contract requires or permits retroactive increase in premiums or payments due thereunder. Neither the Company nor any Company Affiliated Organization has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. No Company Welfare Plan which is a Multiemployer Plan imposes any post-withdrawal liability or contribution obligations upon the Company or any Company Affiliated Organization. Neither the Company nor any Company Affiliated Organization maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state Law.

          (e)   Neither the Company nor any Company Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any material liability, whether known or unknown, direct or indirect, fixed or contingent, with respect to any bonus plan, incentive plan, stock plan or any other current or deferred compensation (other than current salary or wages paid in the form of cash), separation, retention, severance, paid time off, or similar agreement, arrangement or policy, or any individual employment, consulting or personal service agreement other than a Company Pension Plan, a Company Welfare Plan or a Company Stock Plan ("Company Compensation Plans"), except for liabilities that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Each Company Compensation Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all applicable Law.

          (f)    There are no facts or circumstances which could, directly or indirectly, subject the Company or any Company Affiliated Organization to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty, damages or other liabilities arising under Section 502 of ERISA, except for facts and circumstances that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

          (g)   Full payment will have been made of all amounts which the Company or any Company Affiliated Organization is required, under applicable Law, the terms of any Company Pension Plan, Company Welfare Plan or Company Compensation Plan (each, a "Company Plan" and, collectively, "Company Plans"), or any agreement relating to any Company Plan, to have paid as of Closing as a contribution, premium or other remittance thereto or benefit thereunder. Each Company Pension Plan that is subject to the minimum funding standards of Section 412 of the Code and/or Section 302 of ERISA meets those standards and has not incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA and no waiver of any minimum funding requirements has been applied for or obtained with respect to any Company Pension Plan. There shall be no change on or before Closing Date in the operation of any Company Plan or any documents with respect thereto which shall result in a material increase in the benefit liabilities under such Company Plans, except anniversary date salary increases for employees in the ordinary course of business and in a manner consistent with past practice or as may be required by Law.

          (h)   The Company and each Company Affiliated Organization has timely complied in all material respects with all reporting and disclosure obligations with respect to the Company Plans imposed by the Code, ERISA or other applicable Law, except for violations that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

          (i)    There are no pending or, to the Company's Knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Company Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

          (j)    The transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Company Plan. Except to the extent specifically disclosed on Section 3.13(j) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (k)   No employer other than the Company and/or a Company Affiliated Organization is permitted to participate or participates in the Company Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Company Plan.

          (l)    No action or omission of the Company, any Company Affiliated Organization or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Parent or the Surviving Corporation or the Company, any Affiliated Organization or any successor from amending, merging, or terminating any Company Plan in accordance with the express terms of any such plan and applicable Law.

          (m)  Section 3.13(m) of the Company Disclosure Schedule lists and the Company has delivered or made available to the Parent true and complete copies of: (i) all Company Plans and related trust agreements or other Contracts evidencing any funding vehicle with respect thereto; (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Company Plan for which such a report is required; (iii) the three most recent actuarial reports with respect to any Company Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code; (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Company Plan; (v) the most recent determination letter with respect to each Company Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service; and (vi) except for matters subject to an attorney-client privilege, all professional opinions, material internal memoranda, material correspondence with regulatory authorities and administrative policies, manuals and interpretations that disclose any material liability with respect to any of the Company Plans that is not otherwise disclosed.

        3.14.    Employees.

          (a)   Section 3.14(a) of the Company Disclosure Schedule sets forth (i) all Company and Company Subsidiary employees, as well as independent contractors and leased employees, as of the date hereof, including their respective name, job title or function, and location, as well as a true, correct and complete listing of the current salary or wage, incentive pay and bonuses, accrued vacation, and the current status (as to leave or disability pay status, leave eligibility status, full time or part time, exempt or nonexempt, temporary or permanent status) of all Company and Company Subsidiary employees; (ii) the names of all former officers of the Company or of any Company Subsidiary whose employment with the Company or such Company Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and (iii) the names of the current officers (with all positions and titles indicated) and directors of the Company and of each Company Subsidiary. All current and former employees, independent contractors and leased employees have been properly classified as such by the Company or the Company Subsidiaries.

          (b)   The Company and the Company Subsidiaries have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, workers' compensation, unemployment compensation, collective bargaining and the payment of social security and other taxes.

          (c)   Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has labor relations problems or employment-related complaints or charges pending or, to the Knowledge of the Company, threatened or reasonably expected to arise against the Company or the Subsidiaries with the Equal Employment Opportunity Commission, Department of Labor, or any other comparable state or local agency and the Company's and Subsidiaries' labor relations are satisfactory.

          (d)   There are no strikes, concerted slowdowns, concerted work stoppages, lockouts or, to the Knowledge of the Company, any threats thereof, by or with respect to any employees of the Company or the Company Subsidiaries.

          (e)   Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, there are no workers' compensation claims pending against the Company or the Company Subsidiaries nor, to the Knowledge of the Company, are there any facts that would give rise to such a claim or claims not covered by workers' compensation insurance.

          (f)    Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, to the Knowledge of the Company, no employee, independent contractor or leased employee of the Company or the Company Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the business of the Company or the Company Subsidiaries.

        3.15.    Property and Leases.

          (a)   The Company and the Company Subsidiaries have sufficient title or leasehold interests to all their tangible properties and assets to conduct their respective businesses as currently conducted. Neither the Company nor any Company Subsidiary owns any real property.

          (b)   Section 3.15(b) of the Company Disclosure Schedule lists all leases for real or material personal property to which the Company or any Company Subsidiary is a party. All leases of real property leased for the use or benefit of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company or any Company Subsidiary, nor any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or any Company Subsidiary, which would permit any such lease to be terminated by the other party thereto.

        3.16.    Intellectual Property Rights.

          (a)   Section 3.16(a) of the Company Disclosure Schedule lists all Company Intellectual Property that is registered with U.S. Patent and Trademark Office or a corresponding foreign governmental or public authority and that: (i) is owned by, licensed to or otherwise controlled by the Company and the Company Subsidiaries; (ii) is used in, developed for use in, or necessary to the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted or as it is contemplated to be conducted. Section 3.16(a) of the Company Disclosure Schedule also lists all Company Intellectual Property that has been licensed to or from third parties. The Company has delivered or made available to the Parent complete and accurate copies of correspondence, litigation documents, legal opinions (except those subject to attorney-client privilege), agreements, file histories and office actions relating to the patents and patent application listed on Section 3.16(a) of the Company Disclosure Schedule, except matters subject to attorney-client privilege. Each item of Company Intellectual Property owned or used by the Company and the Company Subsidiaries immediately prior to the Effective Time hereunder shall be owned or available for use by the Parent or the Parent Subsidiaries on identical terms and conditions immediately after the Effective Time.

          (b)   The Company and the Company Subsidiaries own, free and clear of any Encumbrance, other than pursuant to the license agreements or other contracts to which the Company is a party, and possess all right, title and interest, or hold a valid license, in and to all Company Intellectual Property, and have taken all reasonable action to protect the Company Intellectual Property. To the Knowledge of the Company, all patents included in the Company Intellectual Property are valid and enforceable. To the Knowledge of the Company, the Company Intellectual Property owned or licensed by the Company is sufficient for the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted and as it is currently contemplated to be conducted. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, there are no royalties, fees, honoraria or other payments payable by the Company or any of the Company Subsidiaries to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Company Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business. The Company and the Company Subsidiaries have taken all reasonable security measures to protect the secrecy, confidentiality and value of the Company Intellectual Property.

          (c)   Section 3.16(c) of the Company Disclosure Schedule lists the Internet domain names included in the Company Intellectual Property. The Company or one of the Company Subsidiaries is the registrant and sole legal and beneficial owner of the Internet domain names included in the Company Intellectual Property, free and clear of any Encumbrance. The Company or one of the Company Subsidiaries is the registered owner of the trademarks underlying each of the domain names included in the Company Intellectual Property. The Company is not aware of any pending or threatened actions, suits, claims, litigation or proceedings relating to the domain names included in the Company Intellectual Property. The Company has operated the websites identified in Section 3.16(c) of the Company Disclosure Schedule.

          (d)   All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Company Intellectual Property on behalf of the Company or any of the Company Subsidiaries and all officers and technical employees of the Company or the Company Subsidiaries either (i) have been a party to "work-for-hire" arrangements or agreements with the Company or one or more of the Subsidiaries in accordance with applicable Law that has accorded the Company or the Company Subsidiaries effective and exclusive ownership of all intellectual property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company or one or more the Company Subsidiaries as assignee that have conveyed to the Company or one or more of the Company Subsidiaries effective and exclusive ownership of all intellectual property arising thereby.

          (e)   The use of the Company Intellectual Property in the conduct of the Company's and the Company Subsidiaries' businesses, as currently conducted, has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any intellectual property right of any other Person, nor has the Company or any Company Subsidiary received any notice (written or, to the Knowledge of the Company, oral) of any infringement, misappropriation or violation by the Company or any Company Subsidiary of any intellectual property right of any third party. Except in connection with litigation initiated by the Company to enforce its rights in the Company Intellectual Property, no claim (written or, to the Knowledge of the Company, oral) by any Person contesting the validity of any Company Intellectual Property has been made, is currently outstanding or is threatened or, to the Knowledge of the Company, reasonably expected to arise. To the Knowledge of the Company, no Person is infringing any intellectual property right of the Company or any Company Subsidiary.

          (f)    For purposes of this Section 3.16, the term "Knowledge" shall not include knowledge that could have been possessed by the Company if it had performed a right to use, clearance or freedom to operate search concerning the intellectual property rights of the Company, any Company Subsidiary or any other Person, unless the Company otherwise possesses such Knowledge.

        3.17.    Taxes.     As used in this Agreement, "Tax" or "Taxes" shall include all Federal, state, local and foreign income, gross receipts, business and occupation, franchise, real estate, property, sales, use, transfer, withholding, employment, payroll, excise, ad valorem, value added and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

          (a)   The Company and each Company Subsidiary (i) have properly prepared and timely filed all material federal, state, local and foreign tax returns and reports in respect of Taxes required to be filed by or with respect to the Company and each Company Subsidiary (taking into account any extension of time to file); (ii) paid or accrued in the financial statement included in the Company SEC Reports (other than a reserve for deferred taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109) all Taxes (whether or not shown to be due on such returns and reports); and (iii) paid or accrued in the financial statement included in the Company SEC Reports all material Taxes for which a notice of assessment or collection has been received by the Company or any Company Subsidiary (other than those being contested or which the Company intends to contest in good faith by appropriate proceedings). There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company or any of its subsidiaries.

          (b)   The Company and each Company Subsidiary have withheld or collected and paid over to appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected by them in connection with amounts paid or owing to any employee, foreign person, creditor, stockholder or independent contractor.

          (c)   No dispute or claim concerning any Tax liability of the Company or any Company Subsidiary has been proposed or claimed in writing or, to the Knowledge of the Company, threatened by any authority, including a claim that the Company or any Company Subsidiary is subject to Tax in a jurisdiction where it does not currently file a Tax return. The Company has provided or made available to the Parent correct and complete copies of its Federal, state and local and foreign, if any, income Tax returns for Taxable years ending May 31, 2000 through May 31, 2003, and examination reports, and statements of deficiencies with respect to Federal, state and local or foreign income Taxes, if any, assessed against or agreed to by the Company and any of its subsidiaries with respect to Federal, state and local or foreign income Taxes for Taxable years ending May 31, 2000 or thereafter.

          (d)   Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which is currently effective.

          (e)   Neither the Company nor any of the Company Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation or sharing agreement that will survive the Closing. Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company and any of its subsidiaries that is currently a member of the Company's affiliated group filing a consolidated federal income Tax return) under Treas. Reg. Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

          (f)    As of the date of the most recent financial statements included in the Company SEC Documents, the unpaid Taxes of the Company and the Company Subsidiaries did not exceed in any material respect the liability for Taxes (rather than any allowance for deferred Taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109) set forth on the face of such financial statements.

          (g)   Neither the Company nor any of the Company Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other Law) in its current or in any future Taxable period by reason of a change in accounting method nor does the Company or any of the Company Subsidiaries have any Knowledge that the Internal Revenue Service (or other Taxing authority) has proposed or is considering proposing, any such change in accounting method.

          (h)   Neither the Company nor any of the Company Subsidiaries is a party to any Contract that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Company Common Stock) as a result of the Merger that would not be deductible pursuant to the terms of Section 162(m), 280G or, to the Knowledge of the Company, 162(a)(1) of the Code.

          (i)    Neither the Company nor any of the Company Subsidiaries is involved in, subject to, or a party to any joint venture, partnership, limited liability Company Contract or other arrangement that is treated as a "partnership" for federal, state, local or foreign income Tax purposes. Neither the Company nor any Company Subsidiary owns an entity that is treated as "disregarded as an entity separate from its owner" pursuant to Section 301.7701-3 of the treasury regulations.

          (j)    Neither the Company nor any of the Company Subsidiaries has been either a "Distributing Corporation" or a "Controlled Corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (k)   There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and treasury regulations promulgated thereunder. Neither the Company nor any of the Company Subsidiaries is or has been a party to any transaction where a deferred intercompany gain was generated under Section 1502 of the Code and the treasury regulations promulgated thereunder.

        3.18.    Material Contracts.

          (a)   Except as otherwise disclosed in Sections 3.14, 3.15 or 3.18 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or subject to:

              (i)  any Contract pursuant to which the Company or any Company Subsidiary has granted to, or obtained from, a third party a license to any Company Intellectual Property;

             (ii)  any Contract pursuant to which any agent, sales representative, distributor or other third party markets or sells any Company Product;

            (iii)  any union Contract, or any employment, consulting, severance, termination, or indemnification Contract providing for future payments, written or oral, with any current or former officer or director;

            (iv)  any joint venture Contract or similar arrangement or any other agreement not in the ordinary course of business;

             (v)  any Contract involving revenues or costs to the Company in excess of $50,000 which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated by reason of the execution of this Agreement or the Agreements to Facilitate Merger or the consummation of the Merger or the other transactions contemplated by this Agreement or the Agreements to Facilitate Merger;

            (vi)  any Contract of the Company or any Company Subsidiary relating to the borrowing of money or an extension of credit; or

           (vii)  any Contract that provides for an express non-competition covenant with any person or in any geographic area and which limits in any material respect the ability of the Company to compete in its current business lines.

          (b)   The agreements listed in Sections 3.14, 3.15 and 3.18 of the Company Disclosure Schedule are referred to as the "Company Material Agreements." All Company Material Agreements are valid and binding agreements of the Company or a Company Subsidiary and are in full force and effect and shall remain in full force and effect immediately following consummation of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any Company Material Agreement.

        3.19.    Relations with Suppliers and Customers.     No material current supplier of the Company or any Company Subsidiary has canceled or, to the Knowledge of the Company, threatened to cancel any Contract for the provision of, or indicated an intention to reduce its supply of or not to provide, raw materials, products, supplies, or services to the businesses of the Company or any Company Subsidiary either prior to or following the Merger. Neither the Company nor any Company Subsidiary has received any information from any customer that accounted for more than 5% of the revenues of the Company and its Subsidiaries during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with the businesses of the Company or any Company Subsidiary either prior to or following the Merger. No material current supplier of the Company has initiated any recall or issued any warning or received any FDA warning letters or FDA Form 483 notifications (other than warnings included as part of the product literature at the time of sale) in relation to any Company Products. Schedule 3.19 lists the top twenty (20) customers of Company Products as measured by consolidated sales revenue earned by the Company for the twelve month period ended December 31, 2003. To the Knowledge of the Company, all Company Products manufactured by third parties have been manufactured in material compliance with all applicable Laws, including all Laws regarding "good manufacturing processes" promulgated by the FDA or any other Governmental Entity.

        3.20.    Environmental Matters.     The Company: (a) is in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof); (b) has not received any communication (written or, to the Knowledge of the Company, oral) from a Governmental Entity or third party alleging that the Company is not in compliance with, or has any liability under, any Environmental Law; (c) has not owned or operated any property that is contaminated with any Hazardous Material which may be expected to require remediation under any Environmental Law; (d) is not subject to liability for any Environmental Release, disposal or contamination (whether on-site or, to the Knowledge of the Company, off-site) of any Hazardous Material; (e) has not received any claims (written or, to the Knowledge of the Company, oral), and has no Knowledge of any potential claims, that the Company or any Company Subsidiary may be liable under any Environmental Law; and (f) is not subject to any other circumstances in connection with any Environmental Law that could reasonably be expected to have a Company Material Adverse Effect.

        3.21.    Company Products; Regulation.     Except as set forth in Section 3.21 of the Company Disclosure Schedule: (a) since June 1, 2000 through the date hereof there have been no notices, citations or decisions by any Governmental Entity that any Company Products are defective or fail to meet any applicable standards promulgated by any such Governmental Entity; (b) the Company and the Company Subsidiaries have complied in all material respects with all Laws and specifications with respect to the design, manufacture, labeling, testing and inspection of Company Products promulgated by any Governmental Entity; and (c) since June 1, 2000 through the date hereof, there have been no recalls, field notifications, seizures FDA warning letters or FDA Form 483 notifications ordered or, to the Knowledge of the Company, threatened by any such Governmental Entity with respect to any of the Company Products. The Company has delivered or made available to the Parent copies of all medical device reports, customer complaints and adverse incidents with respect to the Company Products received by the Company since June 1, 2000.

        3.22.    Interested Party Transactions.     Since June 1, 2000, except as described in the Company SEC Reports or Section 3.22 of the Company Disclosure Schedule: (a) no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; and (b) there are no existing contracts, agreements, business dealings, arrangements or other understandings between the Company or any Company Subsidiary and any Related Party. There are no assets of any Related Party that are used in or necessary to the conduct of the business of the Company or any Company Subsidiary.

        3.23.    Change in Control.     Except as described in Section 3.23 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Agreements to Facilitate Merger and the consummation of the transactions contemplated hereby and thereby shall not (a) result in any payment (including severance, unemployment compensation, Tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Company Stock Plan, any Benefit Plan, agreement or otherwise, (b) materially increase any benefits otherwise payable under any Company Stock Plan, any Benefit Plan, agreement or otherwise or (c) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

        3.24.    Fairness Opinion.     The Company has received a written opinion from Duff & Phelps LLC, financial advisor to the Company, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the merger consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view. A copy of such opinion has been delivered to the Parent. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

        3.25.    No Finders.     Except as provided in Section 3.25 of the Company Disclosure Schedule, the Company has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

        3.26.    Disclosure.     No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedule or any certificate delivered by the Company to the Parent pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made.

        3.27.    Tax Treatment.     Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND MERGER SUB

        As a material inducement to the Company to enter into this Agreement, with the understanding that the Company shall be relying thereon in consummating the transactions contemplated hereunder, the Parent and Merger Sub hereby represent and warrant to the Company that:

        4.1.    Organization and Qualification.     Each of the Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of the Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it (a) makes such qualification necessary and (b) where the failure to qualify could reasonably be expected to have a Parent Material Adverse Effect.

        4.2.    Capitalization.     As of February 29, 2004, the authorized capital stock of the Parent consists of (a) 400,000,000 shares of Parent Common Stock, of which there were 257,215,105 shares issued and outstanding and 53,606,761 shares held in the Parent's treasury, and (b) 15,000,000 shares of preferred stock with no par value, of which there were no shares issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 100 of which are issued and outstanding and owned by the Parent. All issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 2 shall be, at the time of issuance and delivery, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 2 shall be registered under the Securities Act and duly listed for trading on the NYSE, subject to official notice of issuance.

        4.3.    Parent SEC Reports; Financial Statements.

          (a)   The Parent has filed with the SEC, at or prior to the time due, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, registration statements, definitive proxy statements and other documents (together with all information incorporated therein by reference, the "Parent SEC Reports") it was required to file with the SEC since January 1, 2001. As of their respective dates, the Parent SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Parent SEC Reports. As of their respective dates and as of the date any information from the Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   To the extent required in connection with the Parent SEC Reports, the Parent's Chief Executive Officer and Chief Financial Officer have signed, and the Parent has furnished to the SEC, all necessary certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications nor to the Parent's Knowledge is any such notice or action threatened.

          (c)   Each of the financial statements of the Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Neither the Parent nor any of its subsidiaries has, nor does the Parent have any Knowledge of any basis for, any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) other than liabilities or obligations (i) disclosed in the Parent SEC Reports or (ii) which could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        4.4.    Registration Statement.     The Registration Statement and any amendments or supplements thereto will comply in all material respects with the Securities Act, and none of the information relating to the Parent or its Affiliates included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Parent with respect to information supplied by the Company or any Affiliate of the Company specifically for inclusion in the Registration Statement.

        4.5.    Authorization and Enforceability.     Each of the Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Parent and Merger Sub and by the Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of the Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Parent and Merger Sub and constitutes the valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to rules of Law governing bankruptcy, specific performance, injunctive relief, or other equitable remedies.

        4.6.    Absence of Certain Changes or Events.     Except as contemplated hereby or as disclosed in the Parent SEC Reports, since September 30, 2003, the Parent and its subsidiaries have conducted their business in the ordinary course of business and consistent with past practice and there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

        4.7.    Consents and Approvals.     The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Certificate of Incorporation, Bylaws or other governing document of the Parent and Merger Sub; (b) violate any Law or Order by which the Parent or Merger Sub or any of their respective properties or assets may be bound; or (c) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Encumbrance on any of the properties or assets of the Parent or Merger Sub under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Parent or Merger Sub is a party, or by which it or any of its properties or assets may be bound, except where such violation could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No filing with or permit, consent, or approval of any Governmental Entity is required by the Parent or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any applicable requirements of the Securities Act or the Exchange Act, state takeover or securities laws and the Antitrust Laws, and (ii) the filing and recordation of the Certificate of Merger as required by Delaware Law.

        4.8.    Ownership and Interim Operations of Merger Sub.     Merger Sub is a direct, wholly owned subsidiary of the Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the performance of its obligations hereunder.

        4.9.    Litigation.     There are no suits, actions or proceedings pending or, to the Knowledge of the Parent or Merger Sub, threatened against or affecting the Parent or any of its subsidiaries that could reasonably be expected to prevent, hinder or delay the timely completion of the transaction contemplated by this Agreement. Neither the Parent nor any of its subsidiaries is subject to any outstanding Order that could reasonably be expected to prevent, hinder or delay the timely completion of the transaction contemplated by this Agreement.

        4.10.    No Finders.     Except for certain obligations to Credit Suisse First Boston LLC, the Parent has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

        4.11.    Tax Treatment.     Neither the Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

ARTICLE 5.
COVENANTS AND AGREEMENTS

        5.1.    Conduct of Business of the Company.     Except as contemplated by this Agreement or to the extent that the Parent otherwise consents in writing, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, the Company and each Company Subsidiary shall conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and the Company and each Company Subsidiary shall use commercially reasonable efforts to preserve intact in all material respects their respective business organizations, to maintain in all material respects their present and planned business, to keep available in all material respects the services of their respective officers and employees and to maintain in all material respects satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Effective Time, neither the Company nor any Company Subsidiary shall, without the prior written consent of the Parent (which, in the case of subsection (k) below, may not be unreasonably withheld):

          (a)   amend or otherwise change their Certificate of Incorporation or Bylaws or other organizational documents;

          (b)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock pursuant to the exercise of presently outstanding Company Options) or (ii) any assets of the Company or any Company Subsidiary, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

          (c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d)   reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e)   acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) (i) any corporation, partnership, limited liability company or other business organization or any division thereof or, (ii) any material amount of assets forming part of any such business organization or division;

          (f)    except for trade payables incurred in the ordinary course of business and consistent with past practice, create, incur or assume any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, or create, incur or assume any Encumbrance on any asset;

          (g)   authorize, make or agree to make any capital expenditure or expenditures in excess of $100,000 individually or $500,000 in the aggregate, other than capital expenditures in the ordinary course of business necessary for the purchase and installation of Sanova-related equipment pursuant to contractual obligations and which are specifically approved by John P. Richards, the Company's President and Chief Financial Officer;

          (h)   except as otherwise provided in this Agreement or as set forth in Section 5.1(h) of the Company Disclosure Schedule, (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except anniversary date salary increases for employees in the ordinary course of business and in a manner consistent with past practices or as required by applicable Law; (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any bonus, pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant; or (iii) except as required by or applicable Law, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit plan, agreement, or arrangement, or any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof

  (except any amendment required by Law or that would not materially increase benefits under the relevant plan);

          (i)    alter or revise its accounting principles, procedures, methods or practices in any material respect (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) except as required by applicable Law or regulation or by a change in GAAP and concurred with by the Company's and the Parent's independent public accountants;

          (j)    pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reported in the Company's balance sheet as of November 30, 2003, or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice;

          (k)   enter into or terminate, amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any (i) distribution Contract unless such Contract or modification (A) is entered into in the ordinary course of business and consistent with past practice, (B) is specifically approved by both John P. Richards, the Company's President and Chief Financial Officer, and James L. Winter, the Company's Vice President and General Manager, Animal Health, and (C) either (aa) it contains a provision that it can be rescinded by the Parent as of the Closing if the Parent determines that such Contract or modification is reasonably likely to cause the Parent or the Surviving Corporation to be in breach of any Contractual obligations or in violation of applicable law immediately after the Effective Time or (bb) the Company provides the Parent (or its outside designee) with a copy of the proposed Contract or modification, with all provisions redacted other than those as would be reasonably necessary for the Parent (or its outside designee) to determine whether such proposed Contract or modification would violate law or would be reasonably likely to cause the Parent or the Surviving Corporation to be in breach of any Contractual obligations immediately after the Effective Time, with the copy of such redacted Contract to be provided to Parent (or its outside designee) at least three (3) business days prior to the proposed signing date; (ii) any Company Material Agreement or any Contract that would constitute a Company Material Agreement, other than distribution Contracts (which are governed by subsection (i) above); or (iii) any other Contract outside of the ordinary course of business and consistent with past practice; provided, however, that nothing in this Section 5.1(k) shall prohibit the Company from entering into Contracts with customers for the purchase and installation of Sanova-related equipment in the ordinary course of business and consistent with past practice and which are specifically approved by John P. Richards, the Company's President and Chief Financial Officer;

          (l)    remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice;

          (m)  institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it, at law or in equity or before any Governmental Entity (including, but not limited to, the USDA and the FDA) or any nongovernmental self-regulatory agency;

          (n)   file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund or credit of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other similar action, including making any election with respect to any Taxes, relating to the filing or any Tax Return or the payment of any Tax, if such amendment, agreement, settlement, surrender, consent, election or other action would have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary or materially decreasing any Tax attribute of the Company or any Company Subsidiary at or after the Effective Time;

          (o)   take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of the Company contained herein inaccurate or breached such that the conditions in Section 6.2(a) shall not be satisfied at, or as of any time prior to, the Effective Time; or

          (p)   enter into, or publicly announce an intention to enter into, any Contract or otherwise agree or consent to do any of the foregoing actions set forth in this Section 5.1.

        5.2.    No Solicitation.

          (a)   From and after the date hereof until the Effective Time or the termination of this Agreement pursuant to Article 7, the Company shall not, and shall cause its Company Subsidiaries and their respective officers, directors, employees, financial advisors, counsel, representatives and agents (collectively, "Representatives") not to, directly or indirectly, (i) solicit, initiate, encourage or otherwise facilitate the making of an Acquisition Proposal; (ii) enter into any agreement regarding an Acquisition Proposal (except for any confidentiality agreement, to the extent provided below); or (iii) participate or engage in or encourage in any way negotiations or discussions concerning, or provide any non-public information to, any Person relating to, an Acquisition Proposal, or which may reasonably be expected to lead to an Acquisition Proposal.

          (b)   Notwithstanding the provisions of Section 5.2(a) and subject to compliance with Section 5.2(d), this Agreement shall not prohibit the Company's Board of Directors from, prior to obtaining the Company Stockholder Approval, furnishing nonpublic information to or entering into discussions or negotiations with, any Person that makes an unsolicited, bona fide Acquisition Proposal that the Company's Board of Directors reasonably determines is likely to result in a Superior Proposal, if, and only to the extent that:

              (i)  the Company's Board of Directors, after consultation with outside legal counsel to the Company, determines in good faith that such action is required in order for the Company's Board of Directors to comply with its fiduciary duties under applicable Law;

             (ii)  prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such Person after the date hereof, the Company (A) provides written notice of at least one (1) business day to the Parent to the effect that it intends to furnish information to, or enter into substantive discussions or negotiations with, such Person, and naming and identifying the Person making the Acquisition Proposal, and (B) receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement; and

            (iii)  the Company concurrently provides the Parent with all non-public information to be provided to such Person that the Parent has not previously received from the Company, the Company keeps the Parent reasonably informed of the status and the material terms and conditions and all other material developments with respect to any such discussions or negotiations, and the Company provides the Parent with copies of all material documents regarding such discussions and negotiations (other than documents subject to an attorney-client privilege).

          (c)   The Company shall notify the Parent promptly (and in any event, within 36 hours) if it or any of its Representatives receives an Acquisition Proposal or any inquiry reasonably likely to lead to a Acquisition Proposal or if any discussions or negotiations are sought to be initiated or continued with the Company or its Representatives concerning an Acquisition Proposal, and such notification shall contain the name of the Person involved and the material terms and conditions of such an Acquisition Proposal.

          (d)   Upon execution of this Agreement, the Company and its Representatives shall, and shall cause all Company Subsidiaries and their respective Representatives to, immediately terminate all discussions with any Person (other than the Parent) concerning any Acquisition Proposal, and shall request that such Persons promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal. The Company shall not waive any provision of any confidentiality, standstill or similar agreement entered into with any Person regarding any Acquisition Proposal, and prior to the Closing shall enforce all such agreements in accordance with their terms.

          (e)   Unless and until this Agreement has been terminated in accordance with Article 7, the Company shall not:

              (i)  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or Merger Sub, the approval or recommendation of the Merger as set forth in Section 5.3(a) unless the Company has complied in all other respects with this Section 5.2 and the Company's Board of Directors, after consultation with outside legal counsel to the Company, determines in good faith that such action is required in order for the Company's Board of Directors to comply with its fiduciary duties under applicable Law; or

             (ii)  approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal.

          (f)    Notwithstanding the foregoing, in the event that, prior to obtaining the Company Stockholder Approval, the Company's Board of Directors receives a Superior Proposal, the Company's Board of Directors may, if it determines in good faith, by resolution duly adopted after consultation with outside legal counsel to the Company, that such action is required in order for the Company's Board of Directors to comply with its fiduciary duties under applicable Law, approve or recommend such Superior Proposal and terminate this Agreement as permitted pursuant to the terms of Section 7.1(f) (and, at its option, concurrently with or immediately after such termination cause the Company to enter into a definitive agreement with respect to such Superior Proposal); provided that:

              (i)  the Company notifies the Parent in writing that it intends to take such action, which notice must identify the party making such proposal, set forth the material terms of such proposal, and have attached to it the most current version of any such written agreement;

             (ii)  Parent shall not have proposed, within three (3) business days after receipt of such notice from the Company, to amend this Agreement to provide for terms as favorable as or superior to those of the Superior Proposal;

            (iii)  provided the Parent has submitted a proposal to amend this Agreement as contemplated by subparagraph (ii) above, (A) for a period of three (3) business days after receipt of such proposal, the Company shall have reasonably considered and discussed in good faith all proposals submitted by the Parent and, without limiting the foregoing, met with, and caused its financial advisors and legal advisors to meet with, the Parent and its advisors from time to time as reasonably requested by the Parent to reasonably consider and discuss in good faith the Parent's proposals; and (B) the Company's Board of Directors reasonably and in good faith determines, after consultation with its financial and legal advisors, that after taking into account any amendments to this Agreement proposed by the Parent as of the end of such three (3) business day negotiation, the Parent's proposal is not at least as favorable to the stockholders of the Company as the Superior Proposal.

          Without limiting any other rights of the Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendations of the Merger or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Section 203 of Delaware Law and any other takeover statute to be inapplicable to, this Agreement and the transactions contemplated hereby, which approvals and actions are irrevocable.

          (g)   Nothing contained in this Section 5.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from taking any action or making any disclosure required by applicable Law.

        5.3.    Proxy Statement; Registration Statement; Stockholders Meeting.

          (a)   The Company shall take all lawful action to (i) cause a special meeting of its stockholders (such meeting or any adjournment thereof, the "Company Stockholders Meeting") to be duly called and held as soon as practicable (and in any event within 45 days) following the date on which the Registration Statement becomes effective for the purpose of voting on the approval and adoption of the agreement of merger (within the meaning of Section 251 of Delaware Law) contained in this Agreement and the Merger (the "Company Stockholder Approval"), and (ii) solicit proxies from its stockholders to obtain the Company Stockholder Approval for such approval and adoption. Except as permitted by Sections 5.2(e) and 5.2(f), the Company's Board of Directors shall recommend approval and adoption of the agreement of merger (within the meaning of Section 251 of Delaware Law) contained in this Agreement and the Merger by the Company's stockholders; provided, however, that unless this Agreement is previously terminated in accordance with Article 7, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Company's Board of Directors determines at any time after the date hereof that it is no longer advisable or recommends that the Company stockholders reject it (and not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without the Parent's approval). In accordance therewith, the Company shall, with the cooperation of the Parent, prepare and file, as soon as reasonably practicable, a Proxy Statement/Prospectus. The Company shall use all reasonable efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of the Company, as soon as reasonably practicable following its effectiveness, with the date of mailing as mutually determined by the Company and the Parent.

          (b)   The Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the Securities Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Proxy Statement/Prospectus. The Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. The Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to the Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as the Parent may reasonably request in connection with any such action.

          (c)   The Parent shall notify the Company promptly of the receipt of the comments of the SEC with respect to the transactions contemplated hereby and of any request by the SEC for amendments or supplements to the Registration Statement and shall supply the Company with copies of all material correspondence with the SEC with respect to the transactions contemplated hereby.

          (d)   If at any time prior to the Effective Time, any event should occur relating to the Company, any Subsidiary, or the Company's officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform the Parent. If at any time prior to the Effective Time, any event shall occur relating to the Parent or Merger Subsidiary or their respective officers or directors that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or the Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.

        5.4.    Redemption of Preferred Stock.     As soon as practicable following the execution and delivery of this Agreement, and in any event no later than five (5) business days prior to the Closing Date, the Company and its Board of Directors shall take all actions necessary pursuant to the Company's Certificate of Incorporation and all applicable documents and agreements designating or otherwise providing the terms of the Company Preferred Stock to redeem all of the issued and outstanding shares of Company Preferred Stock, at the price per share provided in Section 3.3(c).

        5.5.    State Takeover Statutes.     The Company and its Board of Directors shall (a) take all reasonable actions necessary to ensure that no "fair price", "control share acquisition", "moratorium" or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby or thereby and (b) if any "fair price", "control share acquisition", "moratorium" or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement or the Stockholder Agreements, the Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby and thereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby and thereby.

        5.6.    Affiliates.     Within ten (10) days after the date of this Agreement, the Company shall deliver to the Parent a letter identifying all persons who are to the Company's Knowledge "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to the Parent at least five (5) business days prior to the Effective Time, a written agreement covering Rule 145 matters in customary form and reasonably acceptable to the Parent and the Company from each such person.

        5.7.    NYSE Listing Application.     The Parent shall prepare and submit to the NYSE a listing application for Parent Common Stock to be issued in the Merger pursuant to Article 2 of this Agreement and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official Notice to the NYSE of issuance. The Company shall cooperate with the Parent in such listing application.

        5.8.    Confidentiality.     The Parent and the Company shall comply with, and shall cause their respective representatives to comply with, in all respects, all of their respective obligations under the Confidentiality Agreement, and in no event shall the negotiation, entering into or termination of this Agreement be deemed to waive or otherwise adversely affect the rights and obligations of the parties under the Confidentiality Agreement, which rights and obligations shall continue in full force and effect in accordance with their terms.

        5.9.    Access to Information.     The Company shall afford to the Parent and Merger Sub, and to their respective accountants, officers, directors, employees, counsel, and other representatives reasonable access, during normal business hours, upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, data, contracts, commitments, and records. During such period, the Company shall additionally furnish promptly to the Parent and Merger Sub all information concerning the Company's and all Company Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing, pilot studies, clinical data and studies and evaluations, patient results, regulatory compliance, officers, employees, third party clinical investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company and all Company Subsidiaries as the Parent and Merger Sub may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company and all Company Subsidiaries as the Parent and Merger Sub may reasonably request. No investigation pursuant to this Section 5.9 shall affect any representation or warranty of the Company contained herein or any condition to the obligations of the Parent and Merger Sub hereto. The parties hereto agree that the Company's disclosure obligations hereunder shall not require the disclosure of competitively sensitive information in a manner that would create a risk of liability under the Antitrust Laws.

        5.10.    Approvals and Consents; Cooperation.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate with each other and to use all commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.10(a) will require that any party hereto take any action, or to refrain from taking any action, pursuant to the Antitrust Laws.

          (b)   Each of the Parent and the Company will (i) make or cause to be made the filings required of such party to this Agreement under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) subject to Section 7.1(j), comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party to this Agreement from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Entity in respect of such filings or such transactions, (iii) subject to Section 7.1(j), act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other Law or Order designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws") with respect to any such filing or any such transaction and (iv) subject to Sections 5.10(d) and 7.1(j), use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. To the extent not prohibited by applicable Law, each party to this Agreement will use all commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement.

          (c)   Each of the Parent and the Company will, except to the extent impermissible under, or inconsistent with, applicable Law, (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of), any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other party to review and discuss in advance, and consider in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity, (iii) not participate in any meeting with any Governmental Entity unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the reasonable opportunity to attend and participate at any such meeting, (iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the Merger, and (v) furnish the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.10(c) as "outside counsel only." Such materials, and the information contained therein, will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Parent or the Company, as the case may be) or such source's legal counsel.

          (d)   Notwithstanding anything to the contrary in this Agreement, (i) if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, no party will have any obligation to contest or resist any such action or proceeding or to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement; and (ii) none of the Parent, any of its subsidiaries or the Surviving Corporation, will be required (and the Company will not, without the prior written consent of the Parent, agree, but will, if so directed by the Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, the Parent or any of their respective Affiliates.

        5.11.    Commercially Reasonable Efforts; Further Actions.     Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner possible. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        5.12.    Officers' and Directors' Indemnification.

          (a)   The Parent and the Surviving Corporation agree that the Surviving Corporation shall provide to the directors and officers of the Company indemnification to the fullest extent provided by the Company's Certificate of Incorporation and Bylaws with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby until the six year anniversary date of the Effective Time (or, in case of matters occurring prior to the Effective Time giving rise to claims that are made prior to but which have not been resolved by the sixth (6th) anniversary of the Effective Time, until such matters are finally resolved).

          (b)   Prior to the Effective Time, the Company shall purchase the six (6) year extended reporting period endorsement under the Company's existing directors' and officers' liability insurance policy, which endorsement provides six years of coverage with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by such policy on terms no less favorable than the terms of such policy; provided, however, that the aggregate cost of the endorsement may not exceed $200,000 without the Parent's prior written consent.

          (c)   In addition to the other rights provided for in this Section 5.12 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by this Section 5.12), after the Effective Time the Parent shall guarantee the obligations of the Surviving Corporation to honor all indemnification obligations under the Company's Certificate of Incorporation, the Company's Bylaws and any indemnification agreements between the Company and any person (all copies of which have been previously provided or made available to the Parent) as same exist, if at all, as of the date hereof.

        5.13.    Notification of Certain Matters.     The Company shall give prompt written notice to the Parent, and the Parent shall give prompt written notice to the Company, of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Date and (b) any material failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.14.    Public Announcements.     The Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by applicable Nasdaq or NYSE rules. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties.

        5.15.    Voting of Shares.     To induce the Parent to execute this Agreement, all of the officers and directors of the Company, and each Person who holds shares of Company Common Stock that are also deemed beneficially owned by Thomas Kempner (a director of the Company), have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as Exhibit 5.15 (the "Agreements to Facilitate Merger") pursuant to which, as and to the extent set forth therein, each such person has agreed to vote his, her or its shares of Company Common Stock in favor of the Merger at the Company Stockholders Meeting.

        5.16.    Executive Officer Agreements.     Upon execution of this Agreement, each officer or employee of the Company listed in Exhibit 5.16 shall enter into an employment agreement, in form and substance satisfactory to the Parent and such officer or employee, for the benefit of the Company, the Parent and the Surviving Corporation and their Affiliates, which employment agreement shall become effective upon, and contingent upon the occurrence of, the Effective Date.

        5.17.    Expenses.     Except as set forth in Section 7.2 and as otherwise provided in this Section 5.17, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that the Company and the Parent shall share equally the cost of printing and filing with the SEC the Proxy Statement/Prospectus and the Registration Statement. The parties agree that within five (5) business days of the execution of this Agreement, the Parent will pay to the Company an amount of $250,000 to reimburse, in part, the out-of-pocket fees and expenses for legal, accounting and financial advisor services and the other fees and expenses incurred by the Company through the date of this Agreement in connection with this Agreement and the transactions contemplated hereby. The Parent shall assume and pay, or reimburse the Company for, all reasonably documented out-of-pocket fees payable and expenses incurred exclusively in connection with the Company's pursuit of clearance under the HSR Act; provided, however, that this obligation shall apply only to the extent such fees and expenses arise from actions taken after the date of this Agreement and are expressly approved in advance by the Parent (the "Company HSR Expenses"), it being agreed that such approval may not be unreasonably withheld, delayed or limited in scope (giving due consideration to the parties' respective obligations under Section 5.10, including the general obligation to use commercially reasonable efforts to advance the Merger in the most expeditious manner practicable); and provided further, that the Company shall not be liable under this Agreement for any failure to take actions which are subject to the foregoing advance approval requirement, for which approval is sought, and which are not so approved. The Company shall send the Parent invoices for the Company HSR Expenses not directly assumed or paid by the Parent on a monthly basis, and the Parent shall reimburse the Company for the amount reflected in such invoices as soon as practicable following receipt of each such invoice.

        5.18.    Section 368 Qualification.     The Parent, Merger Sub and the Company will each use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, will report the Merger in such manner and will not take any action reasonably likely to cause the Merger to not so qualify.

        5.19.    Provision of Tax Returns.     The Company and each Company Subsidiary shall deliver to the Parent copies of each Tax Return with respect to Taxes based upon net income or net profits filed or to be filed by the Company or any Company Subsidiary on or after the date of this Agreement and through the Effective Time, such that they are received by the Parent no later than three (3) business days prior to the Effective Time.

        5.20.    Employee Benefit Plans.     Prior to the Closing:

          (a)   The Company shall terminate, effective as of the Closing, subject to the payment of any benefit then due:

              (i)  each employee welfare benefit plan, within the meaning of Section 3 of ERISA;

             (ii)  each cafeteria plan, within the meaning of Section 125 of the Code; and

            (iii)  each other plan or program under which benefits other than regular compensation for services are provided to the Company's employees.

          (b)   The Company shall obtain resignations from the two individual trustees of the Alcide Corporation Employee Stock Ownership Plan ("ESOP") effective upon the Closing and the appointment by Parent of a successor trustee.

          (c)   The Company shall take all actions necessary to:

              (i)  have proxy materials provided to ESOP participants notifying them of their voting rights in connection with the Merger as required under the ESOP plan document, ESOP trust agreement and applicable Law;

             (ii)  process and tally voting directions received from ESOP participants as required under the ESOP plan document, ESOP trust agreement and applicable Law; and

            (iii)  ensure that the ESOP Trustees voted Shares held by the ESOP in accordance with voting directions received by ESOP participants and voted Shares held by the ESOP for which voting directions have not been received in accordance with the terms of the ESOP plan document, ESOP trust agreement and applicable Law.

          (d)   The Company shall take all actions necessary to terminate the Alcide Corporation Employee Stock Ownership Plan no later than immediately prior to the Closing.

          (e)   The Company shall take all actions necessary to terminate the Alcide Corporation 401(k) (the "401(k) Plan"), no later than immediately prior to the Closing. Distribution to active employee participants will be deferred until receipt of a determination letter from the Internal Revenue Service ruling that the qualified status of the 401(k) Plan is not adversely affected by the termination. Prior to the Closing the Company shall prepare a Form 5310 application to the Internal Revenue Service for such a determination letter to be submitted, subject to review by Parent.

          (f)    The Company shall provide written notification of the termination of employee benefit plans Plan to Company employees, the ESOP and 401(k) Plan trustees and any third party administrator associated with such plans.

          (g)   The Company shall provide to Parent and Merger Sub such documents and information as is reasonably necessary to evidence compliance with the covenants set forth in this Section 5.20, including samples of the proxy voting materials sent to ESOP participants, documentation of the process used by the trustee to vote Shares held by the ESOP and plan amendments, board resolutions and notices to employees, trustees and third parties regarding plan terminations and amendments.

          (h)   The Parent shall take all action necessary to cause such employee welfare benefit plans, within the meaning of Section 3 of ERISA, and cafeteria plans, within the meaning of Section 125 of the Code, as are generally available to employees of the Parent to be available to eligible employees of the Company and its Affiliates as of the Closing.

          (i)    The Parent shall take all action necessary to cause such employee pension benefit plans, within the meaning of Section 3 of ERISA, as are generally available to employees of the Parent to be available to eligible employees of the Company and its Affiliates in accordance with their terms.

          (j)    The Parent shall take all action necessary to cause the period of service of the eligible employees with the Company and its Affiliates, including service with the Company and its Affiliates prior to its acquisition by the Parent, to be counted as service for the Parent for purposes of determining eligibility and vesting only (and not for purposes of determining benefit accrual or employer subsidies) under the Parent's employee welfare benefit plans and employee pension benefit plans as of the Closing. An employee who, as of the date of closing and taking such service into account, satisfies the requirements for immediate participation in any such plan will become a participant in the plan as of the Closing. An eligible employee's period of service with the Company and its Affiliates will be taken into account as service with the Parent for purposes of determining benefits under the Parent's short-term disability and vacation programs and, notwithstanding the limitation in the first sentence of this subsection (j), the Parent's severance plan.

        5.21.    Bonuses.

          (a)   If the Merger is completed prior to the time when bonuses are to be paid to employees of the Company and its subsidiary as contemplated by Section 5.1(h) of the Company Disclosure Schedule, then the Parent shall assume and pay all such bonuses at the time specified therein. For the avoidance of doubt, nothing in this Section 5.21(a) shall be construed to authorize the payment of any bonuses prior to such time or, unless otherwise expressly agreed in writing, to require the Parent to pay any such bonus to a Person who is not an employee of the Parent, the Company or one of their Affiliates at the time payment is made.

          (b)   If the Merger is completed after May 31, 2004, then the Parent shall pay to each participant in the Company's incentive plans a pro-rated bonus calculated as follows: (i) for each participant in the Management Incentive Plan, the bonus will equal (A) 50% of the base salary as of the Closing of the participant multiplied by (B) a fraction, the numerator of which is the number of days after May 31, 2004, through and including the Closing Date, and the denominator of which is three hundred sixty-five (365) (such fraction is referred to as the "Bonus Adjustment Ratio"), (ii) for each participant in the Division Incentive Plan, the bonus will equal the bonus paid to the participant for the fiscal year ended May 31, 2004, multiplied by the Bonus Adjustment Ratio, and (iii) for each participant in the Sales Incentive Plan, the bonus will equal the bonus the participant would earn under such plan based on sales activity during the period commencing June 1, 2004, and continuing through and including the Closing Date. Unless otherwise expressly agreed in writing, the Parent will pay the foregoing bonuses for Management Incentive Plan participants no later than July 15, 2005, and for Division Incentive Plan and Sales Incentive Plan participants no later than May 31, 2005. Notwithstanding the foregoing, unless otherwise expressly agreed in writing, none of the foregoing bonuses will be paid to a Person who is not an employee of the Parent, the Company or one of their Affiliates at the time payment is made.

        5.22.    Communications.     Each of the Parent, Merger Sub and the Company will issue public announcements and communicate with employees and other Persons in compliance with the written communication plan agreed upon concurrently with the execution of this Agreement.

ARTICLE 6.
CONDITIONS PRECEDENT

        6.1.    Conditions to Obligations of the Parent, Merger Sub, and the Company.     The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a)    No Injunction.    None of the Parent, Merger Sub, or the Company shall be subject to any final Order of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of the Parent effectively to exercise full rights of ownership of the Company or the assets or business of the Company.

          (b)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (c)    Registration Statement.    The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing or have been threatened and be unresolved. The Parent shall also have received all state securities Law or blue sky authorizations necessary to carry out the transactions contemplated hereby.

          (d)    NYSE Listing.    The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly listed on the NYSE, subject to official notice of issuance.

          (e)    Waiting Periods.    The waiting periods applicable to the consummation of the Merger under the Antitrust Laws shall have expired or been terminated.

        6.2.    Conditions to Obligations of the Parent and Merger Sub.     The respective obligations of the Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

          (a)   Each representation and warranty of the Company contained in this Agreement, to the extent qualified by materiality (including a Company Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, in each case when made and on and as of the date hereof and on the Closing Date as though made on and as of such date (except for representations and warranties made as of a specified date, which, to the extent qualified by materiality (including a Company Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, as the case may be, only as of the specified date), and the Parent shall have received a certificate to such effect signed by the Company's Chief Executive Officer.

          (b)   The aggregate number of shares of Company Common Stock outstanding as of the Closing Date (including all shares subject to then outstanding Company Options or other rights to acquire or commitments to issue Company Common Stock) shall not exceed 3,041,910.

          (c)   The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Parent shall have received a certificate to such effect signed by the Company's Chief Executive Officer.

          (d)   The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to the Parent, and the Parent and Merger Sub shall have received evidence reasonably satisfactory to them of the receipt of such permits, authorizations, consents, and approvals.

          (e)   There shall not be pending any suit, action or proceeding related directly or indirectly to the Merger, including without limitation any suit, action or process that seeks to restrain or prohibit the consummation of the Merger or to unwind the Merger after it has been consummated or seeks damages or other relief with respect to the Merger.

          (f)    The Parent and Merger Sub shall have received an opinion of Perkins Coie LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Parent, to the effect set forth in Exhibit 6.2(f) hereto.

          (g)   The Parent shall have received a letter from each of the Affiliates pursuant to Section 5.6 hereof.

          (h)   The Parent shall have received executed agreements from such persons, and in such form satisfactory to the Parent, as described in Section 5.16 hereof.

          (i)    The directors of the Company and of each Company Subsidiary shall have tendered their resignations as of the Effective Time.

          (j)    Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Parent shall have received a certificate to such effect from the Company's Chief Executive Officer.

          (k)   The Company shall have (i) prior to the Closing Date, complied with Section 5.12(b) by purchasing the extended reporting period endorsement for the Company's directors' and officers' liability insurance policy contemplated thereby and (ii) prior to the Closing Date (or, if earlier, prior to the expiration of the Company's general, product and umbrella liability insurance policies), as directed by the Parent either (A) renew such policies as occurrence-based policies with a six-year retroactive date for claims made years or (B) renew such policies as claims made policies with a six-year extended reporting period.

        6.3.    Conditions to Obligations of the Company.     The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

          (a)   Each representation and warranty of the Parent contained in this Agreement, to the extent qualified by materiality (including a Parent Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, in each case when made and on and as of the date hereof and on the Closing Date as though made on and as of such date (except for representations and warranties made as of a specified date, which, to the extent qualified by materiality (including a Parent Material Adverse Effect qualification), shall have been true and correct in all respects and, to the extent not so qualified, shall have been true and correct in all material respects, as the case may be, only as of the specified date), and the Company shall have received a certificate to such effect from a senior executive officer of the Parent.

          (b)   The Parent and Merger Sub shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate to such effect from a senior executive officer of the Parent.

          (c)   The Parent and Merger Sub shall have obtained all permits, authorizations, consents, and approvals required on their part to perform their obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to the Company, and the Company shall have received evidence satisfactory to it of the receipt of such permits, authorizations, consents, and approvals.

          (d)   Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect from a senior executive officer of the Parent.

          (e)   The Company shall have received an opinion of the General Counsel's office of the Parent and an opinion of Oppenheimer Wolff & Donnelly LLP, counsel to the Parent, each dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect set forth in Exhibit 6.3(e) hereto.

          (f)    The Company shall have received a written opinion of Perkins Coie LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code (including the Tax consequences to the holders of Company Common Stock), and such opinion shall not have been withdrawn. The Company, Parent and Merger Sub shall execute and deliver to Perkins Coie LLP certificates substantially in the form attached hereto as Exhibits 6.3(f)-1 and 6.3(f)-2 at such time or times as may be reasonably requested by Perkins Coie LLP in connection with the delivery of its opinion provided herein.

ARTICLE 7.
TERMINATION AND ABANDONMENT

        7.1.    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

          (a)   by mutual written consent duly authorized by the Board of Directors of the Parent and the Company's Board of Directors;

          (b)   by either the Parent or the Company if the Merger shall not have been consummated on or before the date that is six (6) months after the date hereof; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date and provided further, however, that, if a request for additional information is received from the FTC or DOJ pursuant to the HSR Act or additional information is requested by a corresponding foreign authority under applicable foreign Antitrust Laws (a "Foreign Antitrust Authority"), such date shall be extended to the 90th day following acknowledgment by the FTC, DOJ, or Foreign Antitrust Authority, as applicable, that the Parent and the Company have complied with such request, but in any event not later than nine months from the date hereof;

          (c)   by either the Parent or the Company if a Governmental Entity has issued a final nonappealable Order, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

          (d)   by either the Parent or the Company if, at the Company Stockholders Meeting the Company Stockholder Approval is not obtained, except that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the Company Stockholder Approval;

          (e)   by the Parent if either (i) the Company has breached its obligations under Sections 5.2 or 5.3 in any material respect, (ii) the Company's Board of Directors has recommended, approved, accepted, or entered into an agreement regarding, an Acquisition Proposal, (iii) the Company's Board of Directors has withdrawn or modified in a manner adverse to the Parent its recommendation of the Merger, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced, and the Company's Board of Directors, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

          (f)    by the Company if, prior to obtaining the Company Stockholder Approval, (i) it has complied with its obligations under Section 5.2 (including subsections (f)(i)-(i)(iii) thereof); (ii) the Company's Board of Directors has authorized acceptance of a Superior Proposal thereunder, and (iii) the Company has paid to the Parent the fee required by Section 7.2 to be paid to the Parent in the manner therein provided;

          (g)   by the Parent if the Parent is not in material breach of its obligations under this Agreement and there has been either (i) a breach by the Company of Section 5.1(b) or Section 5.1(h) or (ii) a material breach (A) by the Company of any of its representations, warranties, or obligations under this Agreement (other than breaches covered by subsections (e)(i) or (g)(i), above), or (B) by an officer or director of the Company under such person's Agreement to Facilitate Merger described in Section 5.15, in each case such that the conditions in Section 6.2 shall not be satisfied, and the breach is not curable or, if curable, is not cured by the Company by within thirty (30) calendar days after receipt by the Company of written notice from the Parent of such breach;

          (h)   by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 shall not be satisfied, and the breach is not curable or, if curable, is not cured by the Parent within thirty (30) calendar days after receipt by the Parent of written notice from the Company of such breach;

          (i)    by the Parent if the Parent Average Stock Price is less than $21.00; or

          (j)    by the Parent at any time after receipt of a request for additional information pursuant to 15 U.S.C. Section 18a(e)(1).

        7.2.    Effect of Termination.

          (a)   In recognition of the time, efforts, and expenses expended and incurred by the Parent with respect to the Company and the opportunity that the acquisition of the Company presents to the Parent, if:

              (i)  (A) this Agreement is terminated by the Parent or the Company pursuant to Section 7.1(d), and (B) within 12 months of the date of such termination, the Company shall have entered into an agreement providing for an Acquisition Proposal, then the Company shall pay the Parent a fee in the amount of $2,500,000 (the "Termination Fee"), payable upon the same date the Company enters into an agreement providing for an Acquisition Proposal;

             (ii)  this Agreement is terminated by the Parent pursuant to Section 7.1(e), then the Company shall pay the Parent the Termination Fee, payable within one business day after termination by the Parent,

            (iii)  this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall pay the Parent the Termination Fee, payable prior to the date of termination; and

            (iv)  this Agreement is terminated by the Parent pursuant to Section 7.1(g) (other than pursuant to Section 7.1(g)(ii)(A)), then the Company shall pay the Parent the Termination Fee, payable within one business day after termination by the Parent.

          (b)   If this Agreement is terminated pursuant to Section 7.1(i), then the Parent shall assume and pay, or reimburse the Company for, all reasonably documented out-of-pocket fees payable and expenses incurred by the Company (including the fees and expenses of its counsel) in connection with this Agreement (whether before or after the date hereof) and the transactions contemplated hereby that have not been reimbursed to the Company by the Parent pursuant to Section 5.17, up to a maximum of $500,000.

          (c)   Any amounts payable pursuant to Section 7.2(a) or (b) shall be paid by wire transfer of immediately available funds to an account designated by the receiving party for such purpose. The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the parties would not enter into this Agreement. If the Parent or the Company fails to pay promptly any amounts due pursuant to this Section 7.2, such party shall also pay to the other party such other party's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amounts under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Wells Fargo Bank N.A. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate.

          (d)   Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 7.1, the obligations of the parties to consummate the Merger shall expire, and none of the parties shall have any further obligations under this Agreement except pursuant to Sections 5.8, 5.17 and 7.2 and Article 9, which shall survive termination of this Agreement. In the event this Agreement is terminated pursuant to any paragraph of Section 7.1 due to a breach by the Company, the Company shall not be relieved from any liability for such breach or its obligations pursuant to Section 7.2, and the Parent shall have no further obligations under this Agreement except as provided in Sections 5.8, 5.17, and Article 9. Notwithstanding the preceding sentence, the parties agree that the amounts payable upon the occurrence of the events specified in Sections 7.2(a) and (b) shall be the sole and exclusive remedy of the parties upon termination of the Agreement arising from the occurrence of such events; provided, however, that nothing herein shall relieve the Company or the Parent from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE 8.
DEFINED TERMS

        8.1.    Definitions of Certain Terms.     When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified in this Article 8.

          (a)   "Acquisition Proposal" shall mean any inquiry, offer or proposal, or any indication of interest in making any offer or proposal, relating to (i) a possible transaction or series of related transactions pursuant to which any Person acquires 15% or more of the outstanding shares of the Company's capital stock, including without limitation a tender offer or an exchange offer which, if consummated, would result in any Person acquiring 15% or more of the outstanding shares of the Company's capital stock, (ii) a possible merger or other business combination involving the Company pursuant to which any Person acquires securities representing 15% or more of the aggregate voting power of all outstanding securities of the company surviving the merger or business combination, or (iii) any other transaction pursuant to which any Person might acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiary) of the Company having a fair market value equal to 15% or more of the fair value of all of the consolidated assets of the Company immediately prior to such a transaction; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the other transactions contemplated by this Agreement.

          (b)   "Affiliate" shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

          (c)   "Company Intellectual Property" shall mean all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs, used in or necessary to the conduct of the business of the Company and the Company Subsidiaries.

          (d)   "Company Material Adverse Effect" shall mean any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to: (i) have a material adverse effect on the business (including its prospects, regulatory clearances and approvals, current products or products under development), operations, assets, properties, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement; or (iii) have a material adverse effect on the ability of the Surviving Corporation or the Parent to conduct such business following the Effective Time or the ability of the Parent to exercise full rights of ownership of the Company or its assets or business; provided, however, that for purposes of subsection (i) above, an effect, change, event, circumstance or condition shall not constitute a Company Material Adverse Effect to the extent the Company establishes that it primarily and directly results from or is attributable to (A) the effect of the public announcement or pendency of the transactions contemplated by this Agreement on current or prospective customers of the Company or the Company Subsidiaries, (B) changes affecting the dairy, meat, poultry or fish processing or food safety industries generally and without affecting the Company to a materially disproportionate extent, or (C) changes affecting in the United States economy generally and without affecting the Company to a materially disproportionate extent.

          (e)   "Company Option" means any option to purchase shares of Company Common Stock or other equity securities of the Company, including, without limitation, any 2001 Plan Option and any Other Plan Option.

          (f)    "Company Products" shall mean those products produced, manufactured, marketed or distributed at any time by the Company or any Company Subsidiary.

          (g)   "Company Stock Plans" shall mean any stock option plan, restricted stock plan, program or agreement to which the Company or any Company Subsidiary is a party or which is maintained by the Company or any Company Subsidiary and pursuant to which the Company has granted options to purchase shares of Company Common Stock or awards of Company Common Stock.

          (h)   "Company Subsidiary" shall mean each individual subsidiary of the Company.

          (i)    "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated October 3, 2003, between the Company and the Parent.

          (j)    "Contract" means any contract, agreement, consensual obligation, promise or undertaking, whether written or oral and whether express or implied.

          (k)   "Delaware Law" shall mean the General Corporation Law of the State of Delaware and the Delaware Constitution.

          (l)    "DOJ" shall mean the United States Department of Justice.

          (m)  "Encumbrance" shall mean any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

          (n)   "Environmental Laws" shall mean any Law relating to pollution or protection of human or worker health or safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as in effect on the date hereof.

          (o)   "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater.

          (p)   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (q)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          (r)   "FDA" means the United States Food and Drug Administration.

          (s)   "FTC" shall mean the United States Federal Trade Commission.

          (t)    "GAAP" shall mean accounting principles generally accepted in the United States, applied on a consistent basis.

          (u)   "Governmental Entity" shall mean any United States or non-United States federal, national, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

          (v)   "Hazardous Materials" shall mean: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas; (ii) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which as of the date hereof is prohibited, limited or regulated by any Governmental Entity.

          (w)  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder.

          (x)   "Knowledge" shall mean with respect to the Company, the Parent or Merger Sub the knowledge actually possessed, or which, upon the exercise of reasonable due diligence, could be possessed, by any director or executive officer of the Company, the Parent or Merger Sub, as the case may be.

          (y)   "Law" means any constitution, law, ordinance, principle of common law, code, regulation, statute or treaty of any Governmental Entity.

          (z)   "Nasdaq" shall mean the Nasdaq National Stock Market.

          (aa)   "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

          (bb)   "Parent Material Adverse Effect" shall mean any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events,

  circumstances or conditions, is or would reasonably be expected to: (i) have a material adverse effect on the business (including its prospects, current products or products under development), operations, assets, properties, results of operations, or financial condition of the Parent and its subsidiaries, considered as a whole, or (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement; provided, however, that for purposes of subsection (i) above, an effect, change, event, circumstance or condition shall not constitute a Parent Material Adverse Effect to the extent the Parent establishes that it primarily and directly results from or is attributable to (A) the effect of the public announcement or pendency of the transactions contemplated by this Agreement on current or prospective customers of the Parent, (B) changes affecting the dairy, meat, poultry or fish processing or food safety industries generally and without affecting the Parent to a materially disproportionate extent, or (C) changes affecting in the United States economy generally and without affecting the Parent to a materially disproportionate extent.

          (cc)   "Parent Rights" shall mean the rights associated with Parent Common Stock to purchase shares of Series A Junior Participating Preferred Stock of Parent issued pursuant to the Rights Agreement, dated February 24, 1996, as amended on November 5, 2001, between Parent and EquiServe Trust Company, N.A. as Rights Agent.

          (dd)   "Permits" shall mean registrations, franchises, grants, authorizations (including marketing authorizations), licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of the Company or the Company Subsidiaries to manufacture, market, sell or distribute the Company's products or to own, lease and operate its properties or to carry on its business as it is now being conducted.

          (ee)   "Person" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

          (ff)    "Regulated Products" shall mean any governmentally regulated products of the Company or a Company Subsidiary.

          (gg)   "Related Party" shall mean any officer, director or beneficial owner of more than 5% of the outstanding voting securities of the Company or any Company Subsidiary (or any entity of which such person is an officer, director or beneficial owner of more than 5% of such entity's outstanding voting securities).

          (hh)   "SEC" shall mean the Securities and Exchange Commission.

          (ii)     "Securities Act" shall mean the Securities Act of 1933, as amended.

          (jj)     "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal for all of the outstanding shares of the capital stock or all of the voting power of the Company (x) which the Company's Board of Directors determines in good faith to be more favorable to the Company's stockholders than the Merger, after consultation with the Company's legal advisors and its independent financial advisor, taking into account all the terms and conditions of the Acquisition Proposal and this Agreement, and all legal, financial, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company's Board of Directors, including the Termination Fee, (y) for which financing, to the extent required, is then committed and (z) which is reasonably likely to be consummated, within a period of time not materially longer in duration that the period of time reasonably believed to be necessary to consummate the Merger, on the terms set forth.

          (kk)   "USDA" means the United States Department of Agriculture.

        8.2.    Location of Other Defined Terms.     The following additional terms are defined elsewhere in this agreement, as indicated below:

Defined Term	Section
2001 Plan	2.4(a)
401(k) Plan	5.20(e)
Agreement	First Paragraph
Agreements to Facilitate Merger	5.15
Antitrust Laws	5.10(b)
Assumed Options	2.4(a)
Bonus Adjustment Ratio	5.21(b)
Cancelled Shares	2.1(b)
Certificate of Merger	1.3
Certificates	2.3(b)
Class A Preferred Stock	3.3(a)
Class B Preferred Stock	3.3(a)
Closing	1.2
Closing Date	1.2
Code	Third Recital
Common Conversion Ratio	2.1(c)
Company	First Paragraph
Company Affiliated Organization	3.13(a)
Company Common Stock	Second Recital
Company Compensation Plans	3.13(e)
Company Disclosure Schedule	Article 3
Company HSR Expenses	5.17
Company Material Agreements	3.18(b)
Company Pension Plan	3.13(a)
Company Plan	3.13(g)
Company Preferred Stock	3.3(a)
Company SEC Reports	3.4(a)
Company Securities	3.3(a)
Company Stockholder Approval	5.3(a)
Company Stockholders Meeting	5.3(a)
Company Welfare Plan	3.13(d)
Effective Time	1.3
ESOP	5.20(b)
Exchange Agent	2.3(a)
Termination Fee	7.2(a)(i)
Foreign Antitrust Authority	7.1(b)
Merger	Second Recital
Merger Sub	First Paragraph
Merger Sub Common Stock	2.1(a)
NYSE	2.1(c)
Option Cash-Out Amount	2.4(c)
Option Notice	2.4(b)
Other Plan Options	2.4(a)
Other Plans	2.4(a)
Parent	First Paragraph
Parent Average Stock Price	2.1(c)
Parent Common Stock	Second Recital

Parent SEC Reports	4.3(a)
Proxy Statement / Prospectus	3.6
Registration Statement	5.3(b)
Representatives	5.2(a)
Subsidiary Securities	3.3(b)
Surviving Corporation	1.1
Tax	3.17

ARTICLE 9.
GENERAL PROVISIONS

        9.1.    Amendment and Modification.     Subject to applicable Law, this Agreement may be amended, modified, or supplemented only by written agreement of the Parent, Merger Sub and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.2.    Waiver of Compliance; Consents.     Any failure of the Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

        9.3.    Investigation; Survival of Representations and Warranties.     The respective representations and warranties of the Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every representation and warranty contained herein shall be deemed to be conditions to the Merger and shall not survive the Merger. This Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

        9.4.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon electronic confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

          (a)   if to the Parent or Merger Sub, to it at:

      Ecolab Inc.
      370 Wabasha Street North
      St. Paul, Minnesota 55102
      Fax: (651) 225-3380
      Attention: Vice President, Food & Beverage N.A.

      with a copy (which shall not constitute notice) to:

      Ecolab Inc.
      370 Wabasha Street North
      St. Paul, Minnesota 55102
      Fax: (651) 293-2573
      Attention: General Counsel

      and

      Oppenheimer Wolff & Donnelly LLP
      Plaza VII, Suite 3300
      Minneapolis, Minnesota 55402-1609
      Fax: (612) 607-7100
      Attention: Timothy J. Scallen

          (b)   If to the Company, to it at:

      Alcide Corporation
      8651 154th Avenue N.E.
      Redmond, Washington 98052
      Fax: (425) 861-1073
      Attention: Joseph Sasenick

      with a copy (which shall not constitute notice) to:

      Perkins Coie LLP
      1201 Third Avenue, Suite 4800
      Seattle, WA 98101-3099
      Fax: (206) 359-9000
      Attention: James R. Lisbakken

        9.5.    Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

        9.6.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        9.7.    Governing Law.     This Agreement shall be construed in accordance with and governed by the Law of the State of Delaware (without giving effect to choice of Law principles thereof).

        9.8.    Interpretation.     The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

        9.9.    Entire Agreement.     This Agreement, including the annexes, exhibits and schedules hereto, the Company Disclosure Schedule, and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter, including that certain letter agreement between the Parent and the Company, dated January 15, 2004, but excluding that certain Joint Defense Agreement between the Parent and the Company dated March 11, 2004, which shall continue in full force and effect. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein shall constitute an agreement among the parties hereto. Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement.

        9.10.    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except for the provisions of Section 5.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        9.11.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        9.12.    Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ECOLAB INC.
By:	/s/ STEPHEN D. NEWLIN
Name: Stephen D. Newlin Title: President, Industrial
BESSY ACQUISITION INC.
By:	/s/ STEPHEN D. NEWLIN
Name: Stephen D. Newlin Title: Authorized Person
ALCIDE CORPORATION
By:	/s/ JOSEPH A. SASENICK
Name: Joseph A. Sasenick Title: Chairman and Chief Executive Officer

Appendix B

AGREEMENT TO FACILITATE MERGER

        This Agreement to Facilitate Merger (this "Agreement") is made and entered into as of March     , 2004, between Ecolab Inc., a Delaware corporation ("Acquiror"), and the undersigned stockholder ("Stockholder") of Alcide Corporation, a Delaware corporation ("Alcide").

RECITALS

        A.    Concurrently with the execution of this Agreement, Acquiror, Alcide and Bessy Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger (the "Merger") of Merger Sub with and into Alcide. Pursuant to the Merger, each share of common stock, par value $0.01 per share, of Alcide ("Alcide Common Stock") issued and outstanding immediately prior to the effective time of the Merger (other than Cancelled Shares, as defined in the Merger Agreement) will be converted into the right to receive a certain fraction of a share of common stock, par value $1.00 per share, of Acquiror on the basis described in the Merger Agreement.

        B.    Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of Shares as is indicated on the final page of this Agreement.

        C.    As a condition to its willingness to enter into the Merger Agreement, Acquiror has required that Stockholder enter into this Agreement, and Stockholder is willing to enter into this Agreement in order to induce Acquiror to enter into the Merger Agreement.

        NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

        1.    Certain Definitions.     For purposes of this Agreement, the following terms shall have the meanings specified:

          1.1    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          1.2    "Expiration Time" shall mean the earlier to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) of the Merger and (ii) the termination of the Merger Agreement pursuant to Article 7 thereof.

          1.3    "Person" means any individual, corporation, limited liability company, partnership, trust or other entity or governmental authority.

          1.4    "Shares" means: (a) all equity securities of Alcide (including all shares of common stock or preferred stock, and all options, warrants and other rights to acquire shares of common stock or preferred stock) beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional shares of common stock or preferred stock, and all additional options, warrants and other rights to acquire shares of common stock or preferred stock) over which Stockholder acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) during the period from the date of this Agreement through the Expiration Time; provided, however, that such term shall not include any shares of common stock held within Alcide's Employee Stock Ownership Plan (which shares Stockholder may under the Exchange Act be deemed to beneficially own).

          1.5    A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (a) sells, assigns, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of (by gift, operation of law or otherwise) such security or any interest in such security (except that the exercise of an option to purchase Shares by Stockholder shall not be deemed a Transfer); (b) enters into an agreement or commitment providing for the sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of (by operation of law or otherwise) such security or any interest therein; or (c) tenders, or agrees or commits to tender, any Shares in a tender offer, exchange offer, or like transaction.

        2.    Agreement to Retain Shares and Voting Rights.

          2.1    Transfer and Encumbrance.    Stockholder shall not (except as may be specifically required by court order) Transfer any of the Shares or make any offer or agreement relating thereto at any time prior to the Expiration Time; provided, however, that nothing in this Agreement shall restrict Stockholder from (a) exercising any options to acquire shares of Alcide Common Stock, or (b) effecting any Transfer of the Shares (i) by will or applicable laws of descent and distribution or (ii) to any member of the immediate family of Stockholder, or to any trust the beneficial ownership of which is held by Stockholder or any such family member (each a "Permitted Transferee"), so long as such Permitted Transferee agrees in writing, in form and substance reasonably satisfactory to Acquiror, to be bound by the terms of this Agreement to the same extent as Stockholder is bound. Any purported Transfer in violation of this Agreement shall be null and void.

          2.2    Voting Rights.    Stockholder shall not (except as may be specifically required by court order) deposit (or permit the deposit of) any of the Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement at any time prior to the Expiration Time.

        3.    Agreement to Vote Shares.     At every meeting of stockholders of Alcide (or any adjournment thereof) called with respect to any of the following, and on every action or approval by written consent of the stockholders of Alcide with respect to any of the following, Stockholder shall vote the Shares in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger. Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement. Without limiting the generality of the foregoing, Stockholder shall vote against any proposal (other than the Merger Agreement) that could reasonably be expected to (a) result in any change in the directors of Alcide, any change in the present capitalization of Alcide or any amendment to Alcide's Certificate of Incorporation or By-laws; (b) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Alcide under the Merger Agreement; (c) impair in any material respect Alcide's ability to perform its obligations under the Merger Agreement; or (d) otherwise prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

        4.    No Solicitation.     Prior to the Expiration Time, Stockholder shall not as a stockholder (either individually or through any representatives or agents): (a) solicit, initiate, facilitate or encourage (including by way of furnishing information), directly or indirectly, any inquiries regarding, or the submission of, any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (c) enter into any agreement with respect to any proposal for a Takeover Proposal or approve or resolve to approve any proposal for any Acquisition Proposal. Upon execution of this Agreement, Stockholder shall (y) immediately cease any existing activities, discussion or negotiations with any parties conducted prior to such time with respect to any of the foregoing; and (z) promptly (but in all events within twenty-four hours) notify Acquiror of the existence of any proposal, discussion, negotiation, or inquiry received by Stockholder with respect to a potential Acquisition Proposal and communicate the material terms of any such proposal, discussion, negotiation, or inquiry to Acquiror (including provision to Acquiror of any material documents (except for matters covered by an attorney-client privilege) received by Stockholder in connection with such proposal, discussion, negotiation, or inquiry).

        5.    Irrevocable Proxy.     Concurrently with the execution of this Agreement, Stockholder shall deliver to Acquiror a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the extent provided therein, with the total number of shares of outstanding capital stock of Alcide beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder and subject to the Proxy set forth therein.

        6.    Representations, Warranties and Covenants of Stockholder.     Stockholder hereby represents and warrants to Acquiror that Stockholder (a) is the sole record and beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (b) does not beneficially own any shares of capital stock of Alcide other than the Shares; and (c) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

        7.    Additional Documents.     Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the intent of this Agreement.

        8.    Consent and Waiver.     Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party as a stockholder or pursuant to any rights Stockholder may have as a stockholder.

        9.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares, except as otherwise expressly provided herein. All rights, ownership and economic benefits of and relating to the Shares shall remain with, and belong to, Stockholder, and this Agreement shall not be deemed to authorize Acquiror to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Alcide or to direct Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.

        10.    Termination.     This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Time.

        11.    Miscellaneous.

          11.1    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          11.2    Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

          11.3    Amendments and Modification.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          11.4    Specific Performance; Injunctive Relief.    The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation,

  Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity.

          11.5    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Acquiror:	Ecolab Inc. 370 Wabasha Street North St. Paul, Minnesota 55102 Fax: (651) 225-3380 Attention: Vice President F&B, N.A.
with a copy (which shall not constitute notice) to:
Ecolab Inc. 370 Wabasha Street North St. Paul, Minnesota 55102 Fax: (651) 293-2573 Attention: General Counsel
and
Oppenheimer Wolff & Donnelly LLP Plaza VII, Suite 3300 Minneapolis, Minnesota 55402-1609 Fax: (612) 607-7100 Attention: Timothy J. Scallen
If to Stockholder:	To the address for notice set forth on the last page hereof.
with a copy (which shall not constitute notice) to:
Fax: ( ) - Attention:

  or to such other address as any party may have furnished to the other in writing in accordance herewith. Notices shall only be effective upon receipt.

          11.6    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws provision thereof.

          11.7    Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          11.8    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          11.9    Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

          11.10    Fiduciary Duty as Director or Officer.    The parties hereto acknowledge and agree that Stockholder's obligations hereunder are solely in his or her capacity as a stockholder of Alcide, and that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary duty the undersigned or any of his or her respective affiliates may have as a member of the Board of Directors of Alcide or as an executive officer of Alcide or restrict or limit any actions taken by the undersigned in his capacity as a member of the Board of Directors of Alcide or as an executive officer of Alcide; provided that no such duty shall excuse Stockholder from his or her obligations as a stockholder of Alcide to vote Shares as herein provided and to otherwise comply with the terms and conditions of this Agreement.

          11.11    Waiver of Jury Trial.    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 11.11.

  [Remainder of page intentionally left blank. Signature page follows.]

Signature Page
to
Agreement to Facilitate Merger

        IN WITNESS WHEREOF, the parties have caused this Agreement to Facilitate Merger to be duly executed on the date and year first above written.

ECOLAB INC.
By:
Name: Title:
STOCKHOLDER
By:
Name:
Shares beneficially owned as of the date hereof:
shares of Alcide Common Stock
Form of beneficial ownership:

EXHIBIT A

IRREVOCABLE PROXY

        The undersigned stockholder of Alcide Corporation, a Delaware corporation ("Alcide"), hereby irrevocably appoints Stephen Newlin, Lawrence Bell and Douglas Milroy of Ecolab Inc., a Delaware corporation ("Acquiror"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of outstanding capital stock of Alcide beneficially owned by the undersigned as of the date hereof, which shares are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Acquiror, Alcide and Bessy Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Acquiror, shall be terminated in accordance with its terms or the Merger (as defined in the Merger Agreement) is effective, whichever first occurs. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

        This proxy is coupled with an interest and is irrevocable, is granted in order to secure the obligations under the Agreement to Facilitate Merger, dated as of the date hereof, between Acquiror and the undersigned stockholder (the "Agreement to Facilitate Merger"), and is granted in consideration of Acquiror entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Alcide stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger.

        The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreement at every annual, special or adjourned meeting of the stockholders of Alcide and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: March     , 2004

Signature of Stockholder:
Print Name of Stockholder:

Shares beneficially owned as of the date hereof:

                        shares of outstanding common stock, par value $0.01 per share, of Alcide

Appendix C

    •    2029 CENTURY PARK EAST, SUITE 820    •    LOS ANGELES, CA 90067    •    310-284-8008    •    FAX 310-284-8130

DUFF & PHELPS, LLC

March 11, 2004

The Board of Directors
Alcide Corporation
8561 154th Ave. NE
Redmond, WA 98052

Dear Board of Directors:

        The Board of Directors of Alcide Corporation ("Alcide" or the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") as its independent financial advisor to provide an opinion (the "Opinion") as to the fairness to the non-management public holders of the Company's common stock, from a financial point of view, of a contemplated transaction described below (the "Proposed Transaction")(without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder). Previously, Duff & Phelps has not provided financial advisory services to the Company.

Description of the Proposed Transaction

        The Proposed Transaction involves the merger of Alcide with Bessy Acquisition Inc., a wholly owned subsidiary of Ecolab, Inc. ("Ecolab"). All of the Company's outstanding common shares, issued and outstanding prior to the effective time of the merger, would be converted into the right to receive a certain fraction of a share of common stock (the "Common Conversion Ratio") of Ecolab based on a stock price per share for the Company of $21.00. The Common Conversion Ratio would equal the fraction of a share of Ecolab equal to $21.00 divided by the average (rounded to nearest cent) of the daily closing stock price of Ecolab's common stock for the ten consecutive trading days on the New York Stock Exchange ("NYSE") ended on and including the fifth NYSE trading day immediately preceding the close of the Proposed Transaction.

        The Proposed Transaction contemplates the redemption of all of Alcide's preferred stock outstanding and the acceleration and cash-out of the outstanding stock options that have exercise prices below $21.00 (other than options under plans or arrangements that do not permit termination and cash-out, which options will be assumed by Ecolab and replaced with Ecolab options on substantially similar terms.) As a result of the Proposed Transaction, the Company's common shares would no longer be publicly traded. Details of the Proposed Transaction are provided in the Agreement and Plan of Merger of Alcide, Bessy Acquisition Inc., and Ecolab, Inc. (the "Merger Agreement").

Scope of Analysis

        In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

  1.
  Conducted meetings with members of the senior management team of Alcide at their corporate headquarters in Redmond, Washington, as follows:

Joseph A. Sasenick*	Chairman and Chief Executive Officer
John P. Richards	President and Chief Financial Officer
G. Kere Kemp	Executive Vice President and Chief Scientific Officer
James L. Winters*	Vice President and General Manager, Animal Health

*
Telephonic interview

2.
Held discussions with Ms. Jacque Cabe, Managing Partner of KPMG LLP, the Company's auditor;

3.
Reviewed the draft Merger Agreement dated March 8, 2004 and understand and assumed that there will be no changes material to our analysis in the final executed Merger Agreement;

4.
Reviewed Alcide's financial statements and SEC filings, including the annual reports on Form 10-K for the fiscal years ended May 31, 2001, 2002 and 2003 and quarterly reports on Form 10-Q for the periods ended August 31, 2003 and November 30, 2003;

5.
Reviewed the Proxy Statement dated August 29, 2003;

6.
Reviewed management prepared income statement forecasts through May 31, 2008;

7.
Reviewed the exclusivity agreement between Ecolab and Alcide, dated January 15, 2004;

8.
Reviewed the non-qualified and incentive option schedule dated as of November 30, 2003 provided by Alcide management;

9.
Reviewed minutes of the Board of Directors from July 22, 1999 through February 27, 2004;

10.
Analyzed the terms of the Company's Class A Preferred Stock and Redeemable Class B Preferred Stock;

11.
Analyzed the historical trading price and trading volume of Alcide's common stock;

12.
Reviewed other operating and financial information provided by Alcide management; and

13.
Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

        Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company's solvency or of any specific assets or liabilities (contingent or otherwise). In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Ecolab shares after completion of the Proposed Transaction. Duff & Phelps also has made no independent investigation of any legal matters involving the Company and has relied upon all legal advice given to the Board of Directors by its counsel. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

        In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information, and (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps' Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. Neither Company management nor its Board of Directors placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

        In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement.

        The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes. In particular, we did not conduct a market test of any kind to determine whether or not a better price could have been obtained, nor did we have any role in the solicitation of offers or the negotiation process with Ecolab.

        To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

        Duff & Phelps has prepared this Opinion effective as of March 11, 2004. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any material fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

        This letter should not be construed as creating any fiduciary duty on Duff & Phelps' part to any party.

        It is understood that this Opinion is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the Proposed Transaction and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. This Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. Instead, it merely states whether the price in the Proposed Transaction is within a range suggested by certain financial analysis. The decision as to whether to proceed with the

Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

        Notwithstanding anything to the contrary contained herein or in any other agreement between the parties hereto, both Duff & Phelps and the Company (and each of their employees, representatives or other agents) may disclose to any and all persons, entities and governmental bodies, without limitation of any kind, the "tax treatment" and "tax structure" (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein.

Conclusion

        Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to the non-management public holders of the Company's common stock, from a financial point of view, (without giving effect to any impacts of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Respectfully submitted,

/s/Duff & Phelps, LLC
 DUFF & PHELPS, LLC

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine that, despite the adjudication of liability, the person is fairly and reasonably entitled to indemnity for the expenses which the court shall deem proper.

        Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by the person in any such capacity or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act.

        Article V of Ecolab's By-Laws provides for indemnification of Ecolab's officers and directors to the full extent allowed by Delaware law.

        In addition, Article IV of Ecolab's Restated Certificate of Incorporation provides that Ecolab's directors do not have personal liability to Ecolab or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (1) for a breach of the duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (3) for willful or negligent violations of certain provisions under the General Corporation Law of Delaware imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (4) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, under Article IV, directors do not have any personal liability to Ecolab or its stockholders for any violation of their fiduciary duty.

        Ecolab has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the General Corporation Law of Delaware and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of Ecolab.

        Ecolab has entered into indemnification agreements with each of its directors. These indemnification agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorneys' fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that the director is or was a director, officer, employee, trustee, agent or fiduciary of Ecolab or is or was serving at the request of Ecolab as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity. The indemnification agreements further provide that Ecolab has the burden of proving that a director is not entitled to indemnification in any particular case.

        The foregoing represents a summary of the general effect of the General Corporation Law of Delaware, Ecolab's By-Laws and Restated Certificate of Incorporation, Ecolab's directors and officers liability insurance coverage and the indemnification agreements for purposes of general description only.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits

2.1	Agreement and Plan of Merger, dated as of March 11, 2004, by and among Ecolab Inc, Bessy Acquisition Inc. and Alcide Corporation, excluding exhibits and schedules thereto (incorporated by reference to Appendix A to the proxy statement/prospectus in this Registration Statement).
3.1	Restated Certificate of Incorporation of Ecolab Inc.-Incorporated by reference to Exhibit (3)B of Ecolab's Current Report on Form 8-K dated May 9, 2003.
3.2	By-Laws, as amended through February 18, 1999, of Ecolab Inc.-Incorporated by reference to Exhibit (3)B of Ecolab's Form 10-K dated May 9, 2003.
4.1
The instruments defining the rights of holders of long-term debt securities of Ecolab Inc. and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A) of Regulation S-K. Ecolab Inc. hereby agrees to furnish copies of such instruments to the SEC upon request.
5.1	Opinion of Lawrence T. Bell, Senior Vice President, General Counsel and Secretary to Ecolab Inc., as to the legality of the securities being registered.
8.1	Form of Opinion of Perkins Coie LLP as to certain tax matters.
23.1	Consent of Lawrence T. Bell (included in Exhibit 5.1).
23.2	Consent of Perkins Coie LLP (included in Exhibit 8.1).
23.4	Consent of PricewaterhouseCoopers LLP.
23.5	Consent of KPMG LLP.
23.6	Consent of Duff & Phelps LLP.

24.1	Power of Attorney of Ecolab Board of Directors.
99.1	Form of Proxy Card for soliciting the proxy of Alcide stockholders.
99.2	Form of Agreement to Facilitate Merger (incorporated by reference to Appendix B to the proxy statement/prospectus in this Registration Statement).
99.3	Opinion of Duff & Phelps (incorporated by reference to Appendix C to the proxy statement/prospectus in this Registration Statement).
(b)
Financial Statement Schedules—None

Item 22. Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (3)   That every prospectus: (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (6)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on April 26, 2004.

ECOLAB INC.
By:	/s/ ALLAN L. SCHUMAN Allan L. Schuman, Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALLAN L. SCHUMAN Allan L. Schuman	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2004
/s/ STEVEN L. FRITZE Steven L. Fritze	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 26, 2004
/s/ DANIEL J. SCHMECHEL Daniel J. Schmechel	Vice President and Controller (Principal Accounting Officer)	April 26, 2004
/s/ LAWRENCE T. BELL Lawrence T. Bell	Directors	April 26, 2004

as attorney-in-fact for:
Douglas M. Baker, Jr., Les S. Biller, Richard U. De Schutter, Stefan Hamelmann, Jerry A. Grundhofer, James J. Howard, William L. Jews, Joel W. Johnson, Jochen Krautter, Jerry W. Levin, Ulrich Lehner, Robert L. Lumpkins and Beth M. Pritchard

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of March 11, 2004, by and among Ecolab Inc, Bessy Acquisition Inc. and Alcide Corporation, excluding exhibits and schedules thereto.	See Appendix A to Part I of this Registration Statement.
3.1	Restated Certificate of Incorporation of Ecolab Inc.	Incorporated by reference to Exhibit (3)B of Ecolab's Current Report on Form 8-K dated May 9, 2003.
3.2	By-Laws, as amended through February 18, 1999, of Ecolab Inc.	Incorporated by reference to Exhibit (3)B of Ecolab's Form 10-K dated May 9, 2003.
4.1	The instruments defining the rights of holders of long-term debt securities of Ecolab Inc. and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A) of Regulation S-K. Ecolab Inc. hereby agrees to furnish copies of such instruments to the SEC upon request.	—
5.1	Opinion of Lawrence T. Bell, Senior Vice President, General Counsel and Secretary to Ecolab Inc., as to the legality of the securities being registered.	Filed herewith electronically.
8.1	Form of Opinion of Perkins Coie LLP as to certain tax matters.	Filed herewith electronically.
23.1	Consent of Lawrence T. Bell.	See Exhibit 5.1.
23.2	Consent of Perkins Coie LLP.	See Exhibit 8.1.
23.4	Consent of PricewaterhouseCoopers LLP.	Filed herewith electronically.
23.5	Consent of KPMG LLP.	Filed herewith electronically.
23.6	Consent of Duff & Phelps LLP.	Filed herewith electronically.
24.1	Power of Attorney of Ecolab Board of Directors.	Filed herewith electronically.
99.1	Form of Proxy Card for soliciting the proxy of Alcide stockholders.	Filed herewith electronically.
99.2	Form of Agreement to Facilitate Merger.	See Appendix B to Part I of this Registration Statement.
99.3	Opinion of Duff & Phelps (incorporated by reference to Appendix C to the proxy statement/prospectus in this Registration Statement).	See Appendix C to Part I of this Registration Statement.